     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 1999

                                                 REGISTRATION NO. 333-
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                       INTEGRATED DEVICE TECHNOLOGY, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               3674                              94-2669985
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)              IDENTIFICATION NO.)

                                2975 STENDER WAY
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 727-6116
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 ALAN F. KROCK
                    VICE PRESIDENT, CHIEF FINANCIAL OFFICER
                                2975 STENDER WAY
                         SANTA CLARA, CALIFORNIA 95054
                                 (408) 727-6116
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:


              DENNIS R. DEBROECK, ESQ.                              STEVEN J. TONSFELDT, ESQ.
              ROBERT A. FREEDMAN, ESQ.                                 DAVID C. LEE, ESQ.
              JEFFERY L. DONOVAN, ESQ.                                CARL L. SPATARO, ESQ.
                CRAIG A. MENDEN, ESQ.                                  JAMES D. FAY, ESQ.
              R. GREGORY ROUSSEL, ESQ.                                  VENTURE LAW GROUP
                 FENWICK & WEST LLP                                    2800 SAND HILL ROAD
                TWO PALO ALTO SQUARE                              MENLO PARK, CALIFORNIA 94025
             PALO ALTO, CALIFORNIA 94306                                 (650) 854-4488
                   (650) 494-0600


     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF THE SECURITIES TO THE
                                    PUBLIC:
               Upon consummation of the merger described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]


                        CALCULATION OF REGISTRATION FEE



-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
                                                                PROPOSED MAXIMUM        PROPOSED MAXIMUM
TITLE OF EACH CLASS OF SECURITIES         AMOUNT TO BE           OFFERING PRICE        AGGREGATE OFFERING    AMOUNT OF REGISTRATION
TO BE REGISTERED                         REGISTERED(1)             PER SHARE                PRICE(2)                 FEE(3)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par
  value(4).........................        6,251,968             not applicable           $31,009,759                $8,621
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------


(1) The number of shares of common stock, par value $0.001 per share, of Integrated Device Technology, Inc., to be registered has been determined based upon the product of (i) up to 9,093,771 shares of common stock of Quality Semiconductor, Inc., par value $0.001 per share, outstanding or subject to options to purchase QSI common stock as of March 19, 1999 and
    (ii) an exchange ratio of 0.6875 shares of IDT common stock per share of QSI common stock as provided for in the merger agreement.


(2) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457(f)(1) of the Securities Act of 1933. Pursuant to Rule 457(f)(1), the maximum aggregate offering price is the product of (i) $3.41, representing the average of the high and low sales price of QSI common stock as reported on the Nasdaq National Market on March 19, 1999, and (ii) up to 9,093,771 shares of QSI common stock to be acquired by IDT or subject to options to purchase shares of QSI common stock to be assumed by IDT pursuant to the merger agreement.


(3) Calculated in accordance with Section 6(b) of the Securities Act and Rule 457(f)(1) promulgated thereunder. The amount of the registration fee includes $5,939 previously paid pursuant to Section 14(g) of the Securities Exchange Act of 1934 in connection with the filing by QSI of a Preliminary Proxy Statement/Prospectus on December 3, 1998.

(4) Associated with the IDT common stock are preferred stock purchase rights which will not be exercisable or be evidenced separately from the common stock prior to the occurrence of certain events.
                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                            SCHEDULE 14A INFORMATION

                  PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
             THE SECURITIES EXCHANGE ACT OF 1934 (AMENDMENT NO. 3)

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:




[X]  Preliminary Proxy Statement               [X]  Confidential, for Use of the Commission
                                               Only
                                                   (as permitted by Rule 14a-6(e)(2))


[ ]  Definitive Proxy Statement


[ ]  Definitive Additional Materials


[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                          QUALITY SEMICONDUCTOR, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------

    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.


[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11


     (1)  Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5)  Total fee paid:

--------------------------------------------------------------------------------

[X]  Fee paid previously with preliminary materials.


[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.


     (1)  Amount Previously Paid:

--------------------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3)  Filing Party:

--------------------------------------------------------------------------------

     (4)  Date Filed:

--------------------------------------------------------------------------------

                                     [LOGO]

                          QUALITY SEMICONDUCTOR, INC.

                                                                  March   , 1999

Dear Shareholder:


     You are cordially invited to attend a special meeting of the shareholders of Quality Semiconductor, Inc., a California corporation, to be held at 11:00 a.m. local time, on April 30, 1999, at the offices of QSI at 851 Martin Avenue, Santa Clara, California 95050. At the special meeting, you will be asked to vote on a proposal to approve the Agreement and Plan of Merger, dated November 1, 1998, between QSI and Integrated Device Technology, Inc., a Delaware corporation, and a subsidiary of IDT.


     As a result of the merger, each outstanding share of QSI common stock will be converted into shares of IDT common stock at an exchange ratio of 0.6875. In addition, each outstanding option to purchase QSI common stock will be deemed to constitute the right to acquire, on the same terms and conditions, a number of shares of IDT common stock at a price based on the exchange ratio.


     Assuming the same exchange ratio and based on the capitalization of IDT and QSI on March 19, 1999, the shares of IDT common stock to be issued in the merger would represent approximately 6.2% of the shares of IDT common stock outstanding following the merger. IDT's common stock trades on the Nasdaq Stock Market under the symbol "IDTI." QSI's common stock trades on the Nasdaq Stock Market under the symbol "QUAL."


     YOUR BOARD HAS UNANIMOUSLY APPROVED THE TERMS OF THE MERGER AGREEMENT AND HAS DETERMINED THAT THE MERGER IS IN THE BEST INTERESTS OF QSI AND ITS SHAREHOLDERS. AFTER CAREFUL CONSIDERATION, THE BOARD UNANIMOUSLY RECOMMENDS A VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

                                          On behalf of the board of directors,

                                          R. Paul Gupta
                                          President and Chief Executive Officer

      THE MERGER INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 12.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE IDT COMMON STOCK TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE DATE OF THIS PROXY STATEMENT/PROSPECTUS IS MARCH   , 1999 AND IS FIRST BEING
               MAILED TO SHAREHOLDERS ON OR ABOUT MARCH   , 1999.

                          QUALITY SEMICONDUCTOR, INC.

                            ------------------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           TO BE HELD APRIL 30, 1999

To the Shareholders of Quality Semiconductor, Inc.:


     NOTICE IS HEREBY GIVEN that a special meeting of the shareholders of Quality Semiconductor, Inc., a California corporation, will be held at 11:00 a.m. local time, on April 30, 1999, at the offices of QSI at 851 Martin Avenue, Santa Clara, California 95050, to vote upon the following proposals:


          1. To approve the Agreement and Plan of Merger, dated November 1, 1998, between QSI and Integrated Device Technology, Inc., a Delaware corporation, and to approve the merger of IDT and QSI under the merger agreement. Each outstanding share of QSI common stock will be converted into the right to receive 0.6875 shares of IDT common stock and each outstanding option to purchase QSI common stock will be deemed the right to acquire, on the same terms and conditions, shares of IDT common stock at a price based on the exchange ratio.

          2. To transact such other business as may properly come before the special meeting or at any postponements or adjournments of the special meeting.

     The board of directors has fixed the close of business on March 23, 1999, as the record date for the determination of the holders of QSI common stock entitled to notice of, and to vote at, the special meeting. The affirmative vote of a majority of the shares of QSI common stock is necessary to approve proposal 1.

     Details of the proposed merger and other important information concerning IDT and QSI are more fully described in the accompanying proxy statement/prospectus. Please give this material your careful attention.

     ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE SPECIAL MEETING. TO ENSURE YOUR REPRESENTATION AT THE SPECIAL MEETING, HOWEVER, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE. A POSTAGE-PAID ENVELOPE IS ENCLOSED FOR THAT PURPOSE. ANY SHAREHOLDER ATTENDING THE SPECIAL MEETING MAY VOTE IN PERSON EVEN IF THAT SHAREHOLDER HAS RETURNED A PROXY.

                                          By order of the board of directors,

                                          Stephen H. Vonderach
                                          Secretary

Santa Clara, California
March   , 1999

                               TABLE OF CONTENTS


                                                              PAGE
                                                              ----
QUESTIONS AND ANSWERS ABOUT THE MERGER......................    1
SUMMARY.....................................................    3
  What the Companies Do.....................................    3
  The QSI Special Meeting to Consider Approval of the
     Merger.................................................    3
  Dissenters' Rights........................................    4
  QSI's Reasons for the Merger..............................    4
  IDT's Reasons for the Merger..............................    4
  Opinion of Financial Advisor as to the Fairness of the
     Exchange Ratio.........................................    4
  Federal Income Tax Treatment..............................    5
  Markets and Market Prices.................................    5
  Regulatory Approvals Required Before the Merger Can Be
     Completed..............................................    5
  Accounting Treatment of the Merger........................    5
  Interests of Certain Persons in the Merger................    5
  Terms of the Merger.......................................    6
SELECTED HISTORICAL AND SELECTED PRO FORMA FINANCIAL
  INFORMATION...............................................    7
COMPARATIVE PER SHARE DATA..................................    9
COMPARATIVE PER SHARE MARKET DATA...........................   11
RISK FACTORS................................................   12
  Risks Related to the Merger...............................   12
  Risks Related to IDT......................................   14
  Risks Related to QSI......................................   21
FORWARD-LOOKING STATEMENTS..................................   28
WHERE YOU CAN FIND MORE INFORMATION.........................   29
THE QSI SPECIAL MEETING.....................................   31
  Date, Time and Place of Meeting...........................   31
  Purpose of the Special Meeting............................   31
  Record Date; Voting Rights; Proxies.......................   31
  Solicitation of Proxies...................................   31
  Quorum....................................................   32
  Required Vote.............................................   32
APPROVAL OF THE MERGER AND RELATED TRANSACTIONS.............   33
  Background of the Merger..................................   33
  QSI's Reasons for the Merger..............................   37
  IDT's Reasons for the Merger..............................   39
  Opinion of QSI's Financial Advisor........................   40
  Material Federal Income Tax Considerations................   45
  Regulatory Matters........................................   47
  Accounting Treatment......................................   47
  Dissenters' Rights........................................   48
TERMS OF THE MERGER.........................................   50
  General...................................................   50
  Effective Time; Closing Date..............................   50
  Corporate Matters.........................................   50
  Merger Consideration......................................   50
  Conversion of Shares; Procedures for Exchange of Stock
     Certificates...........................................   51
  Termination of QSI Employee Stock Purchase Plan...........   52

                                                              PAGE
                                                              ----
  Representations and Warranties............................   52
  No Negotiation or Solicitation............................   53
  Additional Covenants......................................   54
  Indemnification and Insurance.............................   56
  Conditions to the Merger..................................   56
  Termination; Termination Fee..............................   59
  Expenses..................................................   62
  Affiliate Agreements......................................   62
INTERESTS OF CERTAIN PERSONS................................   63
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS...  64
SHARES USED IN PRO FORMA PER SHARE CALCULATIONS.............   69
SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT
  OF QSI....................................................   70
COMPARISON OF CAPITAL STOCK.................................   72
COMPARISON OF RIGHTS OF HOLDERS OF IDT COMMON STOCK AND
  HOLDERS OF QSI COMMON STOCK...............................   75
MARKET PRICE OF AND DIVIDENDS ON IDT COMMON STOCK AND QSI
  COMMON STOCK..............................................   85
EXPERTS.....................................................   86
LEGAL MATTERS...............................................   86


APPENDICES

A -- Agreement and Plan of Merger


B -- Opinion of Needham & Company, Inc.


C -- Chapter 13 of the California Corporations Code

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q: WHY IS QSI PROPOSING THE MERGER? HOW WILL I BENEFIT?

A: The board of directors of QSI believes that the merger is in the best interest of QSI's shareholders because the combined company will be more competitive in the market and enhance the future value of the shares held by QSI's shareholders.

Q: WHAT DO I NEED TO DO NOW?


A: Please mail your signed proxy card in the enclosed return envelope as soon as possible, so that your shares may be represented at the special meeting. In addition, you may attend the special meeting in person, rather than signing and mailing your proxy card.


Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY
   SHARES FOR ME?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares, following the directions provided by your broker. Without instructions, your shares will not be voted.

Q: SHOULD I SEND IN MY STOCK CERTIFICATES NOW?

A: No. If the merger is completed, we will send QSI shareholders written instructions for exchanging their share certificates. IDT stockholders will keep their certificates.

Q: WHAT WILL I RECEIVE IN THE MERGER?


A: If the merger is completed, QSI shareholders will have the right to receive
   0.6875 shares of IDT common stock in exchange for each share of QSI common stock they own.


  Example:

 If you currently own 10,000 shares of QSI common stock, then after the merger you will receive 6,875 shares of IDT common stock. The value of the IDT common stock that you will receive depends on the price of IDT common stock immediately after the merger.

  IDT will not issue fractional shares. Instead, you will receive cash for any fractional shares of IDT common stock owed to you based on a price of $6.4625 per share of IDT common stock.

Q: DOES IDT PAY DIVIDENDS?

A: Like QSI, IDT does not pay dividends. IDT's board does not currently anticipate paying cash dividends in the future.


Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?


A: We are working toward completing the merger as quickly as possible. In addition to QSI shareholder approval, QSI and IDT must also obtain regulatory approvals. We hope to complete the merger by May 4, 1999.

Q: WHAT IF I ALSO OWN SHARES OF IDT COMMON STOCK?

A: IDT common stock will not be affected by the merger. If you currently own shares of IDT common stock, you will continue to own those shares after the merger.

Q: WHOM SHOULD I CALL WITH QUESTIONS?

A: If you have any questions about the merger, please call Stephen H. Vonderach at (408) 450-8004.

ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE MERGER FOR QSI EMPLOYEES

Q: WHAT WILL HAPPEN TO EMPLOYEE STOCK OPTIONS HELD BY QSI EMPLOYEES?

A: The outstanding options will convert into options for IDT common stock, at the same 0.6875 exchange ratio that applies to QSI common stock. Thus, for each share of QSI common stock on which you have an option, you will receive an option to purchase 0.6875 shares of IDT common stock. In addition, the exercise price per share will be adjusted by dividing the current exercise price by 0.6875.

Example:

  An option to purchase 10,000 shares of QSI common stock at an exercise price of $10.00 per share will convert to an option to purchase 6,875 shares of IDT common stock (10,000 x 0.6875) at an exercise price of $14.55 per share ($10.00/0.6875).

Q: MAY I EXERCISE STOCK OPTIONS AND SELL QSI COMMON STOCK BETWEEN NOW AND THE
   COMPLETION OF THE MERGER?

A: Yes, subject to the timing limitations included in the QSI insider trading policy and the additional limitations on trading by persons defined as QSI "affiliates."

Q: WHAT WILL HAPPEN TO QSI'S 1993 EMPLOYEE STOCK PURCHASE PLAN?

A: The 1993 Purchase Plan will be terminated upon completion of the merger. The participation period then in process will end. The funds that are accumulated through your payroll deductions up until that time will be applied to purchase shares of QSI common stock. Those shares of QSI common stock will then be exchanged in the merger for IDT common stock.

Q: HOW MANY SHARES OF IDT COMMON STOCK WILL QSI'S SHAREHOLDERS OWN AFTER THE
   MERGER?


A: QSI's shareholders will own approximately 5,197,623 shares of IDT common stock after the merger, representing approximately 6.2% of IDT's total shares outstanding.

                                    SUMMARY

     Following is a summary of the information contained elsewhere in this document. You should read all of this document and the appendices because the summary does not contain a complete description of the merger agreement or the merger.

WHAT THE COMPANIES DO

    Integrated Device Technology, Inc.
    2975 Stender Way
    Santa Clara, California 95054
    (408) 727-6116
    Nasdaq stock symbol: IDTI


     IDT provides semiconductor solutions to system designers in communications and computing. IDT's product mix consists of communications memories, networking devices, both RISC and x86 microprocessors, high-speed static random access memory circuits and high-performance logic. IDT employs approximately 4,600 people worldwide and has manufacturing facilities in California, Oregon, the Philippines and Malaysia.


    Quality Semiconductor, Inc.
    851 Martin Avenue
    Santa Clara, California 95050
    (408) 450-8000
    Nasdaq stock symbol: QUAL

     QSI designs, develops and markets high-performance logic and networking semiconductor products. QSI targets systems manufacturers principally in the networking, personal computer and workstation markets. QSI's products include high-speed, low-noise interface logic devices, high-speed, low-resistance bus switches, low-skew clock management products, analog switch devices and advanced integrated circuits for fast ethernet networking applications. QSI employs approximately 190 people worldwide with manufacturing and product design facilities located in Sydney, Australia.


THE QSI SPECIAL MEETING TO CONSIDER APPROVAL OF THE MERGER (PAGE 31)


Record Date and Vote Required


     If you held QSI common stock at the close of business on March 23, 1999, you are entitled to vote at the special meeting. On that day, there were 7,560,180 shares of QSI common stock outstanding. You are entitled to one vote for each outstanding share of QSI common stock you held on that date. Approval of the merger requires the affirmative vote of at least a majority of the shares of QSI common stock outstanding on that date. QSI officers and directors and their affiliates held approximately 10.6% of the outstanding QSI common stock on that date.


QSI Board's Recommendation to the Shareholders

     THE QSI BOARD OF DIRECTORS UNANIMOUSLY BELIEVES THE MERGER IS FAIR TO YOU AND IN THE BEST INTERESTS OF QSI AND ITS SHAREHOLDERS AND HAS APPROVED AND ADOPTED THE MERGER AGREEMENT AND APPROVED THE MERGER. THE BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSAL TO APPROVE THE MERGER.

DISSENTERS' RIGHTS (PAGE 48)


     Under California law you have dissenters' right of appraisal in the merger if you vote against the merger and follow certain procedures provided by law. Please note that a signed proxy which does not indicate a vote will be voted for the proposal. Your dissenters' right of appraisal is governed by specific legal provisions contained in Chapter 13 of the California Corporations Code. A summary of some of the provisions of Chapter 13 pertaining to the rights of dissenting shareholders in the merger is included in this document in the section entitled "Approval of the Merger and Related Transactions -- Dissenters' Rights." The complete text of Chapter 13 is set forth as Appendix C to this document.


QSI'S REASONS FOR THE MERGER (PAGE 37)


     QSI's management believes that the merger will benefit QSI for a number of reasons, including:

     - the opportunity for shareholders to reduce their exposure to risks inherent in QSI's reliance on a limited number of products, and the difficulties in competing against larger companies with more diversified product lines and greater financial resources;

     - the opportunity to take advantage of IDT's greater financial and marketing resources to reduce the risks associated with developing a new generation of networking products;

     - the opportunity for QSI to gain greater market strength by combining with a larger company;

     - the opportunity of QSI to utilize the resources of the combined companies to develop additional products and new applications for existing products; and

     - the opportunity for QSI to market its products through IDT's channels and sell its products with IDT's products.


IDT'S REASONS FOR THE MERGER (PAGE 39)


     IDT's management believes that the merger will benefit IDT for a number of reasons, including:

     - the opportunity to enhance IDT's product portfolio with the addition of QSI's product line;

     - the potential to take advantage of IDT's underutilized manufacturing capacity and capabilities;

     - to enhance IDT's ability to compete for preferred supplier positions with major customers due to broader product offerings; and

     - the addition of stable, capable design teams, which will augment IDT's ability to deliver new products to the marketplace.


OPINION OF FINANCIAL ADVISOR AS TO THE FAIRNESS OF THE EXCHANGE RATIO (PAGE 40)


     In deciding to approve the merger, the QSI board considered the opinion of its financial advisor, Needham & Company, Inc., as to the fairness of the exchange ratio from a financial point of view. The fairness opinion is attached as Appendix B to this document. WE ENCOURAGE YOU TO READ THE OPINION CAREFULLY.

FEDERAL INCOME TAX TREATMENT (PAGE 45)


     IDT and QSI must each receive opinions from their outside legal counsels that the merger constitutes a "reorganization" for federal income tax purposes. If the merger is a "reorganization," no gain or loss will generally be recognized by you upon your receipt of IDT common stock in the merger in exchange for your outstanding shares of QSI common stock. However, you will need to pay tax on cash received for fractional shares.

     TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU WILL DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR TAX ADVISORS FOR A FULL UNDERSTANDING OF THE TAX CONSEQUENCES OF THE MERGER TO YOU.


MARKETS AND MARKET PRICES (PAGE 85)


     To help you in your analysis of the merger, the following table shows the closing prices per share of the IDT and QSI stock on October 30, 1998 and March 19, 1999:

                                                           IDT      QSI
                                                          ------   ------
October 30, 1998, the last trading day before the
  announcement of the merger............................  $6.938   $2.938
March 19, 1999..........................................  $5.438   $3.375

     After the merger, IDT common stock will continue to be traded on the Nasdaq National Market under the symbol "IDTI" and QSI common stock will no longer be traded on the Nasdaq National Market or on any other exchange. The stock prices of both IDT and QSI can fluctuate broadly, even over short periods of time. It is impossible to predict the actual price of IDT or QSI common stock prior to the effective time of the merger or at any other time.


REGULATORY APPROVALS REQUIRED BEFORE THE MERGER CAN BE COMPLETED (PAGE 47)


     We are prohibited by U.S. antitrust laws from completing the merger until after we have furnished certain information and materials to the Antitrust Division of the Department of Justice and the Federal Trade Commission and a required waiting period has ended. Both IDT and QSI have filed the required notification and report forms. The waiting period ended on January 5, 1999. However, the Department of Justice and the Federal Trade Commission continue to have the authority to challenge the merger on antitrust grounds before or after the merger is complete. The merger must also satisfy the requirements of federal and certain state securities laws.

     We cannot predict whether we will obtain all required regulatory approvals for the merger, or whether any approvals will include conditions that would be detrimental to QSI or IDT.


ACCOUNTING TREATMENT OF THE MERGER (PAGE 47)


     The merger is intended to qualify as a pooling of interests, which means that we will treat our companies as if they had always been combined for accounting and financial reporting purposes in accordance with generally accepted accounting principles.


INTERESTS OF CERTAIN PERSONS IN THE MERGER (PAGE 63)


     You should note that certain directors, executive officers and key employees of QSI have interests in the merger that are different from, or in addition to, your interests as a shareholder. For instance, the directors, President, Vice Presidents and certain employees will receive benefits under pre-existing "change in control" agreements. These agreements provide for the acceleration of vesting of some of the options held by such persons, as well as certain severance payments which could be paid if the officers or key employees are terminated following the consummation of the merger. The value that each member of QSI's management may receive for the accelerated vesting of options under the change in control agreements, if the merger is consummated, is summarized in the table on page 63, and may be as high as $37,200 based upon an expected effective time of May 4, 1999 and the closing price of IDT common stock on March 19, 1999.



TERMS OF THE MERGER (PAGE 50)



When the merger will become effective (page 50)


     The merger will become effective upon the filing of an agreement of merger with the Secretary of State of the State of California. We currently anticipate that the merger will become effective on or about May 4, 1999.


Conversion of your common stock and assumption of options (page 50)


     Each share of QSI common stock issued and outstanding immediately prior to the effective time of the merger will be canceled and extinguished and automatically converted into 0.6875 of a share of IDT common stock. In addition, you will also receive a check for a small amount of cash instead of any fractional number of shares you might otherwise receive. At the effective time, each outstanding option to purchase shares of QSI common stock will be assumed by IDT and will become options exercisable for shares of IDT common stock with appropriate adjustments to be made to the number of shares issuable and the per share exercise price based on the exchange ratio. Shortly after the merger, IDT will file a registration statement on Form S-8 for the shares of IDT common stock issuable under the QSI options it assumes.


How to exchange your stock certificates (page 51)


     Promptly after the effective time, the transfer agent for IDT will mail to you a letter of transmittal and instructions for use in surrendering certificates of QSI common stock so they may be exchanged for certificates of IDT common stock. PLEASE DO NOT SURRENDER YOUR CERTIFICATES UNTIL YOU RECEIVE THE LETTER OF TRANSMITTAL FROM THE TRANSFER AGENT.


QSI cannot solicit another possible acquirer (page 53)


     QSI has agreed not to solicit or participate in any discussions with any person about a proposed acquisition of QSI other than by IDT. However, if the QSI board of directors determines in good faith, after consultation with outside legal counsel, that the board's fiduciary duties require it to do so, QSI may participate in discussions or negotiations with any person who has delivered to QSI a written unsolicited acquisition proposal which the QSI board of directors believes would be more favorable to QSI shareholders.


QSI may have to pay a termination fee to IDT (page 59)


     QSI has agreed to pay IDT a termination fee of $1,500,000 upon the occurrence of certain events which terminate the merger agreement.

        SELECTED HISTORICAL AND SELECTED PRO FORMA FINANCIAL INFORMATION

     We have derived the following selected historical annual financial information of IDT and QSI from their audited historical consolidated financial statements. You should read these in conjunction with such consolidated financial statements and the notes to the financial statements. We have incorporated by reference some of these financial statements and notes from periodic reports currently on file with the Commission. We have derived the selected historical consolidated financial information for the nine months ended December 28, 1997 and December 27, 1998 and as of December 27, 1998 for IDT from the unaudited financial statements of IDT, which in the opinion of IDT management reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this unaudited interim financial information. We have derived the selected historical consolidated financial information for the three months ended December 31, 1998 for QSI from the unaudited financial statements of QSI, which in the opinion of QSI management reflect all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of this unaudited interim financial information. We have derived the selected unaudited pro forma combined financial information of IDT and QSI from the unaudited pro forma condensed combined financial statements included in this document, which give effect to the merger as a pooling of interests, and you should read these in conjunction with the unaudited pro forma statements and the relevant notes.

     We present these unaudited pro forma financial information for illustrative purposes only. They are not necessarily indicative of the operating results or financial position that would have occurred if the merger had been consummated. In addition, they do not necessarily represent or predict future operating results or the financial position of the combined companies.

                 IDT SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)


                                                               FISCAL YEAR ENDED                           NINE MONTHS ENDED
                                            -------------------------------------------------------   ---------------------------
                                            APRIL 3,   APRIL 2,   MARCH 31,   MARCH 30,   MARCH 29,   DECEMBER 28,   DECEMBER 27,
                                              1994       1995       1996        1997        1998          1997           1998
                                            --------   --------   ---------   ---------   ---------   ------------   ------------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues..................................  $330,462   $422,190   $679,497    $537,213    $587,136      $436,915      $ 400,812
Operating income (loss)...................    52,269     99,515    163,733     (65,910)     12,868        10,048       (254,648)
Income (loss) before extraordinary item...    40,165     78,302    118,249     (42,272)      8,247         6,873       (291,619)
Net income (loss).........................    40,165     78,302    120,170     (42,272)      8,247         6,873       (291,619)
Income (loss) before extraordinary item
  per share:
  Basic...................................  $   0.66   $   1.12   $   1.54    $  (0.54)   $   0.10      $   0.09      $   (3.55)
  Diluted.................................  $   0.61   $   1.05   $   1.42    $  (0.54)   $   0.10      $   0.08      $   (3.55)
Net income (loss) per share:
  Basic...................................  $   0.66   $   1.12   $   1.56    $  (0.54)   $   0.10      $   0.09      $   (3.55)
  Diluted.................................  $   0.61   $   1.05   $   1.44    $  (0.54)   $   0.10      $   0.08      $   (3.55)
Shares used in per share calculation:
  Basic...................................    60,832     69,684     77,026      78,454      80,359        80,119         82,149
  Diluted.................................    66,232     74,765     87,753      78,454      84,022        83,614         82,149


                                            APRIL 3,   APRIL 2,   MARCH 31,   MARCH 30,   MARCH 29,                  DECEMBER 27,
                                              1994       1995       1996        1997        1998                         1998
                                            --------   --------   ---------   ---------   ---------                  ------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital...........................  $143,248   $261,246   $286,200    $280,168    $265,522                     $177,960
Total assets..............................   349,571    561,975    939,434     903,584     968,955                      689,938
Convertible subordinated notes............        --         --    182,558     183,157     183,756                      184,205
Other long-term obligations...............    45,979     44,165     46,049      62,547      79,727                      105,034
Total stockholders' equity................   224,367    414,531    549,727     524,238     546,391                      263,327

                 QSI SELECTED HISTORICAL FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                                       THREE MONTHS
                                                                                                           ENDED
                                                          FISCAL YEAR ENDED SEPTEMBER 30,              DECEMBER 31,
                                                  ------------------------------------------------   -----------------
                                                   1994      1995      1996      1997       1998      1997      1998
                                                  -------   -------   -------   -------   --------   -------   -------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues........................................  $36,966   $46,189   $44,688   $62,691   $ 60,818   $18,534   $10,646
Operating income (loss).........................    5,189     6,386    (3,530)      720    (12,308)   (1,369)   (7,101)
Net income (loss)...............................    3,243     4,766    (1,310)      210    (15,334)     (989)   (7,218)
Net income (loss) per share:
  Basic.........................................  $  2.51   $  1.00   $ (0.24)  $  0.03   $  (2.06)  $ (0.13)  $ (0.96)
  Diluted.......................................  $  0.83   $  0.85   $ (0.24)  $  0.03   $  (2.06)  $ (0.13)  $ (0.96)
Common and common stock equivalent shares used
  in per share calculation:
  Basic.........................................    1,294     4,750     5,524     6,361      7,428     7,383     7,508
  Diluted.......................................    3,900     5,589     5,524     7,053      7,428     7,383     7,508

                                                                   SEPTEMBER 30,
                                                  ------------------------------------------------     DECEMBER 31,
                                                   1994      1995      1996      1997       1998           1998
                                                  -------   -------   -------   -------   --------     ------------
CONSOLIDATED BALANCE SHEET DATA:
Working capital.................................  $ 8,460   $27,379   $14,103   $27,775   $  9,211             $ 3,543
Total assets....................................   23,146    42,779    52,521    69,832     46,313              38,617
Long-term obligations...........................      896       288     4,843     9,147      5,978               3,719
Total shareholders' equity......................   11,888    31,221    30,345    43,637     26,290              19,413

                                  IDT AND QSI
          SELECTED UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   FISCAL YEAR ENDED                NINE MONTHS ENDED
                                                           ---------------------------------   ---------------------------
                                                           MARCH 31,   MARCH 30,   MARCH 29,   DECEMBER 28,   DECEMBER 27,
                                                             1996        1997        1998          1997           1998
                                                           ---------   ---------   ---------   ------------   ------------
PRO FORMA CONDENSED COMBINED
STATEMENT OF OPERATIONS DATA:
Revenues.................................................  $724,185    $599,904    $658,810      $492,493      $ 437,646
Operating income (loss)..................................   160,203     (65,190)      9,753         8,459       (271,162)
Income (loss) before extraordinary item..................   116,939     (42,062)      4,688         5,591       (310,905)
Net income (loss)........................................   118,860     (42,062)      4,688         5,591       (310,905)
Net income (loss) before extraordinary item per share:
  Basic..................................................  $   1.45    $  (0.51)   $   0.05      $   0.07      $   (3.56)
  Diluted................................................  $   1.35    $  (0.51)   $   0.05      $   0.06      $   (3.56)
Net income (loss) per share:
  Basic..................................................  $   1.47    $  (0.51)   $   0.05      $   0.07      $   (3.56)
  Diluted................................................  $   1.37    $  (0.51)   $   0.05      $   0.06      $   (3.56)
Common and common stock equivalent shares used in per
  share calculation:
  Basic..................................................    80,824      82,827      85,270        84,969         87,289
  Diluted................................................    91,769      82,827      89,237        88,902         87,289

                                                              DECEMBER 27,
                                                                  1998
                                                              ------------
PRO FORMA CONDENSED COMBINED BALANCE SHEET DATA:
Working capital.............................................    $180,603
Total assets................................................     728,555
Convertible subordinated notes, net.........................     184,205
Other long-term obligations.................................     108,753
Total stockholders' equity..................................     281,840

                           COMPARATIVE PER SHARE DATA

     The following table sets forth certain historical per share data of IDT and QSI and unaudited pro forma combined per share data after giving effect to the merger on a pooling of interests basis assuming that 0.6875 of one newly issued share of IDT common stock is issued in exchange for each outstanding share of QSI common stock in the merger. This data should be read in conjunction with the selected financial information included elsewhere in this document and the separate historical financial statements of IDT and QSI and attached notes. We have incorporated certain of these financial statements and notes by reference into this document. We present the unaudited pro forma combined financial data for illustrative purposes only. This data is not necessarily indicative of the operating results that would have been achieved had the merger been consummated as of the beginning of the periods presented and should not be construed as representative of future operating results or financial condition.

     In reviewing the table below, please note that historical book value per share is computed by dividing stockholders' equity by the number of shares of common stock outstanding at the end of each period.


                                                        FISCAL YEAR ENDED           NINE MONTHS
                                                ---------------------------------      ENDED
                                                MARCH 31,   MARCH 30,   MARCH 29,   DECEMBER 27,
                                                  1996        1997        1998          1998
                                                ---------   ---------   ---------   ------------
Historical -- IDT
  Income (loss) before extraordinary item per
     share (basic)............................    $1.54      $(0.54)      $0.10        $(3.55)
  Income (loss) before extraordinary item per
     share (diluted)..........................    $1.42      $(0.54)      $0.10        $(3.55)
  Net income (loss) per share (basic).........    $1.56      $(0.54)      $0.10        $(3.55)
  Net income (loss) per share (diluted).......    $1.44      $(0.54)      $0.10        $(3.55)
  Book value per share........................                            $6.72        $ 3.20



                                                                                    THREE MONTHS
                                                 FISCAL YEAR ENDED SEPTEMBER 30,       ENDED
                                                ---------------------------------   DECEMBER 31,
                                                  1996        1997        1998          1998
                                                ---------   ---------   ---------   ------------
Historical -- QSI
  Net income (loss) per share (basic).........   $(0.24)      $0.03      $(2.06)       $(0.96)
  Net income (loss) per share (diluted).......   $(0.24)      $0.03      $(2.06)       $(0.96)
  Book value per share........................                           $ 3.50        $ 2.58


     In reviewing the table below, please note that the pro forma combined net income (loss) for the years ended March 31, 1996 and March 30, 1997 include QSI's net income (loss) for the QSI fiscal years ended September 30, 1996 and 1997, respectively. The pro forma net income for the year ended March 29, 1998 includes QSI's net income (loss) for the quarterly periods ended June 30, 1997, September 30, 1997, December 31, 1997 and March 31, 1998 as reported in or derived from QSI's published, historical financial information. The pro forma net loss for the nine months ended December 27, 1998 includes the net loss of QSI for the nine months ended December 31, 1998.

     The IDT pro forma combined book value per share is computed by dividing pro forma stockholders' equity by the pro forma number of shares of IDT common stock which would have been outstanding had the merger been consummated as of the balance sheet date.

     QSI equivalent pro forma combined amounts are calculated by multiplying the IDT pro forma combined per share amounts by the exchange ratio of 0.6875.


                                                        FISCAL YEAR ENDED           NINE MONTHS
                                                ---------------------------------      ENDED
                                                MARCH 31,   MARCH 30,   MARCH 29,   DECEMBER 27,
                                                  1996        1997        1998          1998
                                                ---------   ---------   ---------   ------------
Pro Forma Combined -- IDT
  Pro forma income (loss) before extraordinary
     item income per IDT share (basic)........    $1.45      $(0.51)      $0.05        $(3.56)
  Pro forma income (loss) before extraordinary
     item income per IDT share (diluted)......    $1.35      $(0.51)      $0.05        $(3.56)
  Pro forma net (loss) income per IDT share
     (basic)..................................    $1.47      $(0.51)      $0.05        $(3.56)
  Pro forma net (loss) income per IDT share
     (diluted)................................    $1.37      $(0.51)      $0.05        $(3.56)
  Pro forma book value per IDT share..........                            $6.78        $ 3.22
Equivalent Pro Forma Combined -- QSI
  Pro forma net income (loss) per QSI share
     (basic)..................................    $1.01      $(0.35)      $0.03        $(2.45)
  Pro forma net income (loss) per QSI share
     (diluted)................................    $0.94      $(0.35)      $0.03        $(2.45)
  Pro forma book value per QSI share..........                            $4.66        $ 2.21

                       COMPARATIVE PER SHARE MARKET DATA


     IDT common stock is traded on the Nasdaq National Market under the symbol "IDTI" and QSI common stock is traded on the Nasdaq National Market under the symbol "QUAL." To help you in your analysis of the proposed merger we have included the following table which sets forth the closing prices per share of IDT common stock and QSI common stock on the Nasdaq National Market on October 30, 1998, which was the last trading day before the announcement on November 2, 1998 of the proposed merger, and on March 19, 1999. Also set forth is the equivalent per share price for QSI common stock, which equals the closing price per share of IDT common stock on such dates multiplied by the exchange ratio of
0.6875. Among other things, you should compare the equivalent per share price of the IDT stock that you will receive if the merger is consummated to the historical trading prices of IDT and QSI common stock and to your expected per share value of QSI stock if the merger is not consummated. Please remember, however, that both IDT and QSI stock prices can fluctuate significantly and that we cannot predict what the stock prices will be at or after the effective time of the merger. See "Risk Factors -- Risks Related to Merger -- Fixed exchange ratio may limit value of QSI stock being exchanged."


                                                     IDT            QSI          EQUIVALENT
                                                 COMMON STOCK   COMMON STOCK   PER SHARE PRICE
                                                 ------------   ------------   ---------------
October 30, 1998...............................     $6.938         $2.938          $4.770
March 19, 1999.................................     $5.438         $3.375          $3.738

     We believe that the QSI common stock presently trades on the basis of the value of the IDT common stock expected to be issued in exchange for the QSI common stock in the merger, discounted primarily for the uncertainties associated with the merger. Apart from the publicly disclosed information concerning IDT which is included and incorporated by reference in this document, neither we nor IDT can state with certainty what factors account for changes in the market price of the IDT common stock.

     We urge you to obtain current market quotations for IDT common stock and QSI common stock before making any decision with respect to the merger. The current market information for shares of IDT and QSI can be obtained on the World Wide Web at http://www.nasdaq-amex.com. Because the exchange ratio is fixed, the exchange ratio will not be adjusted to compensate QSI shareholders for decreases in the market price of IDT common stock which could occur before the merger becomes effective. In the event the market price of IDT common stock decreases or increases prior to the effective time, the value at the effective time of the IDT common stock to be received in the merger in exchange for QSI common stock would correspondingly decrease or increase.

     Following the merger, all QSI common stock will be owned by IDT and, as a result, QSI common stock will no longer be listed on the Nasdaq National Market.

                                  RISK FACTORS

     In addition to the other material in this document, you should carefully consider the following risk factors in evaluating whether or not to approve the merger.

RISKS RELATED TO THE MERGER

     FIXED EXCHANGE RATIO MAY LIMIT VALUE OF QSI STOCK BEING EXCHANGED

     Each outstanding share of QSI common stock will be converted into the right to receive 0.6875 of a share of IDT common stock at the effective time of the merger. There will be no adjustment of the exchange ratio based on fluctuations in the price of either IDT common stock or QSI common stock. Consequently, the value of the equivalent per share price that you expect to receive for each share of QSI common stock exchanged in the merger could decrease from the date that you submit your proxy and the effective date of the merger. If the market price for IDT common stock decreases before the effective time, the market value at the effective time of the IDT common stock would correspondingly decrease and, as noted above, QSI shareholders will not be compensated for decreases in the market price of IDT common stock. QSI shareholders voting on the merger are urged to obtain recent market quotations for IDT common stock and QSI common stock. We cannot predict or give any assurance as to the market prices of IDT common stock or QSI common stock at any time before the effective time or at any time after the consummation of the merger.

     IF IDT AND QSI CANNOT EFFECTIVELY INTEGRATE THEIR OPERATIONS, THEN POTENTIAL BENEFITS OF THE MERGER WILL NOT BE REALIZED

     IDT and QSI will have to integrate their management teams as well as their manufacturing, research and development and sales and marketing efforts. If the companies are not successful in this integration, then the results of operations of the combined company could be adversely affected, employee morale could decline, key employees could leave, and customers could cancel existing orders or choose not to place new ones. In addition, until QSI's existing customers have had the opportunity to determine how well the combined companies will operate, they may cancel existing orders or delay placing new ones. If the combined companies' operations do not meet the expectations of QSI's existing customers, then these customers may reduce their future orders or cease doing business with the company altogether.

     THE COSTS ASSOCIATED WITH THE MERGER ARE DIFFICULT TO ESTIMATE, MAY BE HIGHER THAN EXPECTED AND MAY HARM THE FINANCIAL RESULTS OF THE COMBINED COMPANIES


     IDT and QSI estimate that they will incur aggregate direct transaction costs of approximately $1.2 million associated with the merger, indirect severance costs of approximately $0.5 million, and additional costs associated with consolidation and integration of operations, which cannot be estimated accurately at this time. If the total costs of the merger exceed estimates or the benefits of the merger do not exceed the total costs of the merger, then the financial results of the combined companies could be adversely affected.

     THE MARKET PRICE OF IDT COMMON STOCK COULD DECLINE AS A RESULT OF THE
     MERGER

     The market price of the IDT common stock may decline significantly as a result of the merger if:

     - the integration of IDT's and QSI's operations is not successful;

     - the combined company does not experience the benefits of the merger as quickly or to the extent as may be expected by financial analysts; or

     - if the accretive/dilutive effect of the merger is not in line with the expectation of financial analysts.

     BUSINESS OF QSI COULD SUFFER DUE TO ANNOUNCEMENT OF THE MERGER

     The announcement of the merger may increase the likelihood of a number of changes to QSI's business, any of which could have a material adverse effect. Such changes include but are not limited to:

     - loss of key management, development or other personnel of QSI;

     - deterioration of QSI's distributor relationships;

     - returns of QSI's products;

     - decreases or cessation of orders for QSI's products;

     - cancellation of agreements by distributors of the QSI product line; and

     - delays in product development.

     Even if the merger is not completed, QSI could be harmed by the expectation of these changes and restoring QSI's business to its pre-announcement value could take a long time and be costly. As a result of the factors described above, the failure to consummate the merger could have a material adverse effect on QSI's business, operating results, financial condition and stock trading price.

     IF THE MERGER DOESN'T QUALIFY AS A POOLING OF INTEREST, THEN IDT WOULD HAVE TO ACCOUNT FOR THE TRANSACTION USING PURCHASE ACCOUNTING, WHICH WOULD REDUCE IDT'S EARNINGS AND COULD CAUSE THE IDT STOCK PRICE TO DECLINE

     The pro forma combined financial results in this document are based on the merger being treated as a pooling of interest under accounting and financial reporting rules. If the merger fails to qualify for pooling of interests accounting treatment for financial reporting purposes for any reason then IDT's reported earnings and, potentially, the price of IDT's common stock would be materially adversely affected. If the merger fails to qualify as a pooling of interests, then IDT would be required to account for the transaction under the purchase method of accounting for business combinations. Under the purchase method, IDT would be required to record the excess of the purchase price of QSI over the fair market of QSI's assets as goodwill. This goodwill would be depreciated over its useful life, resulting in an increased cost of goods and other expenses for IDT, which may reduce IDT's earnings.

     While the consummation of the merger is conditioned upon each company receiving from its independent accountants a letter concurring with management's conclusions regarding the ability of the companies to account for the merger as a pooling of interests, there are also events after the merger that can effect the availability of pooling of interests accounting that may not be within the control of IDT or the QSI shareholders. Such events include but are not limited to:

     - there being no significant changes in the business of IDT, including dispositions of assets by IDT, for two years following the merger; and

     - affiliates of both companies not selling their shares of common stock of IDT and QSI for a period of time following the merger.

RISKS RELATED TO IDT

     In deciding whether to approve the merger and exchange QSI common stock for IDT common stock, QSI shareholders should consider the following risks associated with IDT's business and operations, which also impact the value of IDT common stock.

     IDT'S OPERATING RESULTS CAN FLUCTUATE DRAMATICALLY


     IDT's operating results can fluctuate dramatically. For example, IDT had a net loss of $291.6 million in the first nine months of fiscal 1999 compared to net income of $6.9 million in the first nine months of fiscal 1998. The net loss for the first nine months of fiscal 1999 exceeded IDT's cumulative net income for all of fiscal 1994, 1995, 1996 and 1998, which totaled $246.8 million. In addition, IDT had a net loss of $42.3 million for fiscal 1997. IDT's operating results fluctuate due to a wide variety of factors, including:


     - the timing of or delays in new product and process technology announcements and introductions by IDT or its competitors;

     - competitive pricing pressures, particularly in the SRAM commodity semiconductor memory and x86 microprocessor markets;

     - fluctuations in manufacturing yields;

     - changes in the mix of products sold;

     - availability and costs of raw materials;

     - the cyclical nature of the semiconductor industry;

     - industry-wide wafer processing capacity;

     - economic conditions in various geographic areas; and

     - costs associated with other events, such as underutilization or expansion of production capacity, intellectual property disputes, or other litigation.

     In addition, many of these factors also impact the recoverability of the cost of manufacturing, taxes and other assets. As business conditions change, future writedowns or abandonment of these assets may occur. Also, IDT ships a substantial portion of its products in the last month of a quarter. If anticipated shipments in any quarter do not occur, IDT's operating results for that quarter could be harmed. Further, IDT may not be able to compete successfully in the future against existing or potential competitors, and IDT's operating results could be adversely affected by increased competition. The economic downturn and continued uncertainties in some Asian economies, including Korea, have reduced demand for IDT's products. Should economic conditions in Asia deteriorate further, especially in Japan, IDT's sales and business results would be harmed.

     THE CYCLICALITY OF THE SEMICONDUCTOR INDUSTRY EXACERBATES THE VOLATILITY OF IDT'S OPERATING RESULTS

     The semiconductor industry is highly cyclical. Market conditions characterized by excess supply relative to demand and resultant pricing declines have occurred in the past and may occur in the future. Such pricing declines adversely affect IDT's operating results and force IDT and its competitors to modify their capacity expansion programs. As an example, in prior years a significant increase in manufacturing capacity of commodity SRAMs caused significant downward trends in pricing, which adversely affected IDT's gross margins and operating results. IDT is unable to accurately estimate the amount of worldwide production capacity dedicated to industry-standard commodity products, such as SRAM, that it produces. Our operating results can be adversely affected by such cyclical factors in the semiconductor industry as:

     - a material increase in industry-wide production capacity;

     - a shift in industry capacity toward products competitive with IDT's products; and

     - reduced demand or other factors that may result in material declines in product pricing and could affect the portion of IDT's operating results derived from the sale of industry-standard products.

     Although, IDT seeks to manage costs, these efforts may not be sufficient to offset the adverse effect of these factors.

     DEMAND FOR IDT'S PRODUCTS DEPENDS ON DEMAND IN THE COMPUTER AND COMMUNICATIONS INDUSTRY

     IDT's customers incorporate a substantial percentage of IDT's products, including SRAM and x86 microprocessor products, into computer and computer-related products, which have historically been characterized by significant fluctuations in demand. Demand for certain other IDT products depends upon growth in the communications market. Any slowdown in the computer and related peripherals or communications markets could materially adversely affect IDT's operating results.

     IDT'S EXPANSION INTO THE X86 MICROPROCESSOR MARKET MAY NOT BE SUCCESSFUL

     IDT's operating results and financial condition could be harmed if IDT is unable to generate the expected amount of revenues or sustain the level of profit expected from the WinChip product family. The WinChip products represent IDT's first offering to the PC microprocessor market and IDT has invested heavily in the development, production capacity and marketing of the WinChip microprocessor because IDT believes that sales of new products such as WinChip could be a significant source of future revenues. IDT commenced shipments of the WinChip microprocessor, the first member of its x86 microprocessor product family, in the third quarter of fiscal 1998. Sales of such products accounted for less than 10% of IDT's revenues in fiscal 1998 and the first nine months of fiscal 1999.

     INTEL'S ABILITY TO INFLUENCE X86 MICROPROCESSOR AND PC STANDARDS THAT ARE INCOMPATIBLE WITH THE WINCHIP COULD HARM IDT

     Intel Corporation's dominant position in the PC microprocessor market has allowed it to set and control x86 microprocessor standards and thus dictate many aspects of the of products the PC market requires of Intel's competitors. Accordingly, Intel may dictate standards that are not compatible with the WinChip. Such standards could limit the ability of IDT to sell its products and could require IDT to expend significant resources to redesign its products in order to be compatible with Intel designs and standards.

     For customers to purchase IDT's x86 microprocessors, IDT's products must also be compatible with other components supplied to PC manufacturers and dealers, such as core logic chips sets, motherboards, BIOS software and other parts. These components in turn must be compatible with the Intel microprocessors and are often manufactured by Intel, companies in which Intel has strategic investments or independent companies. Accordingly, in marketing its microprocessors to PC manufacturers and dealers, IDT is dependent upon companies other than Intel for the design and manufacturer of these components. There could be no assurance that these third party designers and manufacturers, who may also be dependent upon Intel for early access to Intel proprietary information regarding microprocessor standards, will continue to gain such access or be able to compete with Intel, which could have an adverse effect on IDT.

     IDT'S X86 MICROPROCESSORS DEPENDS ON THE SOCKET 7 INFRASTRUCTURE

     All sales of IDT's x86 microprocessor products since their introduction in fiscal 1998 were from products configured for the Socket 7 motherboard infrastructure. To the extent Intel reduces or ceases support for the Socket 7 infrastructure and if IDT and other companies serving the x86 microprocessor market are not successful in offering products that extend the life of the Socket 7 infrastructure, IDT would be required to expend potentially significant resources to redesign its microprocessor product offerings. IDT may not be successful in such efforts. New versions of microprocessor products that Intel sells are available primarily in the form of a chip module that is not compatible with Socket 7 motherboards. IDT's processor is designed to be Socket 7 compatible, and will not work with motherboards designed for Intel's new chip module.

     THE MARKET FOR X86 MICROPROCESSORS IS COMPETITIVE, PARTICULARLY FROM INTEL, AND HAS SHORT PRODUCT LIFE CYCLES AND DECLINING PRICES

     The market for x86 microprocessors is currently highly competitive and characterized by short product life cycles, rapid decreases in average selling prices and migration to increasingly higher performance microprocessors. IDT may be unable to produce sufficient quantities of WinChip microprocessors at a competitive cost and with the speed and other performance characteristics desired by customers. Intel has held its dominant position over all other x86 microprocessor competitors for a substantial period of time, and has significantly greater financial, technical, manufacturing and marketing strength than IDT. Intel's financial strength and market dominance have enabled it to reduce prices on its microprocessor products within a short period of time following their introduction, which reduces the margins and profitability of its competitors, including IDT. IDT does not have the financial resources to compete with Intel on such a large scale. In addition to Intel, AMD and National Semiconductor's Cyrix subsidiary also currently offer commercial quantities of x86 microprocessors for sale.

     In 1992, in exchange for payments towards product development costs, IDT licensed the right to make, use and sell an initial version of the WinChip C6(TM) microprocessor to a third party, NKK Corporation of Japan. Although NKK does not have rights with respect to subsequent WinChip products, IDT may face competition from NKK in the future.

     IDT HAS LIMITED EXPERIENCE MANUFACTURING ITS X86 MICROPROCESSOR PRODUCTS

     The pace at which IDT is able to enter its target market category for x86 microprocessors depends, in part, on how quickly it is able to ramp production of its microprocessor products in its wafer fabrication and assembly and test facilities. Before fiscal 1998, IDT had not previously manufactured x86 microprocessors and has processed only limited quantities of x86 microprocessors to date. If IDT is unable to ramp production of its x86 microprocessor successfully, IDT's operating results would be adversely affected. As production volumes of x86 microprocessors increase, IDT could encounter unexpected production problems or delays as a result of, among other things, changes required to process technologies, product design limitations, installation of equipment, and development of programs and methodologies which test overall product quality.

     IDT'S IBM MANUFACTURING CONTRACT EXPOSES US TO INVENTORY SHORTAGES OR EXCESSES

     If IDT does not accurately forecast demand, IDT may have a shortage of or excess inventory to the extent it relies on its new IBM manufacturing contract. In fiscal 1998, IDT contracted with IBM for x86 microprocessor wafer manufacturing services using IBM's CMOS process technology. Although IDT does not currently use these services, IDT plans to utilize IBM's manufacturing services for the next generation of the WinChip product family. The terms and conditions of the IBM manufacturing services agreement require IDT to forecast in advance production quantities that it will purchase. Once production quantities are ordered, the contract limits IDT's ability to change desired quantities of IBM manufactured products.

     Furthermore, products purchased under the IBM manufacturing services agreement must meet certain acceptance criteria. However, these acceptance criteria do not include the number of usable WinChip processors per wafer or the speed at which they will operate. Should the number of good WinChip processors per IBM manufactured wafer and the speed at which they operate not meet or exceed similar characteristics of IDT manufactured products, IDT could have a shortage of usable inventory or excess unusable inventory.

     IDT'S X86 MICROPROCESSOR PRODUCTS MUST BE COMPATIBLE WITH SOFTWARE AND PERFORMANCE CERTIFICATIONS

     IDT has obtained WinChip certifications from Microsoft Corporation and other appropriate certifications from recognized testing organizations. Failure to obtain and maintain such certifications for future microprocessor products could substantially impair IDT's ability to market and sell its future x86 products.

     IDT'S SUCCESS IN THE X86 MICROPROCESSOR MARKET REQUIRES PC MARKET GROWTH

     Because IDT's target market for its x86 microprocessor products is initially limited to certain segments of the PC industry, the growth and acceptance of these products are closely tied to trends in and growth of the PC industry. The success of the x86 microprocessor product will depend on whether PC manufacturers continue their trend towards accepting and using microprocessor products manufactured by companies other than Intel and whether the market for PCs and related components continues to grow. Should these industry trends and growth patterns not occur or if IDT is not able to produce products which meet customers' needs, IDT's ability to sell x86 microprocessor products would be impaired.

     IDT FACES CHALLENGES IN BRINGING FUTURE PRODUCTS TO THE X86 MICROPROCESSOR MARKET

     IDT's ability to bring future x86 products to market depends on several primary factors including:

     - it must be able to finance such future development;

     - to compete with Intel and other competitors in the market for future x86 microprocessors, IDT must be able to design and develop the microprocessors themselves, and must ensure they can be used in PC platforms, including motherboards, designed to support future Intel or other microprocessors; and

     - a failure, for whatever reason, of the designers and producers of motherboards, chip sets and other system components to support IDT's x86 microprocessor offerings, including Socket 7 compatibility, would limit IDT's ability to sell products to the PC market.

     IDT'S PRODUCT MANUFACTURING OPERATIONS ARE COMPLEX AND SUBJECT TO INTERRUPTION

     IDT has increased the production capacity of its Oregon facility to manufacture IDT WinChip products and is absorbing production volumes from its San Jose, California, wafer fabrication facility, which IDT has closed. From time to time, IDT has experienced production difficulties, including reduced manufacturing yields or products that do not meet IDT's specifications, that have caused delivery delays and quality problems. While production deliveries and delays have been infrequent and generally short in duration, IDT could experience manufacturing problems and product delivery delays in the future which could adversely affect IDT's operations on financial results, as a result of, among other things, changes to its process technologies, increasing production and installing new equipment at its facilities.

     IDT's remaining older wafer fabrication facility is located in Salinas, California. If IDT were unable to use this facility, as a result of a natural disaster or otherwise, IDT's operations would be materially adversely affected until IDT was able to obtain other production capability. IDT does not carry earthquake insurance on its facilities, as adequate protection is not offered at economically justifiable rates.

     Historically, IDT has utilized subcontractors for the majority of its incremental assembly requirements, typically at higher costs than its own Malaysian and Philippines assembly and test operations. IDT expects to continue utilizing subcontractors extensively to supplement its own production volume capacity. Due to production lead times, any failure by IDT to adequately forecast the mix of product demand could adversely affect IDT's sales and operating results.

     IDT'S OPERATING RESULTS CAN BE SUBSTANTIALLY IMPACTED BY FACILITY
     EXPANSION,
     UTILIZATION AND CONSOLIDATION

     Facility and capacity additions have resulted in a significant increase in fixed and variable operating expenses which may not be fully offset by additional revenues for some time. IDT expenses as R&D the operating costs associated with bringing a new fabrication facility to commercial production status in the period such expenses were incurred. However, as commercial production at a new fabrication facility commences, the operating costs are classified as cost of revenues, and IDT begins to recognize depreciation expense relating to the facility. Accordingly, because the Oregon fabrication facility contributes to revenues, IDT recognizes substantial operating expenses associated with the facility as cost of revenues, which has reduced gross margins. As commercial production continues and IDT consolidates manufacturing volumes from its closed San Jose facility in fiscal 1999, IDT anticipates incurring additional operating costs in Oregon. Accordingly, if revenue levels do not increase sufficiently and cost savings from closing the San Jose plant do not offset these additional expense levels, or if IDT is unable to achieve gross margins from products produced at the Oregon facility that are comparable to IDT's other products, IDT's future results of operations could be adversely impacted. Further, IDT does not currently fully utilize the capacity available at the Oregon facility. Due to cyclical market conditions in the semiconductor industry and the significant impact of such cycles on many of the industry standard products manufactured in Oregon, IDT is not able to forecast when the Oregon facility will become fully utilized.

     IDT has announced plans to improve its operating results through consolidation of certain manufacturing and other activities, together with headcount reductions and other actions. For example, in fiscal 1999, IDT closed its San Jose facility, resulting in a $46.4 million restructuring charge, and revalued certain assets at its Oregon facility, resulting in a $131.9 million asset impairment and other charge. The expected cost savings from these actions might not be sufficient to return IDT to profitability.

     IDT'S RESULTS ARE DEPENDENT ON THE SUCCESS OF NEW PRODUCTS

     New products and process technology costs associated with the Oregon wafer fabrication facility will continue to require significant R&D expenditures. However, we may not be able to develop and introduce new products in a timely manner, our new products may not gain market acceptance, and we may not be successful in implementing new process technologies. If IDT is unable to develop new products in a timely manner, and to sell them at gross margins comparable to or better than IDT's current products, its future results of operations could be adversely impacted.

     IDT IS DEPENDENT ON A LIMITED NUMBER OF SUPPLIERS

     IDT's manufacturing operations depend upon obtaining adequate raw materials on a timely basis. The number of vendors of certain raw materials, such as silicon wafers, ultra-pure metals and certain chemicals and gases, is very limited. In addition, certain packages used by IDT require long lead times and are available from only a few suppliers. From time to time, vendors have extended lead times or limited supply to IDT due to capacity constraints. IDT's results of operations would be adversely affected if it were unable to obtain adequate supplies of raw materials in a timely manner or if there were significant increases in the costs of raw materials.

     Historically, IDT has been significantly dependent on the design capabilities of Quantum Effect Design, Inc., an equity affiliate of IDT, for the design and development of derivatives of 64-bit MIPS(R)RISC-based microprocessors. Currently there are no development contracts in effect between Quantum and IDT, and IDT is now designing and developing derivatives of MIPS RISC-based microprocessors in-house. From time to time, IDT contracts with third party semiconductor designers other than Quantum. As with all new products, there is risk that IDT or its contractors will not be successful in their efforts to design new products.

     TO REMAIN COMPETITIVE, IDT MAY NEED ADDITIONAL CAPITAL ON SATISFACTORY
     TERMS

     The semiconductor industry is extremely capital intensive. To remain competitive, IDT must continue to invest in advanced manufacturing and test equipment. IDT expects to expend approximately $15 million for capital additions during the fourth quarter of fiscal 1999, and anticipates significant continuing capital expenditures, especially in connection with the introduction of products for the WinChip microprocessor family, in the next several years. IDT could be required to seek financing to satisfy its cash and capital needs, and such financing might not be available on terms satisfactory to IDT. If such financing is required and if such financing is not available on terms satisfactory to IDT, our operations could be adversely affected.

     IDT HAS BEEN NOTIFIED THAT IT MAY BE INFRINGING ON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS
     AND IDT'S OPERATING RESULTS MAY BE AFFECTED AS A RESULT OF THESE OR SIMILAR FUTURE CLAIMS.

     The semiconductor industry is characterized by vigorous protection and pursuit of intellectual property rights, which have resulted in significant and often protracted and expensive litigation. In recent years, there has been a growing trend by companies to resort to litigation to protect their semiconductor technology from unauthorized use by others. IDT has been involved in patent litigation in the past, which adversely affected its operating results. Currently IDT has been notified that it may be infringing patents issued to other parties and is involved in several license negotiations. IDT might not be able to obtain such licenses on acceptable terms or to develop non-infringing technology. Because the patents others are asserting primarily involve manufacturing processes, revenues from substantially all of IDT's products could be subject to the alleged infringement claims. Additional claims alleging infringement of intellectual property rights could be asserted in the future. Although IDT has obtained patent licenses from certain semiconductor manufacturers, IDT does not have licenses from a number of semiconductor manufacturers that have a broad portfolio of patents. The intellectual property claims that have been made or that may be asserted against IDT could require that IDT discontinue the use of certain processes or cease the manufacture, use and sale of infringing products, to incur significant litigation costs and damages and to develop non-infringing technology. Further, the failure to renew or renegotiate existing licenses on favorable terms, or the inability to obtain a key license, could adversely affect IDT.

     INTERNATIONAL OPERATIONS ADD INCREASED VOLATILITY TO IDT'S OPERATING
     RESULTS

     A substantial percentage of IDT's revenues are derived from non-U.S. sales. During fiscal 1998, 1997 and 1996, non-US sales accounted for 39%, 38% and 40% of IDT's revenues, respectively. During these periods, Asian-Pacific sales accounted for 10%, 8% and 9% of IDT's revenues, respectively. In addition, IDT's offshore assembly and test operations incur payroll, facilities and other expenses in local currencies. Accordingly, movements in foreign currency exchange rates, such as those seen recently in the Far East, can impact both pricing and demand for IDT's products as well as its cost of goods sold. IDT's offshore operations and export sales are also subject to risks associated with foreign operations, including:

     - political instability;

     - currency controls and fluctuations;

     - changes in local economic conditions and import and export controls; and

     - changes in tax laws, tariffs and freight rates.

     Contract pricing for raw materials used in the fabrication and assembly processes, as well as for subcontract assembly services, can also be impacted by currency exchange rate fluctuations.

     IDT IS SUBJECT TO RISKS ASSOCIATED WITH USING HAZARDOUS MATERIALS IN ITS MANUFACTURING

     IDT is subject to a variety of environmental and other regulations related to hazardous materials used in its manufacturing process. Any failure by IDT to control the use of, or to restrict adequately the discharge of, hazardous materials under present or future regulations could subject it to substantial liability or could cause its manufacturing operations to be suspended.

     IDT'S COMMON STOCK IS SUBJECT TO PRICE VOLATILITY

     IDT's common stock has experienced substantial price volatility. Such volatility may occur in the future, particularly as a result of quarter-to-quarter variations in the actual or anticipated financial results of IDT, the companies in the semiconductor industry or in the markets served by IDT and announcements by IDT or its competitors regarding new product introductions. In addition, our stock price can fluctuate due to price and volume fluctuations in the stock market, especially those that have affected the market price of technology stocks.

     THE TRANSITION TO THE YEAR 2000 MAY HARM IDT'S OPERATIONS


     IDT will face issues caused by hardware and numerous software programs used throughout our operations which may not properly handle the transition to the Year 2000. IDT also relies upon products and information from critical suppliers, large customers and other outside parties, in the normal course of business, whose software programs maybe subject to the same problems. IDT may also be affected by Year 2000 issues arising from its building facilities, security systems and office equipment. Furthermore, in the worst case, IDT or the parties on which it depends may, for an extended period of time, be incapable of conducting critical business activities, which include manufacturing and shipping products, invoicing customers and paying vendors. We expect to exert substantial effort and incur additional costs in analyzing our exposure to Year 2000 problems with the software programs we use, our hardware and products and information from third parties. As of February 21, 1999, we have incurred approximately $165,000 in consulting fees to Keane, Inc., to address Year 2000 issues. However, there can be no assurance that we will have identified or procured all of the resources necessary to address all critical Year 2000 deficient hardware and software systems on a timely basis and we may need to spend additional amounts to identify, modify or repair these systems. In the event IDT is unsuccessful with remediation efforts currently underway, IDT will be required to take contingency actions which might adversely affect IDT's products, systems and business processes. Please refer to the section entitled "Impact of Year 2000 on Our Operations" in the IDT Quarterly Report on Form 10-Q for the quarter ended December 27, 1998.


     REQUIREMENTS ASSOCIATED WITH THE INTRODUCTION OF THE EURO

     IDT is in the process of addressing the issues raised by the introduction of the Single European Currency, or "Euro," for initial implementation as of January 1, 1999 and through the transition period to January 1, 2002. IDT does not expect the cost of any system modifications to be material and does not currently expect that introduction and use of the Euro will materially affect its foreign exchange and hedging activities or will result in any material increase in transaction costs. IDT will continue to evaluate the impact over time of the introduction of the Euro; however, based on currently available information IDT's management does not believe that the introduction of the Euro will have a material adverse impact on IDT's financial condition or the overall trends in results of operations.

RISKS RELATED TO QSI

     OUR QUARTERLY AND ANNUAL OPERATING RESULTS ARE DIFFICULT TO PREDICT BECAUSE THEY CAN FLUCTUATE
     DRAMATICALLY FOR A VARIETY OF REASONS, MANY OF WHICH WE CANNOT CONTROL

     Our quarterly and annual operating results can fluctuate dramatically. For example, in fiscal 1997, we had net earnings per share of $0.03 per share, while in fiscal 1996, we lost $0.24 per share and in fiscal 1998, we lost $2.06 per share. This net loss of $2.06 per share in 1998 exceeded our cumulative net income for fiscal years 1994, 1995 and 1997 by $0.35 per share and the fiscal combined losses for the years 1994 through 1998 exceed the cumulative income for such years by $0.59 per share. Many of the factors affecting our results are beyond our control. Some of these factors include:

     - market demand for our new and existing products;

     - the ability of our competitors to offer better products or to offer similar products at lower prices; and

     - the cyclicality of the semiconductor industry in general.

     In addition, the factors affecting our quarterly and annual results over which we have some control include:

     - our ability to accurately forecast demand for our existing products;

     - our ability to introduce successful new products on a timely basis;

     - our ability to control our expenses; and

     - our ability to effectively manage our semiconductor fabrication facility in Australia.

     Each of the above factors is described in more detail below.

     OUR REVENUES ARE UNPREDICTABLE AND SUBJECT TO RAPID DECLINE BECAUSE THEY DEPEND SIGNIFICANTLY ON TWO EXISTING PRODUCT LINES

     Logic and logic related products and networking products account for substantially all of our revenue.

     LOGIC AND LOGIC RELATED PRODUCTS. Logic and logic related products accounted for approximately 64%, 69% and 93% of our revenues for the fiscal years 1998, 1997 and 1996. Demand for our logic products depends heavily on the market for personal computers. As a result, any adverse change in the demand for personal computers will adversely affect our ability to sell our logic products. In addition, the market for logic products is highly competitive. As a result, if our competitors offer similar products at lower prices we may be forced to reduce our sales prices to maintain market share or to clear inventory. This would adversely affect our gross margin and, consequently, our operating and financial results. Finally, if the designers of microprocessors incorporate the logic functions that our products perform into their microprocessors, the demand for our logic products could diminish significantly, which would adversely affect our revenues, margins, operating results and financial condition.


     NETWORKING PRODUCTS. In early winter 1997 we introduced our 10 Base T and 100 Base Tx products. These networking products accounted for 31% of our revenue in fiscal year 1998 and 26% in fiscal year 1997. These products are CMOS transceiver chips that are used in adapters, repeaters, switches and bus cards in Fast Ethernet networks. They are also used for multiplexers and demultiplexers and switches in Asynchronous Transmission Mode networks. During the remainder of fiscal 1997 and fiscal 1998, we derived significant revenue from the sale of these networking chips, although quarterly revenues from these products declined continually from the first quarter to the fourth quarter of fiscal year 1998. In late fiscal 1998, our competitors introduced similar chips with either better performance or lower prices. As a result of declines in demand and increased competition, sales for these chips have not met our forecasts and we have had to reduce our sales prices and, in some cases, reduce our inventory valuation to reflect the reduced sales prices. We have taken reserves to account for expected future declines in sales prices, but there can be no assurance that our reserves are adequate. Any further declines in sales prices will adversely affect our revenues, gross margins, operating results and financial condition. Although we are developing new products for this market, which we believe we will be able to sell at higher prices and margins, there can be no assurance that we will successfully develop such products in time, that the demand for these products will meet expectations, that our customers will like these new products or that we will not face similar price competition for these products as well.

     WE MUST SUCCESSFULLY DEVELOP AND INTRODUCE NEW PRODUCTS TO STAY COMPETITIVE

     For QSI to be successful, we must continually introduce new products at better price/performance levels than are currently available. Such development and introduction involves a significant use of cash and if we are unable to generate sufficient cash to invest in developing and introducing new products, or to introduce new products that are successful, our results of operations and financial condition will be adversely affected. New product development and introduction requires us to invest significantly in:

     - research and development;

     - prototype testing;

     - the production of high precision quartz plates, known as "photomasks," which are used to transfer circuit patterns onto semiconductor wafers; and

     - initial inventory build.

     In addition, we have to invest in obtaining "design wins." However, it can be more than a year before a design win results in significant revenues. For these reasons, we have an ongoing need for liquid assets to fund new product development and introduction. This requires cash, which we must generate from operations, divert from other uses or obtain from external financing. In addition, even if we successfully develop and introduce new products, there can be no assurance that the products will be successful. Our new products must be timely, must perform to specifications and must offer a better price/performance level than existing products.

     THE SEMICONDUCTOR INDUSTRY IS CHARACTERIZED BY PRICE EROSION, DECLINING GROSS MARGINS, PRODUCT OBSOLESCENCE AND HEIGHTENED INTERNATIONAL COMPETITION IN MANY MARKETS

     As a result, we must continually develop new products with higher average selling prices and manage our costs in order to compete. We cannot assure you that we will be able to do this successfully, and any failure on our part to reduce costs or introduce new products in response to competitive pressures will have a material adverse effect on our business. Our competitors include large semiconductor companies like IDT, Texas Instruments Incorporated, National Semiconductor Corporation, Level One and Cypress Semiconductor Corporation. These larger companies have greater financial, technical, marketing and distribution and other resources and offer broader product lines than we do. In addition, they have longer standing relationships with their customers and suppliers. Therefore, these companies may be better able to withstand a downturn in the market for QSI's products or sustained price reductions in the markets in which we compete.

     OPERATING THE AUSTRALIAN SEMICONDUCTOR FABRICATION FACILITY IS CAPITAL INTENSIVE AND COMPLEX


     We rely on the Australian fabrication facility for most of the wafer requirements of our logic product family. Although the facility is currently fully operational, any disruption in production or failure to maintain acceptable yields would adversely affect us because:


     - we could be unable to meet the demand for our products;

     - we would need to seek another source for our wafers, which would probably raise our cost per wafer; and

     - we would continue to incur the fixed expenses associated with maintaining the facility even though it wasn't producing wafers for us.

     To date, we have invested more than $14.0 million in equipment and other capital improvements since we purchased the facility in February 1996.

     The manufacture of semiconductor wafers is complex and yields are highly dependent on maintaining a clean environment. Although the fabrication process is highly controlled, the equipment may not perform flawlessly. A substantial percentage of wafers could be rejected or individual dies on a wafer could be nonfunctional due to minor impurities, difficulties in the production process or defects in the masks. In addition, we rely on external sources for the raw materials used in the wafer fabrication process. Although we have tried to qualify multiple vendors, any shortage of raw materials or increase in the cost of raw materials would adversely impact our ability to produce enough wafers to meet our demands and would raise our cost per wafer.

     WE STORE, USE AND DISPOSE OF HAZARDOUS MATERIALS IN OUR FABRICATION PROCESS AND WE COULD INCUR SUBSTANTIAL FINES OR REMEDIATION COSTS ASSOCIATED WITH ANY VIOLATION OF THE LAWS OR REGULATIONS OR ANY ENVIRONMENTAL DAMAGE ATTRIBUTED TO OUR USE, STORAGE OR DISPOSAL OF THESE MATERIALS

     In addition, the storage, use and disposal of these chemicals and gases are subject to laws and regulations at the national, state and local level. Because the public is focusing more on environmental issues and the safety hazards associated with handling hazardous and toxic material, the laws and regulations governing them may become more stringent. As a result, we may have to incur additional expenses in the future in order to comply with more stringent rules or regulations governing the handling of the chemicals and gases used in our Australian fabrication facility.

     WE HAVE LIMITED CONTROL OVER THE FABRICATION, ASSEMBLY AND TESTING OF OUR PRODUCTS BECAUSE WE DEPEND ON THIRD PARTIES FOR THESE FUNCTIONS


     FABRICATION. Although we fabricate a majority of our wafers in our Australia facility, we still rely on Taiwan Semiconductor Manufacturing Company, Ltd., for a substantial number of wafers for small geometry networking products. Under the terms of our agreements with TSMC, they can terminate the relationship at any time, and we would need to find an alternative source for these wafers, which could be a time-consuming and expensive process, and could cause us to miss order deadlines, experience reduced revenues and incur higher costs of goods sold. In addition, there are other risks involved in relying on TSMC as a supplier of wafers which include:


     - we have less control over delivery schedules;

     - we can't be assured that TSMC will always have the capacity available to meet our needs;

     - we have less control over quality assurance processes;

     - TSMC may experience technical and/or production problems that would prevent them from being able to fill our orders; and

     - there is an increased risk that our intellectual property may be misappropriated.

     In addition, the dependence on a third party wafer supplier tends to slow the product development cycle because of the need to coordinate design activity and qualify processes. Because we have little control over whether TSMC continues to improve its processes, such as fabrication in finer geometries, our competitors who do not rely on third party wafer fabrication may be better able to transition to improved processes and, as a consequence, offer products at a better price/performance level than our products.

     ASSEMBLY AND TESTING. Substantially all of our assembly is performed by Digital Testing Services. In addition, we rely on SPIC Electronics Laboratory in India. We also rely on SPIC and Digital Testing to perform substantially all of our testing for our networking products. Consequently, we have less control over the quality and availability of the services that they provide. If the quality or reliability of these vendors degrades, or if we have to find alternate sources of assembly and testing, the process of qualifying alternate vendors could delay product development and product shipment and could result in loss of customers, limitations or reductions in our revenues and other adverse effects on our operating results.

     OUR OPERATING RESULTS ARE SUBJECT TO SIGNIFICANT FLUCTUATIONS BECAUSE WE DEPEND ON FOREIGN SUPPLIERS AND FOREIGN BUYERS

     We purchase a significant amount of our wafers and substantially all of our assembly services from foreign suppliers, primarily in Taiwan and India and we sell a significant amount of our products to foreign buyers. Export sales to Asia constituted 26% of our net revenues in fiscal 1998 and 34% of our net revenues in fiscal 1997, while export sales to Europe accounted for 9% of our net revenue in fiscal 1998 and 8% of our net revenue in fiscal 1997. As a result, we are subject to the risks generally associated with doing business abroad. These risks include, but are not limited to:

     - the need to comply with foreign government regulations;

     - currency fluctuation; and

     - greater risk of disruptions or delays in shipments due to political unrest, or economic instability.

     For example, our revenues from our Asian customers declined by 49% during the fourth quarter of fiscal 1998 from the same period in fiscal 1997 as the result of uncertainties in the Asian capital markets.

     In addition, to the extent that we make yen-denominated purchases of wafers from our Japanese suppliers, we may be exposed to the risk that the exchange rate of yen for dollars may decrease from the date that the purchases are agreed upon and the wafers are delivered and, therefore, we would have underestimated the cost of such wafers.

     OUR REVENUES AND OPERATING RESULTS CAN BE ADVERSELY AFFECTED BY LITIGATION INVOLVING PATENTS AND PROPRIETARY RIGHTS


     The semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. Intellectual property litigation can be expensive and can divert the energy of our management and engineers. In addition, if any of our products are found to infringe a third party's valid patent, then we might be subject to injunctions and significant damages. Furthermore, we would have to either design around such patents or obtain a license. If we are unable to successfully design around the patents or obtain a license, then we might be unable to offer the product and our revenues and operating results could be materially adversely affected. In the past we have received correspondence from Cypress Semiconductor, Inc., the Lemelson Medical, Education & Research Foundation, International Business Machines Corporation and MUSIC Semiconductor, Inc., claiming that we may have infringed certain patents. Our patent counsel is reviewing these claims. Although we believe that we have valid defenses against such claims, we cannot assure you that we will not have to litigate such claims or enter into a settlement or license agreement to dismiss the claims. However, because the patents others are asserting primarily involve manufacturing processes, revenues from substantially all of our products could be subject to the alleged infringement claims.

     WE DEPEND ON CERTAIN KEY PERSONNEL TO MANAGE OUR OPERATIONS AND DEVELOP NEW PRODUCTS

     Our success depends on our ability to recruit and retain highly skilled engineers, marketing personnel and managers. In particular, we have a strong need for highly skilled design, process and test engineers, for whom competition is intense. We cannot assure you that we will be successful in hiring or retaining such key personnel or that any of our key personnel will remain employed with us.

     OUR CUSTOMERS ARE HIGHLY CONCENTRATED AND OUR REVENUES COULD BE ADVERSELY AFFECTED BY THE LOSS OF KEY CUSTOMERS

     Most of our revenue typically comes from a relatively small number of customers. For example, in fiscal year 1998, our top seven customers accounted for 53% of our total revenue. If we were to lose any of these customers, our revenues and operating results would be materially adversely affected. In addition, we typically have to provide volume pricing discounts to these customers, which reduces our gross margin.

     WE HAVE LESS CONTROL OVER THE DISTRIBUTION OF OUR PRODUCTS BECAUSE WE DEPEND SIGNIFICANTLY ON MANUFACTURING REPRESENTATIVES AND DISTRIBUTORS

     We market and distribute our products primarily through manufacturers' representatives and independent distributors. If our distributors or representatives were to reduce the number of our products they carry or to terminate their relationships with us, we could experience reduced revenues and would incur additional sales expenses associated with finding a replacement. In addition, if we don't respond to rapid changes in the channel due to factors such as consolidation or distributor financial difficulties.

     IF WE ARE NOT ADEQUATELY PREPARED FOR THE TRANSITION TO THE YEAR 2000, OUR OPERATIONS WILL BE HARMED

     If our company-wide Year 2000 readiness program does not successfully address the issue of computer programs and embedded computer chips being unable to distinguish between the Year 1900 and the Year 2000, we may suffer an interruption in or failure of our normal business activities and operations. In addition, even if we successfully identify and correct any products or internal systems that are not Year 2000 compliant, the third parties on whom we rely for such things as telephones, banking, manufacturing, supplies and shipping may not have systems that are Year 2000 compliant. Although we cannot determine the full extent of effects of a Year 2000 failure by us or by our key suppliers and customers, the most reasonably likely worst case scenario could result in delays in the production or shipment of products to our customers or delays in our ability to collect accounts receivable from our customers. In the aggregate, these delays could adversely affect our results of operations, liquidity or supplier and customer relations.

     Through December 1998, we had spent approximately $230,000 on our Y2K program. We estimate that we may spend up to an additional $300,000 for other repairs, replacements or upgrades and for coordinating our Y2K compliance efforts with key suppliers and customers. However, we cannot assure you that we will not have to spend significantly more to ensure that our products and internal systems are Year 2000 compliant or to remedy any situations caused by a Year 2000 failure. We do not have a contingency plan to address the Year 2000 problem, in the event that our current program is unsuccessful, but we expect to create one by June 1999. Please refer to the section entitled "Impact of Year 2000 on QSI's Operations" in our Quarterly Report on Form 10-Q for the quarter ended December 31, 1998.

     OUR OPERATING RESULTS AND FINANCIAL CONDITION ARE DIFFICULT TO PREDICT BECAUSE THE SEMICONDUCTOR INDUSTRY IS CYCLICAL AND SUBJECT TO RAPID CHANGE

     We may experience substantial period-to-period fluctuations in future operating results due to general semiconductor industry conditions, overall economic conditions or other factors. The semiconductor industry has historically been cyclical and subject to significant economic downturns at various times and has been characterized by diminished product demand, accelerated erosion of average selling prices and overcapacity. In addition, the end-markets for systems that incorporate QSI's products are characterized by rapidly changing technology and evolving industry standards.

     OUR STOCK PRICE IS VOLATILE

     Our earnings and stock price have been, and may be, subject to significant volatility, particularly on a quarterly basis due to changes in our operating results and financial conditions as well as to conditions that generally affect technology companies. Any shortfall in revenue, gross margins or earnings from expected levels could have an immediate and significant adverse effect on the trading price of our stock in any given period. We may not learn of, or be able to confirm, revenue, gross margin or earnings shortfalls until late in the quarter, or following the end of the quarter, because a significant portion of our revenue in a quarter typically is shipped in the last few weeks of that quarter. In addition, future announcements concerning us or our competitors, including technological innovations, new product introductions, governmental regulations, litigation, or changes in earnings estimates by analysts, may cause the market price of our stock to fluctuate substantially. Stock prices for many technology companies fluctuate widely for reasons that may be unrelated to operating results, such as general economic, political and market conditions. Because of the typically low daily trading volumes of our stock, our stock price is particularly volatile and you may find it difficult to buy or sell a large quantity of our stock.

     WE ARE EVALUATING THE ISSUES RAISED BY THE INTRODUCTION OF THE EURO

     We are in the process of addressing the issues raised by the introduction of the Single European Currency, or "Euro," for initial implementation as of January 1, 1999, and through the transition period to January 1, 2002. We do not expect the costs of any system modifications to be material and do not currently expect that introduction and use of the Euro will materially affect our foreign exchange and hedging activities or will result in any material increase in transaction costs. We will continue to evaluate the impact over time of the introduction of the Euro; however, based on currently available information we do not believe that the introduction of the Euro will have a material adverse impact on our financial condition or the overall trends in results of operations.

                           FORWARD-LOOKING STATEMENTS


     This document contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify these forward-looking statements. In particular, statements regarding expected synergies, advantages and other effects of the merger described in "Approval of the Merger and Related Transactions -- QSI's Reasons for the Merger," and "-- IDT's Reasons for the Merger" and elsewhere in this document are forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of many factors, including those described under "Risk Factors."



     We make no representation as to the whether the projected or estimated financial information referenced under "Approval of the Merger and Related Transactions -- Opinion of QSI's Financial Advisor" or elsewhere herein will be attained. Projections or estimations of future performance are necessarily subject to a high degree of uncertainty and may vary materially from actual results. Neither IDT nor QSI undertakes any obligation to release publicly the results of any revision to these forward-looking statements which may be made to reflect events or circumstances arising after the date of this document.

                      WHERE CAN YOU FIND MORE INFORMATION

     IDT and QSI are each required by the Securities Exchange Act of 1934 to give certain information about itself to the Securities and Exchange Commission. Therefore, each company files reports, proxy statements and other information with the Commission. You may inspect and copy this information at the following locations:

           Securities and Exchange Commission
           450 Fifth Street, N.W.
           Room 1024
           Washington, D.C. 20549

           Securities and Exchange Commission
           Citicorp Center
           500 West Madison Street
           Suite 1400
           Chicago, Illinois 60661

           Securities and Exchange Commission
           7 World Trade Center
           New York, New York 10048
           http://www.sec.gov (the Commission's web site)

           National Association of Securities Dealers, Inc.
           9513 Key West Avenue
           Rockville, Maryland 20850

     Copies of these materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549.

     You may obtain further information about the Public Reference Section by calling 1-800-SEC-0330.

     The Commission allows us to "incorporate by reference" information into this document. This means that we can disclose important information to you by referring you to another document filed separately with the Commission by IDT or QSI. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information in this document. This document incorporates by reference the following documents filed by IDT with the Commission:

     1. IDT's Annual Report on Form 10-K for the year ended March 29, 1998.

     2. IDT's Quarterly Reports on Form 10-Q for the quarters ended June 28, 1998, September 27, 1998 and December 27, 1998.

     3. The description of IDT's common stock as set forth on Form 8-B dated September 23, 1987, as amended by IDT's Form 8 dated March 28, 1989 and Form 8-B/A dated October 19, 1995.

     4. The description of IDT's preferred share purchase rights as set forth on Form 8-A dated December 23, 1998.

     We will provide upon written or oral request, without charge, copies of all documents with respect to IDT incorporated by reference, not including exhibits to the documents incorporated by reference unless such exhibits are specifically incorporated into the documents incorporated by reference, to each person to whom a copy of this document is delivered. You should direct requests for such copies to:

           Alan F. Krock
           Integrated Device Technology, Inc.
           2975 Stender Way
           Santa Clara, California 95054
           (408) 727-6116

     All documents filed by IDT and QSI under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this document and prior to final adjournment of the QSI special meeting, shall be deemed to be incorporated by reference into this document from the date of the filing of those documents.

IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS, YOU SHOULD MAKE YOUR REQUEST BY APRIL 23, 1999.

     This document also incorporates by reference QSI's Annual Report on Form 10-K for the year ended September 30, 1998, as amended by Form 10-K/A filed on March 22, 1999 and QSI's Form 10-Q for the quarter ended December 31, 1998, as amended by Form 10-Q/A filed on March 22, 1999. This document is accompanied by QSI's Form 10-K/A for the year ended September 30, 1998.

     You can find more information about the common stock that is offered by this document if you read IDT's registration statement on Form S-4 which has been filed with the Commission under the Securities Act of 1933. We will refer to it and any amendments to it as the "registration statement." This document does not contain all of the information contained in the registration statement and its exhibits and schedules. In this document, we may discuss the contents of contracts or other documents. Our statements about these other documents are not necessarily complete, and therefore in each instance we will refer you to a copy of the contract or other document that is filed as an exhibit to the registration statement. You should read the contract or other document for a complete description.

     You may inspect the registration statement and its exhibits and schedules at the Commission's offices at 450 Fifth Street, N.W., Washington, D.C. 20549. You may also obtain copies of the registration statement and its exhibits and schedules from the Public Reference Section of the SEC at the same address at prescribed rates.

     You should rely only on the information contained or specifically incorporated by reference in this document to vote on the merger. We have not authorized anyone to give you any information that is different from what is contained or incorporated by reference in this document.

     This document is dated March   , 1999. You should not assume that the
information contained in this document is accurate as of any date other than
March   , 1999 and neither the delivery of this document to you nor the issuance of the IDT common stock to you should create an implication that there has been no change in the information.

                            THE QSI SPECIAL MEETING

DATE, TIME AND PLACE OF MEETING

     The special meeting of the shareholders of QSI will be held at the offices of QSI located at 851 Martin Avenue, Santa Clara, California 95050, on April 30, 1999, at 11:00 a.m., local time.

PURPOSE OF THE SPECIAL MEETING

     At the special meeting, holders of QSI common stock will vote upon a proposal to approve the merger agreement. QSI shareholders will also be asked to vote upon any other matters as may be properly submitted at the special meeting and may also be asked to vote upon a proposal to adjourn or postpone the special meeting. Any adjournment or postponement could be used for the purpose of allowing additional time for the soliciting of additional votes to approve the merger agreement.

     THE QSI BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT. THE QSI BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, QSI AND ITS SHAREHOLDERS, AND UNANIMOUSLY RECOMMENDS THAT HOLDERS OF SHARES OF QSI COMMON STOCK VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT.

RECORD DATE; VOTING RIGHTS; PROXIES

     Only holders of QSI common stock at the close of business on March 23, 1999, the record date, are entitled to notice of and to vote at the special meeting.

     As of the record date, there were 7,560,180 shares of QSI common stock issued and outstanding, each of which entitled the holder thereof to one vote.

     The accompanying form of proxy is for use at the special meeting if a shareholder will be unable to attend the special meeting. All shares of QSI common stock represented by properly executed proxies will, unless such proxies have been previously revoked, be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH SHARES OF QSI COMMON STOCK REPRESENTED BY SUCH PROXIES WILL BE VOTED "FOR" ADOPTION AND APPROVAL OF THE MERGER AGREEMENT. QSI does not know of any matters other than as described in the Notice of Special Meeting that are to come before the special meeting. If any other matter is properly presented for action at the special meeting, the persons named in the enclosed form of proxy will have the discretion to vote on such matters in accordance with their best judgment. A shareholder who has given a proxy may revoke it at any time prior to its exercise by giving written notice to the Secretary of QSI, by signing and returning a later dated proxy, or by voting in person at the special meeting. However, mere attendance at the special meeting will not in and of itself have the effect of revoking the proxy. Votes cast by proxy or in person at the special meeting will be tabulated by the inspector of election appointed for the special meeting.

SOLICITATION OF PROXIES

     Proxies are being solicited by and on behalf of the QSI board. QSI will bear all expenses in connection with such solicitation. In addition to solicitation by use of the mails, proxies may be solicited by directors, officers and employees of QSI in person or by telephone, telegram or other means of communication. Such directors, officers and employees will not be additionally compensated for, but may be reimbursed for out-of-pocket expenses incurred in connection with, such solicitation. Arrangements have also been made with brokerage firms, banks, custodians, nominees and fiduciaries for the forwarding of proxy and solicitation materials to owners of QSI common stock held of record by such persons, and such firms will be reimbursed for reasonable expenses incurred in forwarding such materials. QSI has retained Corporate Investors Communications, Inc., to aid in the solicitation of proxies from shareholders of QSI. The fees for the solicitation of proxies from the shareholders of QSI are estimated to be $4,500 plus reimbursement of out-of-pocket expenses.

QUORUM

     The presence in person or by properly executed proxies of holders of a majority of all the issued and outstanding shares of QSI common stock entitled to vote is necessary to constitute a quorum at the special meeting. For purposes of determining whether a quorum is present, the inspector of election will include shares that are present or represented by proxy, even if the holders of such shares abstain from voting on any particular matter. The inspector of election will exclude shares that are held of record by brokers for which the brokers indicate that they do not have discretionary authority to vote on any particular matter, also referred to as broker non-votes.

REQUIRED VOTE

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the outstanding shares of QSI common stock entitled to vote thereon at the special meeting.

     For purposes of determining whether the merger agreement has been approved, the inspector of election will include abstentions and broker non-votes as a portion of the number of shares deemed to have voted on such matter at the special meeting. Accordingly, abstentions and broker non-votes will have the effect of a "No" vote on the proposal to approve the merger agreement.


     As of March 19, 1999, directors and executive officers of QSI and their affiliates were beneficial owners of an aggregate of 804,976 shares of QSI common stock, or approximately 10.6% of the 7,560,180 shares of QSI common stock that were issued and outstanding as of that date. Each of the directors and executive officers of QSI has indicated an intention to vote all shares of QSI common stock beneficially owned by him or her in favor of approval of the merger agreement.


     THE MATTERS TO BE CONSIDERED AT THE SPECIAL MEETING ARE OF GREAT IMPORTANCE TO THE SHAREHOLDERS OF QSI. ACCORDINGLY, SHAREHOLDERS ARE URGED TO READ AND CAREFULLY CONSIDER THE INFORMATION PRESENTED IN THIS DOCUMENT, AND TO COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

  SHAREHOLDERS SHOULD NOT SEND ANY STOCK CERTIFICATES WITH THEIR PROXY CARDS.

                APPROVAL OF THE MERGER AND RELATED TRANSACTIONS

     This section contains forward-looking statements within the meaning of
Section 27A of the Securities Act and Section 21E of the Exchange Act. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates," variations of such words and similar expressions are intended to identify these forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain factors, including those under "Risk Factors." You should not place undue reliance on forward-looking statements in this document, which reflect the analysis of the management of either IDT or QSI only as of the date of this document.

BACKGROUND OF THE MERGER

     As a result of an unsolicited offer from Cypress Semiconductor Corporation proposing to acquire all of the outstanding stock of QSI and to assume all of QSI's outstanding stock options for $30 million in cash and Cypress stock, the QSI board held a special meeting on August 6, 1998. In evaluating its alternatives, the board considered the fact that revenues for the company's networking products had been declining since the first quarter of fiscal 1998 and that the company needed to introduce a new generation of networking products in order to reverse this trend of declining revenues and to increase gross margins. The board noted that, according to QSI's management, the potential to increase revenues from a new generation of networking products was consistent with management's previous goals of 30% to 35% growth, and the overall growth potential of the company was consistent with management's previous goals of 25% total revenue growth. However, the board also observed that even if the development and introduction of a new generation of networking products could result in a substantial increase in revenue and profitability, the company's current financial condition made the pursuit of this development as an independent company particularly risky. Specifically, the board noted that the cash required to complete designs, develop masks and prototypes and build inventory represented approximately all of the available liquid assets that QSI had. The board also considered that if networking revenues from a new generation of products did not increase as expected, or if the company was not successful in launching the new networking products in a timely manner, then QSI would not have sufficient liquidity to continue to operate. The board considered whether the company could remain independent by raising cash through an equity offering, but with the stock price at approximately $2.00 per share, the board concluded that any such issuance would substantially dilute existing shareholders. Consequently, the board concluded that it would be in the best interests of shareholders to seek a merger with another semiconductor company that had sufficient liquidity to enable QSI to develop new products and whose product mix, business strategy and management philosophy were complementary to QSI's. Management indicated that, although they had not contacted Cypress about a merger prior to receiving the Cypress offer, they had recently discussed merging with two other semiconductor companies and, because of differences in product development strategy and product mix, neither QSI nor the other companies had pursued further negotiations. The board then directed the officers of the company to continue discussions with Cypress and also to contact IDT to discuss a possible merger.

     On August 7, 1998, at the request of Mr. Gupta, director, President and Chief Executive Officer of QSI, and Mr. Chun Chiu, a founder, director and Chief Technical Officer of QSI, Mr. Leonard Perham, President and Chief Executive Officer of IDT, met with Mr. Gupta and Mr. Chiu for the first time to determine if IDT had an interest in acquiring QSI. At the meeting, they discussed the strategic plans of each company and the potential benefits of the combination.

     On August 12, 1998, and again on August 21, 1998, members of QSI's and IDT's management met off-site and held preliminary discussions on the possibility of combining the two companies. QSI's management provided background information on QSI.

     On August 24, 1998, Mr. Chiu received a letter from Mr. Perham outlining the terms of a non-binding proposal for IDT's acquisition of QSI. The non-binding proposal appeared to be in good faith and reasonable because it clearly set forth the parameters under which IDT would determine whether it would pursue the merger and it did not preclude QSI from attempting to solicit or negotiate with other potential acquirors. In addition, it contemplated continuing QSI as a going concern. The company determined that, given the reasonableness of the non-binding proposal and the nature of the good faith negotiations that had been going on with IDT, it would focus on trying to finalize a definitive merger agreement with IDT.

     From August 24, 1998, to September 19, 1998, information was provided to IDT under a non-disclosure agreement signed on August 24, 1998.

     On September 2, 1998, members of QSI's and IDT's management met off-site. David Sear, the Executive Vice President and Chief Operating Officer of QSI, gave a presentation on QSI's logic and networking products and related information.

     On September 3, 1998, at a special meeting of the QSI board, the directors discussed the status of discussions with IDT. The QSI board also discussed the status of discussion with Cypress. Management informed the board that after an initial exchange in which QSI indicated to Cypress that its offer was too low and that QSI had questions regarding the integration of the companies, Cypress informed them that it was not interested in pursuing further discussions related to its offer letter of July, 1998. The QSI board also discussed whether another party would be available for a merger with QSI. Management informed the board that, other than its earlier discussions with two other semiconductor companies, it had not attempted to contact any other potential acquirors and that no other party had shown interest. In addition, the board and the officers of QSI discussed their belief that QSI and IDT would be able to operate effectively together as a combined company and that the only significant issue to negotiate was the exchange ratio for the merger. The board also discussed whether QSI should remain independent. After discussion of these points, the board determined that it would be in the best interest of QSI to continue its discussions with IDT regarding a merger of the two companies.

     On September 4, 1998, at a special meeting of the IDT board, IDT's management made a presentation regarding initial conversations with QSI about a possible merger. The IDT board also reviewed and discussed QSI's product lines, the strategic fit between IDT and QSI, and the potential benefits resulting from a merger.

     On September 17, 1998, Mr. Perham and Mr. Gupta met off-site and discussed a framework for establishing a proposed valuation for QSI.

     On September 19, 1998, the IDT board held a special meeting. At that meeting, management reviewed findings of its preliminary due diligence investigation of QSI. The IDT board authorized IDT management to proceed with non-binding negotiations to acquire QSI.

     On September 19, 1998, Mr. Perham sent Mr. Gupta a letter outlining a possible valuation framework and identifying certain issues which were outstanding in order to move forward. Mr. Gupta signed the letter on behalf of QSI.

     On September 27, 1998, IDT provided QSI with a list of additional due diligence items required.

     On October 1, 1998, IDT delivered the initial draft merger agreement to QSI.

     On October 5, 1998, QSI engaged Needham & Company, Inc. to provide the QSI board with a fairness opinion.

     On October 8, 1998, QSI delivered its comments to the draft merger agreement to IDT.

     On October 12 and 13, 1998, members of IDT's management met with representatives of Needham, QSI's financial advisor. IDT and Needham reviewed, among other things: the overall strategic direction of IDT; IDT's financial projections, with and without the proposed merger; the stock price history of both IDT and QSI; the strategic fit between IDT's and QSI's product lines; the financial condition of both IDT and QSI; and IDT's reasons for the merger.

     On October 15, 1998, at the IDT board's regularly scheduled quarterly meeting, IDT management presented an update on the status of its due diligence investigation of QSI and discussions with QSI regarding the framework for addressing and negotiating the exchange ratio.

     On October 22, 1998, Steve Vonderach, the Chief Financial Officer of QSI, Paul Gupta, Jack Menache, the Vice President, General Counsel and Secretary of IDT and Brian C. Boisseree, the Vice President and Treasurer of IDT met, together with outside legal counsel for IDT and QSI, to further negotiate the terms of the draft merger agreement.

     On October 26, 1998, Chun Chiu, Paul Gupta and Steve Vonderach of QSI and Len Perham and Brian Boisseree of IDT met to discuss structuring the potential acquisition of QSI as a pooling of interests rather than a purchase for accounting purposes and to discuss other parameters of the potential acquisition.

     On October 30, 1998, Len Perham of IDT delivered a letter to Chun Chiu of QSI which updated the terms of the proposed acquisition of QSI by IDT.

     On October 30, 1998, the IDT board convened a special meeting. The IDT board and IDT's management discussed various issues in the transaction, including, among other things: final results of the due diligence investigation of QSI; financial projections, including the impact of the merger on IDT's revenues and earnings going forward; the recommended structure of the transaction from legal and accounting perspectives; the opinions of financial, legal, and other experts who had been retained by IDT to assist in the transaction; and the covenants, conditions of closing, and conduct of business by QSI in the pre-closing period. Based on these discussions, and consideration of the factors listed in "Approval of the Merger and Related Transactions -- IDT's Reasons for the Merger," the IDT board unanimously:

     - determined that proceeding with the merger would serve the best interests of IDT;

     - agreed upon an exchange ratio to propose to QSI;

     - approved the terms of the merger agreement; and

     - authorized IDT's officers to execute the merger agreement and to take such further actions as might be necessary or appropriate to effect the merger.

     On November 1, 1998, the parties reached final agreement on the terms for the merger.

     On November 1, 1998, QSI held a special meeting of the board of directors. At the meeting, following a review by Needham of its financial analysis of the transaction, Needham delivered to the QSI board its written opinion that, as of that date, the exchange ratio was fair, from a financial point of view, to the holders of QSI common stock. QSI's legal counsel reviewed the terms of the final draft of the merger agreement and the resolution of previously outstanding issues relating to the merger agreement. After considering the presentations of its financial and legal advisors and the factors described in the "Approval of the Merger and Related
Transactions -- QSI's Reasons for the Merger," the QSI board unanimously:

     - determined that the terms of the merger were fair to, and in the best interests of, holders of QSI common stock;

     - approved the terms of the merger agreement and authorized QSI's officers to execute the merger agreement and to undertake all acts necessary or desirable to complete the merger;


     - recommended approval of the merger agreement by the holders of QSI common stock; and



     - ratified and approved all actions taken previously by QSI's officers and directors in connection with the merger.


     On November 1, 1998, the appropriate officers of IDT and QSI signed the merger agreement.

     From August 7, 1998 through November 1, 1998, there were also various phone conversations between QSI and IDT to discuss the possibility of an acquisition of QSI by IDT and the terms and potential valuation of such a transaction.

     The table below tracks the stock price of IDT and QSI at various events that took place in the course of the merger negotiations:

       DATE                         ACTIVITY                  IDT STOCK PRICE   QSI STOCK PRICE
       ----                         --------                  ---------------   ---------------
August 7, 1998      Parties began discussions about a              $6.75             $2.00
                    possible merger
August 24, 1998     IDT delivered a non-binding proposal to         6.00              2.06
                    acquire QSI
September 3, 1998   QSI's board met to discuss IDT and              4.72              1.88
                    strategic alternatives
September 18, 1998  QSI and IDT sign letter regarding merger        4.53              1.63
October 1, 1998     QSI received a first draft of the merger        5.47              1.81
                    agreement
October 12, 1998    IDT met with Needham                            4.94              2.00
October 30, 1998    QSI received a letter updating terms of         6.94              2.94
                    the merger
November 2, 1998    First trading day after the signing and         6.19              3.69
                    announcement of the merger agreement

     Prior to reaching agreement on the final exchange ratio on October 30, 1998, the parties discussed the framework for establishing the exchange ratio at various times during the three month period preceding the announcement of the merger. The factors that were discussed and that impacted the determination of the exchange ratio included:

     - the structure of the merger including the proposed tax and accounting treatment;

     - the results of IDT's due diligence review of QSI, including an understanding of QSI's capital structure and the assets and liabilities of QSI; and

     - IDT's stock price at or about the time of the signing of the merger agreement.

     As part of the ongoing negotiations over the three months preceding the announcement of the merger IDT and QSI each expressed objectives and approaches for determining valuation of QSI and the resulting exchange ratio. QSI's initial goal was a 1-for-1 exchange ratio, which IDT never accepted. Based upon preliminary information and discussions in late August, IDT's preliminary framework for addressing valuation and deal structure would have yielded an exchange ratio lower than the final exchange ratio. IDT's September 19, 1998 letter to Mr. Gupta expressed a framework for addressing valuation and deal structure which could have yielded an exchange ratio of between 0.75 and 0.875, depending on IDT's stock price at or about the time of signing the merger agreement. IDT's letter of September 19, 1998 to QSI acknowledged QSI's desire for a target valuation of $35 million and assumed a target IDT stock price of $5.00, which would have resulted in approximately 7 million shares of IDT stock and options being issued in the merger. The letter also addressed approaches if there were changes in the IDT stock price, and contemplated a minimum of 6 million shares if IDT's stock price increased, and the ability of IDT to add cash if the price decreased below $5 per share. However, the number of shares to be issued and the resulting exchange ratio was also dependent upon verification of a number of contingencies and subject to further due diligence related to QSI's business, assets and liabilities. Among the contingencies and diligence that were considered in arriving at the final exchange ratio were costs associated with QSI's Australian facilities and employee severance or change of control obligations. As a result of IDT's determination that there were several million dollars of increased costs and contingencies associated with the merger and the fact that IDT's stock price had increased, IDT offered on October 30, 1998 an exchange ratio of 0.6875 shares. This ratio was based upon approximately
5.5 million shares of IDT common stock and options being exchanged for approximately 8 million shares of QSI common stock and options. Based on IDT's stock price on October 29, 1998 of $6 13/16, this offer valued the deal at approximately $37.5 million. Based upon QSI's closing price on October 29, 1998 of $2.875, the QSI per share deal value at that time was $4.69, or a premium of over 60%.

QSI'S REASONS FOR THE MERGER

     The QSI board has determined that the terms of the merger agreement and the transactions contemplated thereby are fair to, and in the best interests of, QSI and its shareholders. Accordingly, the QSI board has unanimously approved the merger agreement and recommends unanimously that the shareholders of QSI vote "For" adoption of the merger agreement. In reaching its determination, the QSI board consulted with QSI's management, as well as its legal counsel and financial advisor, and considered the following material factors:

     - the opportunity that the merger affords QSI's shareholders to reduce their exposure to the risks inherent in QSI's reliance on a limited number of products, and the difficulties in competing against larger companies with more diversified product lines and greater financial resources, and the fact that the consideration per share of QSI common stock in the merger appropriately recognizes the significant value of QSI's business;

     - the possible opportunity for QSI to gain greater market strength by combining with a large company, thereby realizing economies of scale with respect to financial resources, product distribution channels, a larger installed base of customers and marketing visibility, and the opportunity for QSI as a result of the merger to offer its products as part of a broader range of products;


     - the fact that IDT's greater financial resources and marketing and distribution capabilities reduce the risk associated with developing a new generation of networking products to take advantage of the significant potential for growth in the market for networking products. In August 1998, our management believed that if we could develop such products as an independent company, we could potentially experience growth of 30% to 35% per year in this market. Although our management cannot project what kind of growth potential we may experience once we complete the merger with IDT, we still believe that this market represents a significant opportunity for us;

     - the ability the merger affords QSI to utilize the resources of the combined companies to develop additional products and new applications for existing products for customers and to develop those products more rapidly;

     - the opportunity to market QSI's products through IDT's distribution channels and to sell QSI's products together with IDT's products;

     - the potential to reduce operating costs through consolidation and integration of certain manufacturing, distribution, sales and administrative operations and functions;

     - information concerning the financial performance and condition, business operations and prospects of each of IDT and QSI;

     - the fact that the merger would allow holders of QSI common stock to retain an equity interest of approximately 6.2% in the combined company and to achieve greater liquidity than could be achieved by continuing to hold QSI common stock;

     - the exchange ratio, recent trading prices for QSI common stock and IDT common stock, including the fact that the consideration per share of QSI common stock that may be received under the merger agreement represents a premium of approximately 50% over recent historical trading price of QSI common stock and appropriately recognizes the significant value of QSI's business, the downward trend of QSI's stock price and QSI's belief that prospects for future share price appreciation would be greater in the merged company than as an independent company;

     - the likelihood of consummation of the merger, including the terms and conditions of the merger agreement, and the conditions to the consummation of the merger;

     - the expectation that the merger will be nontaxable to the shareholders of QSI for federal income tax purposes;

     - the financial analyses of Needham, described herein and the opinion of Needham, that, as of November 1, 1998, the exchange ratio was fair to the holders of QSI common stock from a financial point of view (See
       "-- Opinion of QSI's Financial Advisor");

     - the opportunity for shareholders of QSI to vote on whether to adopt the merger agreement; and

     - the fact that certain employees may perceive the combined company, with its greater financial resources and diversity of products, as providing greater stability as well as greater ability to provide financial incentives in order to recruit and retain employees.

     The QSI board of directors also considered negative factors relating to the merger, including:

     - the risks that the benefits sought in the merger would not be fully achieved;

     - the fact that certain employees would likely have their employment terminated;

     - the risk that the merger would not be consummated; and

     - the effect of the public announcement of the merger on QSI's sales and operating results.

     The QSI board of directors believed that these risks were outweighed by the potential benefits to be gained by the merger.

     In view of the wide variety of factors considered by the QSI board, it did not find it practicable to quantify, or otherwise attempt to assign relative weights to, the specific factors considered in making its determination. Consequently, the QSI board did not quantify the assumptions and results of its analysis in reaching its determination that the merger is fair to, and in the best interests of, QSI and its shareholders. THE QSI BOARD UNANIMOUSLY RECOMMENDS THAT QSI SHAREHOLDERS VOTE "FOR" ADOPTION OF THE MERGER AGREEMENT.

IDT'S REASONS FOR THE MERGER

     The IDT board has determined that the terms of the merger agreement and the transactions contemplated thereby provide an opportunity that serves the best interests of IDT, and that IDT should proceed with the merger at this time. In making this determination, the IDT board consulted extensively with IDT's management and reviewed the results of management's due diligence investigation and analysis of QSI.

     The following are among the reasons why the IDT Board believes that the merger will benefit IDT:

     - High-performance logic products are important to IDT's overall product strategy. The addition of QSI's portfolio of bus switch, clock management, and fast 5-volt and 3.3-volt logic devices could further enhance IDT's product portfolio and position as a leader in the high-performance logic market;

     - Over the past four years, IDT has made substantial investments in new semiconductor manufacturing technology, and IDT currently has excess capacity to produce wafers and to assemble and test finished parts. IDT's near-term strategy to recover these investments includes initiatives to expand its product portfolio and revenue base. IDT believes that the addition of the QSI semiconductor products creates the potential to utilize IDT's existing manufacturing capacity and capabilities;

     - IDT believes its customers are in the process of reducing costs by standardizing across a much smaller group of suppliers, and exacting pricing and other concessions from preferred suppliers in exchange for higher volume commitments. IDT believes that QSI's products complement IDT's existing logic and networking portfolio. IDT further believes that, following the merger, the broader combined product offerings will enhance IDT's ability to compete for preferred supplier positions with major customers;

     - At various points in the past, the breadth of IDT's new product development programs and the time schedules for delivering new logic products have been constrained by inability to find key design and engineering talent. IDT believes that QSI has established a highly stable, capable logic design team and that the addition of this team will significantly augment IDT's ability to deliver new logic products to the marketplace;

     - IDT believes that the merger creates an opportunity to leverage its worldwide team of sales, marketing, and customer engineering personnel into increased sales of QSI's existing and development-stage products; and

     - Over the last few years, IDT has attempted to enter the market for advanced networking products. Over the same period, QSI has also entered the market with their line of advanced integrated circuits, or "IC's," for Fast Ethernet networking applications. IDT believes that combining IDT's and QSI's design, engineering, and marketing resources will improve IDT's competitive position and likelihood of achieving its objectives in this market segment.

     In the course of its deliberations the IDT board, with IDT management, reviewed and considered a number of other factors relevant to the merger. In particular, the IDT board considered, among other things:

     - information concerning IDT's and QSI's respective businesses, prospects, financial performance and condition, operations and product development schedules;

     - the comparative stock prices of IDT and QSI at various points in time prior to execution of the merger agreement;

     - the costs expected to be incurred in connection with the merger, in future quarters, including merger-related costs and potential costs or charges to combine operations;

     - for growing revenue in the high-performance logic and advance networking IC markets;

     - the results of management's due diligence investigation of QSI; and

     - the potential benefits expected to be realized after the merger from cost reduction, and increased utilization of manufacturing capacity.

     The IDT board also considered a variety of potentially negative factors in deliberating the merits of the proposed merger, including but not limited to:

     - the declining trend in QSI's revenue and the trend of operating losses over the last several quarters;

     - the uncertainty surrounding QSI's plans for major new product introductions of networking IC's over the next several quarters, and the dependence of QSI's financial projections on the success of those new products;

     - the potential dilutive effect of the issuance of IDT stock in the merger;

     - the risk that relationships with customers, distributors, and sales agents would be disrupted in implementing the merger, and the potential detrimental impact on QSI product revenues;

     - the risk that key technical personnel of QSI might not be retained through the merger; and

     - the possibility that some of the benefits sought to be obtained through the merger may not be realized.

OPINION OF QSI'S FINANCIAL ADVISOR


     Under an engagement letter dated October 5, 1998, QSI retained Needham & Company, Inc., as financial advisor with respect to the proposed merger and to render an opinion as to the fairness, from a financial point of view, of the proposed exchange ratio to the holders of QSI common stock. The amount of consideration to be paid for QSI in the merger was determined through arm's length negotiations between QSI and IDT and not by Needham.



     At a meeting of the board of directors of QSI on November 1, 1998, Needham delivered its written opinion that, as of such date and based upon and subject to certain assumptions and other matters described in the Needham opinion, the proposed exchange ratio is fair to the holders of QSI common stock from a financial point of view. THE NEEDHAM OPINION IS ADDRESSED TO THE QSI BOARD, IS DIRECTED ONLY TO THE FINANCIAL TERMS OF THE MERGER AGREEMENT AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF QSI AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE SPECIAL MEETING.

     The complete text of the Needham opinion, which sets forth the assumptions made, matters considered, limitations on and scope of the review undertaken by Needham, is attached to this document as Appendix B. YOU SHOULD READ THE NEEDHAM OPINION CAREFULLY AND IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, THE FACTORS CONSIDERED, AND THE ASSUMPTIONS MADE BY NEEDHAM.

     In arriving at its opinion, Needham, among other things:

     - reviewed a draft of the merger agreement dated October 29, 1998 and a letter from IDT to QSI dated October 30, 1998 proposing the exchange ratio; these documents contained the same exchange ratio as the exchange ratio in the executed merger agreement;

     - reviewed certain publicly available information concerning QSI and IDT and certain other relevant financial and operating data of QSI and IDT made available from the internal records of QSI and IDT;

     - reviewed the historical stock prices and trading volumes of QSI common stock and IDT common stock;

     - held discussions with members of senior management of QSI and IDT concerning their current and future business prospects;

     - reviewed certain financial forecasts and projections prepared by the respective managements of QSI and IDT;

     - compared certain publicly available financial data of companies whose securities are traded in the public markets and that Needham deemed relevant to similar data for QSI;

     - reviewed the financial terms of certain other business combinations that Needham deemed generally relevant; and

     - performed and/or considered such other studies, analyses, inquiries and investigations as Needham deemed appropriate.

     Without independent verification, Needham relied upon and assumed:

     - the accuracy and completeness of the information reviewed by or discussed with it for purposes of rendering the Needham opinion; and

     - that QSI's and IDT's financial forecasts provided to Needham by their respective managements reflect the best currently available estimates and judgments of the two companies' managements of the companies' future operating and financial performance.

     Needham did not assume any responsibility for or make or obtain any independent evaluation, appraisal or physical inspection of the assets or liabilities of QSI or IDT. The Needham opinion states that it was based on economic, monetary and market conditions as they existed and could be evaluated as of the date of such opinion. Needham expressed no opinion as to what the value of IDT common stock will be when issued to the shareholders of QSI pursuant to the merger or the prices at which the IDT common stock will actually trade at any time. In addition, Needham was not asked to consider, and the Needham opinion does not address:

     - QSI's underlying business decision to engage in the merger;

     - the relative merits of the merger as compared to any alternative business strategies that might exist for QSI; or

     - the effect of any other transaction in which QSI might engage.

     No other limitations were imposed by QSI on Needham with respect to the investigations made or procedures followed by Needham in rendering the Needham opinion.

     Based on this information, Needham performed a variety of financial analyses of the merger and the exchange ratio. The following paragraphs summarize the material financial analyses performed by Needham in arriving at the Needham opinion.

     CONTRIBUTION ANALYSIS


     Needham reviewed and analyzed the pro forma contribution of each of QSI and IDT to pro forma combined operational and financial information as of September 30, 1998, and projected calendar 1998 and 1999 operating results. Needham reviewed, among other things, the pro forma contributions to net sales, net income, assets and shareholders' equity. This analysis indicated that QSI would have contributed 9% of projected calendar 1998 pro forma combined net sales, 10% of projected calendar 1999 pro forma combined net sales, 5% of projected calendar 1998 pro forma combined net income, and 6% of projected calendar 1999 pro forma combined net income. In addition, QSI would have contributed 6% of the pro forma combined total assets as of September 30, 1998, and 9% of the pro forma combined shareholders' equity as of September 30, 1998. Based on the exchange ratio, QSI's shareholders will own approximately 6.2% of the outstanding shares of IDT immediately after the merger. The results of the contribution analysis are not necessarily indicative of the contributions that the respective businesses may have in the future.


     SELECTED COMPANY ANALYSIS

     Using publicly available information, Needham compared selected historical and projected financial and market data ratios for QSI to the corresponding data and ratios of certain other publicly traded semiconductor companies that Needham deemed relevant because their lines of business are similar to QSI's line of business: Cypress Semiconductor Corporation, Integrated Circuit Systems, Inc., IDT, and Pericom Semiconductor Corporation, together the "Selected Companies." Such data and ratios included total market capitalization to historical and projected revenue, price per share to historical and projected earnings per share, and market value to historical book value.

     The following table sets forth information concerning the following multiples for the Selected Companies and for QSI:

     - total market capitalization as a multiple of last twelve months' revenues, or "LTM Revenues;"

     - total market capitalization as a multiple of projected calendar 1998 revenues;

     - total market capitalization as a multiple of projected calendar 1999 revenues;

     - market value of common stock as a multiple of projected 1999 earnings per share, or "Price/ Earnings Multiple;" and

     - market value as a multiple of historical book value.

     Needham calculated multiples for the Selected Companies based on the closing stock prices for those companies on October 30, 1998 and for QSI based on the closing price for IDT common stock on October 30, 1998, of $6.94 and, based upon the exchange ratio of 0.6875, the resulting equivalent price per share for the QSI common stock of $4.77.

                                                           SELECTED COMPANIES            QSI
                                                      -----------------------------   IMPLIED BY
                                                      HIGH    LOW    MEAN    MEDIAN     MERGER
                                                      -----   ----   -----   ------   ----------
Total market capitalization to LTM revenues.........   2.0x   0.5x    1.1x    0.9x       0.7x
Total market capitalization to projected calendar
  1998 revenues.....................................   2.0x   0.5x    1.0x    0.8x       0.8x
Total market capitalization to projected calendar
  1999 revenues.....................................   1.6x   0.3x    0.8x    0.7x       0.6x
Projected calendar 1999 Price/Earnings Multiple.....  25.7x   6.7x   14.9x   13.6x       5.5x
Market value to historical book value...............   2.1x   1.2x    1.8x    1.9x       1.5x

     Needham also analyzed the Price/Earnings Multiples for the last twelve months and for projected calendar 1998, but determined that the results were not meaningful because of QSI's net losses for the last twelve months and projected net losses for calendar 1998.

     SELECTED TRANSACTION ANALYSIS

     Needham also analyzed publicly available financial information for 28 selected completed and pending mergers and acquisitions of companies in the electronics industry that represent transactions since January 1, 1990, with transaction values of between $10 million and $700 million, together the "Selected Transactions." In examining the Selected Transactions, Needham analyzed:

     - the premium of consideration offered to the acquired company's stock price one day prior to the announcement of the transaction;

     - the premium of consideration offered to the acquired company's stock price four weeks prior to the announcement of the transaction;

     - the aggregate transaction value as a multiple of sales for the last twelve months, or "LTM Sales;"

     - the aggregate transaction value as a multiple of earnings before interest, taxes, depreciation and amortization for the last twelve months, or "LTM EBITDA;" and

     - the market value as a multiple of historical book value.

     Needham also analyzed the multiples of aggregate transaction value to earnings before interest and taxes for the last twelve months and to net income for the last twelve months but determined that the results were not meaningful because of QSI's net losses for the last twelve months. In certain cases, complete financial data was not publicly available for the selected transactions and only partial information was used in such instances.

     The following table sets forth information concerning the stock price premiums in the Selected Transactions and the stock price premiums implied by the proposed merger. The premiums implied by the proposed merger were based on the closing price of IDT common stock on October 30, 1998 and the exchange ratio of 0.6875.


                                                    SELECTED TRANSACTIONS
                                               --------------------------------   IDT/QSI
                                               HIGH      LOW      MEAN   MEDIAN   MERGER
                                               ----     -----     ----   ------   -------
One day stock price premium.................   66.7%    (64.9)%   19.5%   27.7%     62.4%
Four week stock price premium...............   68.7%    (83.7)%   31.2%   44.6%    131.0%

     The following table sets forth information concerning the multiples of aggregate transaction value to LTM Sales and LTM EBITDA and the multiples of market value to historical book value for the Selected Transactions and the same multiples implied by the proposed merger. The multiples for the proposed merger were based on the closing price of IDT common stock on October 30, 1998 and the exchange ratio of 0.6875.

                                                      SELECTED TRANSACTIONS
                                                  -----------------------------   IDT/QSI
                                                  HIGH    LOW    MEAN    MEDIAN   MERGER
                                                  -----   ----   -----   ------   -------
Aggregate transaction value to LTM Sales.......    4.4x   0.1x    1.5x    1.5x      0.7x
Aggregate transaction value to LTM EBITDA......   65.2x   3.8x   19.4x   15.0x     30.2x
Market value to historical book value..........   40.6x   0.5x    5.0x    2.7x      1.6x

     No company, transaction or business used in the "Selected Company Analysis" or "Selected Transaction Analysis" as a comparison is identical to QSI, IDT or the combined companies after completion of the merger. Accordingly, these analyses are not simply mathematical; rather, they involve complex considerations and judgments concerning differences in the financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the Selected Companies, Selected Transactions, or the business segment, company or transaction to which they are being compared.

     OTHER ANALYSES


     In rendering its opinion, Needham considered certain other analyses, including, among other things, a history of trading prices and volumes for the QSI common stock and IDT common stock, a comparative analysis of institutional ownership of QSI and IDT, and a comparison of QSI's and IDT's stock price performance relative to the Standard & Poor's 500 Index.


     The summary set forth above does not purport to be a complete description of the analyses performed by Needham in connection with the rendering of the Needham opinion. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant quantitative and qualitative methods of financial analyses and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, Needham believes that its analyses must be considered as a whole and that considering any portions of such analyses and of the factors considered, without considering all analyses and factors, could create a misleading or incomplete view of the process underlying its opinion. In its analyses, Needham made numerous assumptions with respect to industry performance, general business and economic and other matters, many of which are beyond the control of QSI or IDT. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable as set forth therein. Additionally, analyses relating to the values of business or assets do not purport to be appraisals or necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, such analyses and estimates are inherently subject to substantial uncertainty. The Needham opinion and Needham's related analyses were only one of many factors considered by QSI's board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of QSI's board of directors or management with respect to the exchange ratio or the proposed merger.


     Under the engagement letter, QSI agreed to pay Needham a fee for rendering the Needham opinion and for financial advisory services of $175,000. None of Needham's fee is contingent on consummation of the merger. QSI has also agreed to reimburse Needham for its reasonable out-of-pocket expenses and to indemnify it against certain liabilities relating to or arising out of services performed by Needham as financial advisor to QSI.

     Needham is a nationally recognized investment banking firm. As part of its investment banking services, Needham is frequently engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. Needham was retained by the QSI board of directors to act as QSI's financial advisor in connection with the merger based on Needham's experience as a financial advisor in mergers and acquisitions as well as Needham's familiarity with the semiconductor industry. In the normal course of its business, Needham may actively trade the equity securities of QSI or IDT for its own account or for the account of its customers and, therefore, may at any time hold a long or short position in such securities.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS


     Following is a description of the opinions of Fenwick & West LLP, counsel to IDT, and Venture Law Group, A Professional Corporation, counsel to QSI, regarding the material federal income tax consequences of the merger that are generally applicable to holders of QSI common stock. As a condition to the consummation of the merger, these firms must render tax opinions to their clients that (a) the merger will be a "reorganization" for federal income tax purposes within the meaning of Section 368(a) of the Internal Revenue Code and
(b) each of IDT, Penguin Acquisition and QSI will be a "party to the reorganization" within the meaning of section 368(b) of the code. This means and these firms are of the opinion that, subject to the limitations and qualifications described below in this section:


     - No gain or loss will be recognized by QSI shareholders solely upon their receipt of IDT common stock in the merger in exchange for QSI common stock, except to the extent of cash received in lieu of a fractional share;

     - The aggregate tax basis of the IDT common stock received in the merger, including any fractional share not actually received, will equal the aggregate tax basis of QSI common stock surrendered in exchange;

     - The holding period of the IDT common stock received in the merger by a QSI shareholder will include the period during which the shareholder held the QSI common stock surrendered in exchange, provided that the QSI common stock is held as a capital asset at the time of the merger;

     - A fractional share of IDT common stock for which cash is received in lieu will be treated as if a fractional share of IDT common stock had been issued in the merger and then redeemed by IDT. A QSI shareholder receiving such cash will generally recognize gain or loss upon such payment equal to the difference between such shareholder's tax basis in the fractional share and the amount of cash received. Such gain or loss will be a capital gain or loss if, at the time of the merger, the QSI common stock is held as a capital asset; and


     - A QSI shareholder who exercises dissenters' rights with respect to all of such holder's shares of QSI common stock will generally recognize gain or loss for federal income tax purposes, measured by the difference between the holder's basis in such shares and the amount of cash received, provided that the payment is neither essentially equivalent to a dividend within the meaning of section 302 of the code nor has the effect of a distribution of a dividend within the meaning of section 356(a)(2) of the code. This gain or loss will be capital gain or loss, provided that the QSI common stock is held as a capital asset at the time of the merger.

     WHEN THESE TAX CONSEQUENCES WILL NOT APPLY

     This discussion does not deal with all federal income tax considerations that may be relevant to particular QSI shareholders in light of their specific circumstances, such as shareholders who are dealers in securities, banks, insurance companies, tax-exempt organizations, or shareholders:

     - who are subject to the alternative minimum tax provisions of the Internal Revenue Code of 1986;

     - who hold their shares as a hedge or as part of a hedging, straddle, conversion or other risk reduction transaction;

     - who are foreign persons; or

     - who acquired their shares in connection with stock option or stock purchase plans or in other compensatory transactions.


     In addition, the discussion above does not address the tax consequences of transactions effectuated prior to or after the merger, whether or not those transactions are in connection with the merger, including transactions in which shares of QSI common stock were or are acquired or shares of IDT common stock were or are disposed. Furthermore, no foreign, state or local tax considerations are addressed by this discussion. The discussion is based on federal income tax law as currently in effect, which could change at any time, possibly with retroactive effect.


     YOU SHOULD CONSULT YOUR OWN TAX ADVISOR ABOUT THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES TO YOU OF THE MERGER AND THE RELATED TAX REPORTING REQUIREMENTS.

     LIMITATIONS OF THE TAX OPINIONS

     The parties are not requesting a ruling from the Internal Revenue Service in connection with the merger. The tax opinions will neither bind the IRS nor preclude the IRS from adopting a contrary position. In addition, the tax opinions are based on assumptions, are subject to qualifications and limitations and are based on the truth and accuracy of representations and covenants made by IDT, Penguin Acquisition and QSI in certificates to be delivered to counsel by the managements of IDT, Penguin Acquisition and QSI prior to the effective time of the merger.

     CONSEQUENCES OF A CONTRARY IRS DETERMINATION

     A successful IRS challenge to the "reorganization" status of the merger would result in all QSI shareholders being treated as if they sold their QSI common stock in a fully taxable transaction. In this event, each QSI shareholder would recognize gain or loss with respect to each share of QSI common stock surrendered equal to the difference between the shareholder's adjusted tax basis in the share and the fair market value, as of the effective time of the merger, of the IDT common stock received in exchange and any cash received in lieu of fractional shares. In this event, a QSI shareholder's aggregate basis in the IDT common stock received would equal its fair market value as of the effective time and the shareholder's holding period for the IDT common stock would begin the day after the merger.

     CONSEQUENCES OF EXCHANGES THAT ARE NOT QSI COMMON STOCK FOR IDT COMMON
     STOCK

     Whether or not the merger is a reorganization, a QSI shareholder will recognize gain to the extent shares of IDT common stock received in the merger are treated as received in exchange for services or property other than solely QSI common stock. All or a portion of any of these gains could be taxable as ordinary income. Gain also will be recognized to the extent a QSI shareholder is treated as receiving consideration other than IDT common stock in exchange for QSI common stock or to the extent the QSI common stock surrendered in the merger is not equal in value to the IDT common stock and cash received in exchange.

REGULATORY MATTERS

     Transactions such as the merger are reviewed by the Department of Justice and the Federal Trade Commission to determine whether they comply with applicable antitrust laws. Under the provisions of the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, the merger may not be consummated until such time as certain information has been furnished to the Department of Justice and the FTC and the specified waiting period requirements of the HSR Act have been satisfied. The notification and waiting period imposed upon IDT and QSI under the HSR Act expired on January 5, 1999.


     At any time, the Department of Justice, the FTC, state attorneys general, foreign regulatory agencies or a private person or entity could challenge the merger under the antitrust laws and seek, among other things, to enjoin the merger, to cause IDT to divest itself of significant assets of IDT and QSI, or to impose conditions on IDT with respect to the business operations of the combined companies. Based on information available to them, IDT and QSI believe that the merger will not violate federal or state antitrust laws. However, there can be no assurance that a challenge to the merger on antitrust grounds will not be made or that, if such a challenge is made, IDT would prevail or would not be required to terminate the merger agreement or would not be required to accept certain conditions in order to consummate the merger. IDT does not have any obligation under the merger agreement to dispose of any assets, discontinue or make any changes to its operations or proposed operations, or make any commitment to any governmental body or otherwise regarding its future operations or the future operations of QSI, even if such actions would facilitate the consummation of the merger.


     IDT and QSI each conduct operations in a number of foreign countries where regulatory filings may be required as a result of the merger. IDT and QSI will make such filings as they determine are necessary or appropriate.

     IDT and QSI are aware of no other material governmental or regulatory approvals required for consummation of the merger, other than compliance with the federal securities laws and applicable securities and "blue sky" laws of various states.

ACCOUNTING TREATMENT

     The merger is intended to qualify as a pooling of interests for financial reporting purposes in accordance with generally accepted accounting principles. Consummation of the merger is conditioned upon (1) receipt by IDT of a letter from IDT's independent accountants that no conditions exist related to IDT that would preclude IDT from accounting for the merger as a pooling of interests and
(2) a letter from QSI's independent auditors that no conditions exist related to QSI that would preclude IDT from accounting for the merger as a pooling of interests.

     Further, to satisfy certain criteria for qualifying as a pooling of interests, affiliates of IDT and QSI have entered into agreements restricting their ability to sell or otherwise reduce their risk with respect to, any of either IDT and QSI capital stock, except for a de minimus number, during the period beginning 30 days before the effective time of the merger and continuing until the day that IDT publicly announces financial results covering at least 30 days of combined operations of IDT and QSI after the merger.

DISSENTERS' RIGHTS

     RIGHTS OF QSI SHAREHOLDERS


     The following is a brief summary of the rights of shareholders of QSI who dissent from the merger. The summary is materially complete, but you should read the full text of section 1300 of the California Corporations Code attached as Appendix C which is incorporated herein by reference.



     If holders of QSI common stock exercise dissenters' rights in connection with the merger under sections 1300 - 1312 of the California Corporations Code, any shares of QSI common stock as to which such dissenters' rights are exercised will not be converted into the right to receive shares of IDT common stock by virtue of the merger. Instead, they will be converted into the right to receive such consideration as may be determined to be due with respect to such dissenting shares under the laws of the State of California. It is a condition to IDT's obligation to close the merger that no more than 10% of the shares of QSI common stock are eligible to be dissenting shares.



     If the merger is approved by the required vote of QSI's shareholders, each holder of shares of QSI common stock who does not vote in favor of the merger and who follows the procedures set forth in section 1300 will be entitled to have shares of QSI common stock purchased by QSI for cash at their fair market value. The fair market value of shares of QSI common stock will be determined as of the day before the first announcement of the terms of the proposed merger, which was October 30, 1998, excluding any appreciation or depreciation in consequence of the proposed merger. This has the effect of valuing the shares of QSI common stock as if the merger had not occurred.


     Within ten days after approval of the merger by QSI shareholders, QSI must mail a notice of such approval to all shareholders who have not voted in favor of the merger, together with:

     - a statement of the price determined by QSI to represent the fair market value of the applicable dissenting shares;

     - a brief description of the procedures to be followed in order for the shareholder to pursue dissenters' rights; and


     - a copy of sections 1300 - 1304 of the California Corporations Code.


     The statement of price by QSI constitutes an offer by QSI to purchase all dissenting shares at the stated amount.

     A shareholder of QSI electing to exercise dissenters' rights must, within 30 days after the date in which the approval notice is mailed to such shareholder, mail or deliver the written demand to QSI enclosing the share certificates for endorsement by QSI and stating:

     - that the shareholder is demanding purchase of the shareholder's shares of QSI common stock;

     - the number of shares which QSI must purchase; and

     - what the shareholder claims to be the fair market value of such shares.

     If QSI and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, QSI must pay the shareholder the agreed upon price plus interest at the legal rate for judgments for the period of time from the date of the agreement to the date of the payment. Unless otherwise agreed, the payment must be paid within thirty days from the later of:

     - the date of the agreement on dissenting shares, or

     - the date all contractual conditions to the merger are satisfied.

     If QSI denies that the shares are dissenting shares, or if QSI and the shareholder fail to agree upon the fair market value of shares of QSI common stock, then within six months after the date the approval notice was mailed to shareholders, any shareholder who has made a valid written purchase demand and who has not voted in favor of approval and adoption of the merger may file a complaint in California superior court requesting a determination as to whether the shares are dissenting shares or as to the fair market value of such holder's shares of QSI common stock, or both.

     RIGHTS OF IDT STOCKHOLDERS

     Under Delaware law, IDT stockholders are not entitled to dissenters' right of appraisal with respect to the proposed merger.

                              TERMS OF THE MERGER

     The following discussion summarizes the material provisions of the merger agreement and the other related agreements and transactions. The following is not, however, a complete statement of all the provisions of the merger agreement and related agreements. Detailed terms of and conditions to the merger and certain related transactions are contained in the merger agreement, a copy of which is attached to this document as Appendix A and is incorporated herein by reference. For a complete presentation of this information, you are urged to read the more detailed information set forth in the Appendices.

GENERAL

     The merger agreement provides for the merger of Penguin Acquisition with and into QSI. As a result of the merger, the separate existence of Penguin Acquisition shall cease to exist. QSI shall be the surviving corporation of the merger and will become a wholly owned subsidiary of IDT. The former shareholders of QSI will become shareholders of IDT.

EFFECTIVE TIME; CLOSING DATE

     The merger shall become effective upon the filing of the Agreement of Merger with the Secretary of State of the State of California, or at such later time as may be agreed by IDT and QSI. The closing will occur at a time and date to be specified by IDT and QSI after the satisfaction or waiver of the conditions to the merger, or at such other time as IDT and QSI agree. Assuming all conditions to the merger are satisfied or waived, it is currently anticipated that the closing and effective time will be on or about May 4, 1999.

CORPORATE MATTERS

     At the effective time, the articles of incorporation and bylaws of Penguin Acquisition shall be the articles of incorporation and bylaws of QSI. In addition, the directors and officers of Penguin Acquisition shall be the initial directors and officers of QSI.

MERGER CONSIDERATION

     CONVERSION OF COMMON STOCK

     At the effective time, each share of QSI common stock that is issued and outstanding immediately prior to the effective time shall be converted into the right to receive 0.6875 shares of IDT common stock. Each share of QSI common stock that is held in the treasury of QSI or IDT immediately prior to the effective time shall not be converted but shall be canceled and retired, and no consideration shall be delivered in exchange.

     ASSUMPTION OF OPTIONS

     At the effective time, each QSI option to purchase outstanding QSI common stock shall be converted into options to purchase IDT common stock. IDT shall assume each QSI option in accordance with the terms of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. After the effective time:

     - each QSI option assumed by IDT may be exercised solely for shares of IDT common stock;

     - the number of shares of IDT common stock subject to each QSI option shall be equal to the number of shares of QSI common stock subject to each such QSI option multiplied by 0.6875 rounded down to the nearest whole share;

     - the per share exercise price under each such QSI option shall be adjusted by dividing the per share exercise price under each such QSI option by
       0.6875 and rounding up to the nearest cent; and

     - any restriction on the exercise of any such QSI option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such QSI option shall otherwise remain unchanged.

     Soon after the effective time, IDT will file with the Commission a registration statement on Form S-8, or amendments to existing registration statements on Form S-8, in order to register the shares of IDT common stock issuable upon exercise of the converted QSI options.

     NO FRACTIONAL SHARES

     No fractional shares of IDT common stock shall be issued in the merger. Instead, cash will be paid for any fractional share of IDT common stock that would otherwise be issuable. The amount of such cash shall be the product of such fraction of a share of IDT common stock multiplied by $6.4625.

CONVERSION OF SHARES; PROCEDURES FOR EXCHANGE OF STOCK CERTIFICATES

     Soon after the effective time, IDT's exchange agent will mail to each holder of record of QSI common stock a letter of transmittal to effect the surrender of the stock certificates for QSI common stock in exchange for stock certificates for IDT common stock, cash instead of fractional shares and any dividends or other distributions with a record date after the effective time payable with respect to such whole shares of IDT common stock. STOCK CERTIFICATES SHOULD NOT BE SURRENDERED BY THE HOLDERS OF QSI COMMON STOCK UNTIL SUCH HOLDERS RECEIVE THE LETTER OF TRANSMITTAL FROM THE EXCHANGE AGENT.

     Until you surrender your QSI certificate for exchange, you shall not be entitled to receive any dividends or distributions declared with respect to IDT common stock nor to any cash to be paid instead of fractional shares.

     In the event a stock certificate has been lost, stolen or destroyed, you will have to make an affidavit of that fact, and the exchange agent will then issue in exchange for such lost, stolen or destroyed stock certificate the appropriate number of whole shares of IDT common stock and cash instead of fractional shares. IDT and/or the exchange agent may require the owner of such lost, stolen or destroyed stock certificate to give IDT and/or the exchange agent a bond in such sum as it may direct as indemnity, or such other form of indemnity, against any claim that may be made against IDT or the exchange agent with respect to the stock certificate alleged to have been lost, stolen or destroyed.

TERMINATION OF QSI EMPLOYEE STOCK PURCHASE PLAN

     QSI's 1993 Employee Stock Purchase Plan shall be terminated at the effective time of the merger. As a result, QSI's board of directors shall shorten the offering period then in progress under the 1993 Purchase Plan by setting a new exercise date, and by notifying each participant under the 1993 Purchase Plan in writing at least ten days prior to the new exercise date. The new exercise date shall be the business day prior to the effective time. IDT shall provide, as of the effective time, the same or a comparable benefit or plan to each employee of QSI as is provided to IDT's employees who are similarly situated. The IDT benefit plans shall give full credit for each participant's period of service with QSI prior to the effective time of the merger for all purposes for which such service was recognized under IDT's benefit plans prior to the effective time.

REPRESENTATIONS AND WARRANTIES

     The merger agreement contains various representations and warranties, including representations and warranties of QSI as to:

     - the due organization and good standing of QSI and its subsidiaries;

     - QSI's corporate power and authority to conduct its business, own and use its assets, perform its obligations under its contracts and, subject to shareholder approval, to enter into the merger agreement and consummate the merger;

     - the capitalization and ownership of QSI common stock;

     - the absence of certain changes from the time that QSI delivered its financial statements to IDT for review and the date that the merger agreement was signed;

     - QSI's title to and the condition of assets, including equipment, real property, leases and inventory;

     - the proprietary assets and intellectual property owned or licensed by QSI;

     - the existence of certain kinds of contracts and QSI's delivery of such contracts for IDT to review;

     - QSI's timely and properly filed tax returns and its compliance with applicable tax law;

     - QSI's compliance with the laws and regulations related to employees, ERISA and other labor matters;

     - QSI's compliance with the laws and regulations related to environmental matters;

     - judicial proceedings and orders which might otherwise challenge the validity of the merger;

     - the non-contravention of the merger agreement and the consents required for the merger;

     - QSI's full disclosure;

     - QSI's securities law compliance;

     - fairness opinion of QSI's financial advisors; and

     - unanimous approval by the QSI board of the merger agreement and the merger.

     The merger agreement also contains representations and warranties of IDT and Penguin Acquisition, including as to:

     - the due organization and good standing of IDT and its subsidiaries;

     - IDT's corporate power and authority;

     - judicial proceedings and orders;

     - non-contravention and consents;

     - full disclosure and Commission reports;

     - valid issuance of IDT common stock;

     - compliance with laws; and

     - absence of certain changes or events.

     The representations and warranties of IDT, QSI and Penguin Acquisition will terminate after the closing of the merger.

NO NEGOTIATION OR SOLICITATION

     Until the earlier of the effective time or termination of the merger agreement by its terms, QSI:

     - will not solicit, initiate or encourage the making, submission or announcement of, any acquisition proposal;

     - will not participate in any discussions or negotiations with, or enter into any agreement or understanding in connection with any acquisition proposal;

     - will cease any and all existing activities, discussions or negotiations regarding any acquisition proposal; and

     - will not make or authorize any public statement in support of any acquisition proposal.


     To the extent the board of directors of QSI determines, in good faith, that the board's fiduciary duties require it to do so, QSI may participate in discussions or negotiations with any person, entity or group that delivers to QSI in writing an unsolicited bona fide acquisition proposal that would result in a transaction more favorable than the merger to the shareholders of QSI. If QSI receives such a proposal, QSI's board may recommend it to QSI's shareholders if QSI's board determines in good faith that such action is required by its fiduciary duties. In such case, QSI's board may withdraw, modify or refrain from making its recommendations for the merger with IDT. However, QSI shall remain obligated to convene the special meeting and shall have the vote on the merger with IDT considered by the shareholders of QSI prior to any vote on the new proposal. In addition, QSI cannot recommend to its shareholders a new proposal for a period of at least 72 hours after IDT's receipt of a copy of such proposal and the identity of the third party.

ADDITIONAL COVENANTS

     COVENANTS REGARDING THE CONDUCT OF BUSINESS OF QSI

     In the merger agreement, QSI has generally agreed that from the date of execution of the merger agreement until the earlier of the termination of the merger agreement or the effective time, QSI and each of its subsidiaries shall conduct its operations exclusively in the ordinary course of business and in the same manner as such operations have been conducted prior to the date of the merger agreement, and use best efforts to:

     - preserve intact its current business organization;

     - keep available the services of its current officers and employees;

     - maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other persons having business relationships with QSI;

     - maintain in full force all insurance policies and obtain any additional insurance required consistent with past practices for its business and property; and

     - immediately notify IDT in writing of any inquiry, proposal or offer from any person relating to any acquisition proposal.

     QSI has also agreed to refrain from taking a variety of actions that could affect its business prior to the closing without the prior consent of IDT. For instance, QSI will not:

     - sell, reprice or otherwise issue any shares of capital stock or any other securities, except the issuance of shares of QSI common stock under option grants to employees made in the ordinary course of business prior to the date of the merger agreement;

     - establish or adopt any QSI benefit arrangement, or pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except under existing disclosed agreements;

     - change any of its methods of accounting or accounting practices in any respect unless required by GAAP;

     - commence any proceeding, or spend or incur liabilities with respect to costs and fees of, more than $100,000 in the aggregate in connection with pursuing existing proceedings in which QSI is the plaintiff or petitioner;

     - acquire, dispose of or encumber any fixed or other assets or make any capital expenditures, other than assets acquired or capital expenditures that total no more than $10,000 individually or $100,000 in the aggregate, and other than inventory sold in the ordinary course of business;

     - incur, assume or prepay any indebtedness, liability or obligation, other than in the ordinary course of business;

     - issue any debt securities;

     - make any loans, advances or capital contributions to, or investments in, any other person, other than normal travel advances in the ordinary course of business;

     - transfer any proprietary asset;

     - enter into or amend any agreements under which any other person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

     - pay, discharge or satisfy, in any amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation arising other than in the ordinary course of business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the financial statements;

     - hire any new employee;

     - enter into any transaction with a value greater than $10,000, or enter into any other transaction, regardless of value, or take any other action, outside the ordinary course of business, except as otherwise contemplated under the merger agreement;

     - enter into any transaction or take any other action that likely would cause a breach of any representation or warranty made by QSI or any of QSI's affiliates in the merger agreement; or

     - enter into any inbound or outbound licensing agreements other than outbound licenses in connection with the sale of QSI's products in the ordinary course of business.


     A complete list of the actions QSI may not take is set forth in Section 6.2 of the merger agreement, which is included as Appendix A.


     In addition, QSI has agreed to provide operation of business incentives, totaling no more than $750,000, to certain of its key non-officers specified by IDT.

     ACCESS AND INVESTIGATION

     QSI has agreed to provide IDT with free and complete access at all times during the pre-closing period, except with respect to technical trade secrets, at reasonable times and with reasonable notice from IDT to QSI, to all of QSI's premises and assets, to all existing books and other documents and information relating to QSI, and to responsible officers and employees of QSI, as IDT may request in good faith. In connection with its obligations, QSI has established an office for an IDT liaison at QSI's principal place of business.

     CERTAIN OTHER COVENANTS OF THE PARTIES

     The merger agreement also contains certain additional covenants of QSI and IDT including covenants relating to:

     - QSI's suppliers;

     - information regarding QSI's employees;

     - QSI accruals and reserves;

     - interim review and interim financial statements of QSI;

     - IDT's maintenance of indemnification agreements with QSI directors and officers;

     - IDT's conduct of business;

     - listing of the IDT common stock on the Nasdaq National Market;

     - filings and submissions under the HSR Act;

     - QSI employee benefit plan matters;

     - integration matters;

     - public statements with respect to the merger; and

     - obtaining required consents of third parties.

INDEMNIFICATION AND INSURANCE

     IDT has agreed that the indemnification obligations set forth in QSI's articles and bylaws shall survive the merger. After the effective time, these obligations shall be the joint and several obligations of IDT and QSI, its wholly-owned subsidiary. In addition, QSI will maintain in effect, for two years after the effective time, directors' and officers' liability insurance policies covering the persons who are directors and officers of QSI as of the date of the merger agreement. Generally, the terms of the insurance policies will not be materially less favorable than the insurance coverage provided at the date of the merger agreement under QSI's existing directors' and officers' liability insurance policies, for matters occurring prior to the effective time.

CONDITIONS TO THE MERGER

     CONDITIONS TO EACH PARTY'S OBLIGATIONS TO EFFECT THE MERGER

     The obligations of each party to consummate the merger shall be subject to the satisfaction of each of the following conditions, any of which may be waived to the extent permitted by applicable law by both QSI and IDT, in whole or in part:

     - the termination or expiration of any waiting period applicable to the consummation of the merger under the HSR Act;

     - the effectiveness of the registration statement and the absence of any stop order or proceeding seeking a stop order relating to the registration statement;

     - the receipt of all necessary approvals under federal and state securities laws and other authorizations relating to the issuance or trading of the IDT common stock to be issued to QSI shareholders;

     - the approval for listing on the Nasdaq National Market of shares of IDT common stock to be issued in the merger;

     - the approval and adoption of the merger agreement and the merger by the requisite vote of the QSI shareholders;

     - the absence of any preliminary or permanent injunction or other order by any court which prohibits the consummation of the merger;

     - the absence of any statute, rule, regulation, executive order, stay, decree, or judgment by any court or governmental authority which prohibits or restricts the consummation of the merger;

     - all material authorizations, consents or filings with any governmental body which are necessary for the consummation of the merger shall have been filed, occurred or been obtained; and

     - the absence of any action taken by any federal or state governmental body which, in connection with the grant of a regulatory approval, imposes any condition or restriction upon

       QSI, or, in the case of any disposition of assets required in connection with such regulatory approval, upon IDT or QSI.

     ADDITIONAL CONDITIONS TO IDT'S AND PENGUIN ACQUISITION'S OBLIGATION TO CONSUMMATE THE MERGER

     IDT's and Penguin Acquisition's obligations to consummate the merger and to take the other actions required to be taken by them at the closing is subject to the satisfaction of certain conditions, any of which may be waived by IDT, including:

     - in general, all of the representations and warranties made by QSI and each of the QSI shareholders deemed an "affiliate" of QSI within the meaning of the Securities Act in the merger agreement shall have been accurate in all material respects as of the date of the merger agreement, and shall be accurate in all material respects as of the closing;

     - QSI and the QSI affiliates shall have executed and delivered the agreements, instruments and documents required to be executed and delivered, and performed all actions required by QSI or any of QSI affiliates;

     - QSI shall have complied with or performed each of the other covenants and obligations of QSI under the merger agreement or any other related agreement at or prior to the closing in all material respects;

     - each of the required consents shall have been obtained and shall be in full force and effect;

     - as more fully described in the merger agreement, there shall not have been certain changes in QSI's business, condition, assets, liabilities, operations or financial performance since the date of the merger agreement;

     - IDT shall have received, among other things, the following documents:

        - an opinion letter from Venture Law Group, counsel to QSI;

        - a certificate, dated as of the closing, duly executed by QSI, certifying that the conditions required of QSI in the merger agreement have been satisfied and each of the covenants and obligations that QSI is required to have complied with or performed under the merger agreement or any related agreements at or prior to the closing has been duly complied with and performed in all material respects;

        - executed QSI affiliate agreements from each QSI affiliate;

        - certified resolutions of QSI, and of the meeting of shareholders of QSI, each authorizing the execution, delivery and performance of the related agreements;

        - updated capitalization information for QSI, certified as true and correct by an executive officer of QSI;

        - a letter from Ernst & Young LLP, independent auditors for QSI, stating that they concur with QSI's management conclusion that no conditions exist related to QSI that would preclude IDT from accounting for the merger as a pooling of interests;

        - a letter from PricewaterhouseCoopers LLP, independent accountants for IDT, stating that they concur with IDT's management conclusion that no conditions exist that would preclude IDT from accounting for the merger as a pooling of interests;

        - the audit opinion of Ernst & Young LLP, on September 30, 1998 financial statements, which shall have been delivered to IDT by no later than December 4, 1998; and

        - a letter from Ernst & Young LLP, stating that in conducting its audit on the September 30, 1998 financial statements, it is not aware of any material weaknesses with respect to QSI;

     - there shall not have been commenced or threatened in writing against IDT or any person affiliated with IDT, any legal proceeding that challenges, or seeks damages or other relief in connection with the merger that prevents or otherwise interferes with the transactions related to the merger, or that could reasonably be expected to have a material adverse effect on IDT or QSI;

     - no person shall have made or threatened in writing any material claim asserting that such person owns or has the right to acquire any capital stock or other securities of QSI, or may be entitled to all or any portion of the consideration to be issued in connection with the merger;

     - neither the consummation nor the performance of any of the transactions related to the merger will contravene or conflict with or result in a violation of, or cause IDT or any person affiliated with IDT to suffer any material adverse consequence under any applicable laws, statutes or other legal requirements or orders, judgments or other proceedings;

     - IDT shall have received an opinion of Fenwick & West LLP to the effect that the merger will be treated for federal income tax purposes as a reorganization;

     - the holders of no more than ten percent of the outstanding shares of QSI common stock shall have demanded dissenters' rights;

     - QSI shall have received consents from Kanematsu USA Inc. and Siemens Credit Corporation to the assignment of contracts to IDT as a result of the merger;

     - the Acknowledgment and Agreement by and between Soft Mixed Signal Corporation and QSI, dated October 26, 1998, shall continue to be in effect, shall not have been modified in any way and no other agreement or understanding shall have been entered into between the parties without IDT's consent;

     - each of the persons entitled to benefits under various change in control agreements shall have certified and agreed in writing that his or her rights and benefits set forth therein are accurate in all respects and are the sole remedies available to him or her as a result of the change in control of QSI;

     - SPEL shall have certified and agreed in writing that certain QSI representations and warranties are accurate in all respects; and

     - the registration requirements with respect to the shares QSI common stock issued under QSI's May 28, 1997 private placement shall have been terminated as of the effective time.

     ADDITIONAL CONDITIONS TO QSI'S OBLIGATION TO CONSUMMATE THE MERGER

     QSI's obligation to consummate the merger and to take the other actions required to be taken by QSI at the closing shall be subject to the satisfaction of certain conditions, any of which may be waived by QSI, including:

     - in general, all of the representations and warranties made by IDT and Penguin Acquisition in the merger agreement and the other related agreements shall have been accurate in all material respects as of the date of the merger agreement and shall be accurate in all material respects as of the closing;

     - QSI shall have received a certificate, dated the day of the closing, duly executed by IDT, certifying that each of the representations and warranties made by IDT and the Penguin Acquisition in the merger agreement and in the related agreements was accurate in all material respects, each of the covenants and obligations that IDT or Penguin Acquisition has been duly complied with and performed in all material respects, and each of the applicable conditions set forth in the merger agreement has been satisfied in all respects;

     - each of the covenants and obligations that either IDT or Penguin Acquisition is required to comply with or to perform under the merger agreement shall have been duly complied with and performed in all material respects;

     - IDT and Penguin Acquisition each shall have executed and delivered prior to or on the date of the closing all agreements to the merger to which it is to be a party;

     - neither the consummation nor the performance of any of the transactions related to the merger will conflict with or result in a violation of any applicable laws, statutes or other legal requirements or orders, judgments or other proceedings;

     - there shall not have been any change in IDT's business, condition, assets, liabilities, operations or financial performance since the date of the merger agreement that would have a material adverse effect on IDT, although a decrease in the trading price of IDT common stock shall not of itself be considered to have a material adverse effect on IDT;

     - QSI shall have received an opinion of Venture Law Group to the effect that the merger will be treated for federal income tax purposes as a reorganization; and

     - QSI shall have received an opinion letter from Fenwick & West LLP.

TERMINATION; TERMINATION FEE

     CONDITIONS FOR TERMINATION

     The merger agreement may be terminated and the merger abandoned at any time prior to the effective time, whether before or after approval by the shareholders of QSI:

     - by mutual written consent of IDT and QSI;

     - by either IDT or QSI, in the event of a tender or an exchange offer relating to the securities of QSI which is accepted by more than fifty percent of the outstanding shares of QSI common stock;

     - by either IDT or QSI, if QSI does not obtain the required vote of the shareholders of QSI at a duly held meeting of QSI shareholders;

     - by either IDT or QSI, if any governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the merger and such order, decree, ruling or any other action shall have become final and non-appealable as long as the party seeking to terminate the merger agreement shall have used all reasonable efforts to remove such order, decree or ruling;

     - by QSI if the closing has not taken place on or before May 31, 1999, as long as QSI has complied with or performed its covenants and obligations;

     - by QSI if there is an uncured material breach of any covenant or obligation of IDT or Penguin Acquisition or QSI reasonably determines that the timely satisfaction of the applicable conditions to its obligation to consummate the merger has become impossible or impractical, other than as a result of any failure on the part of QSI to comply with or perform any covenant or obligation;

     - by IDT if there is an uncured material breach of any covenant or obligation of QSI or IDT reasonably determines that the timely satisfaction of the applicable conditions to its obligation to consummate the merger has become impossible or impractical, other than as a result of any failure on the part of IDT to comply with or perform its covenants and obligations;

     - by IDT if the closing has not taken place on or before May 31, 1999, as long as IDT has complied with or performed its covenants and obligations;

     - by IDT, if at any time prior to the approval of the merger by the shareholders of QSI, the board of directors of QSI accepts, publicly endorses, recommends or executes a letter of intent or similar document with respect to a superior proposal or resolves to do so;

     - by IDT if QSI shall have failed to include in the document the unanimous recommendation of the board of directors of QSI in favor of approval and adoption of the merger agreement and the merger, or the board of directors of QSI shall have amended or modified in a manner adverse to IDT such board of directors' unanimous recommendation in favor of the merger or approval or adoption of the merger agreement;

     - by IDT if the board of directors of QSI shall have approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any acquisition proposal;

     - by IDT if a tender or exchange offer relating to securities of QSI shall have been commenced and QSI shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement that QSI recommends rejection of such tender or exchange offer; or

     - by IDT if an acquisition proposal, other than a tender or exchange offer relating to the securities of QSI, is publicly announced, and, upon IDT's request, QSI fails to issue a press release announcing its opposition to such acquisition proposal within five business days after such request.

     TERMINATION FEE

     QSI shall pay to IDT, in cash, a non-refundable termination fee in the amount of $1,500,000 if the merger agreement is:

     - terminated by IDT or QSI in the event of a tender or an exchange offer relating to the securities of QSI which is accepted by more than fifty percent of the outstanding shares of QSI common stock; or

     - terminated by IDT if:

        - there is a material breach of any covenant or obligation of QSI;

        - at any time prior to the approval of the merger by the shareholders of QSI, the board of directors of QSI accepts, publicly endorses, recommends or executes a letter of intent or similar document with respect to a superior proposal or resolves to do so;

        - QSI shall have failed to include in this document the unanimous recommendation of the board of directors of QSI in favor of approval and adoption of the merger agreement and the merger, or the board of directors of QSI shall have amended or modified in a manner adverse to IDT such board of directors' unanimous recommendation in favor of the merger or approval or adoption of the merger agreement;

        - the board of directors of QSI shall have approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any acquisition proposal;

        - a tender or exchange offer relating to securities of QSI shall have been commenced and QSI shall not have sent to its security holders, within ten business days after the commencement of such tender or exchange offer, a statement that QSI recommends rejection of the tender or exchange offer; or

        - an acquisition proposal, other than a tender or exchange offer relating to the securities of QSI, is publicly announced, and, upon IDT's request, QSI fails to issue a press release announcing its opposition to such acquisition proposal within five business days after such request.

     EXPENSE REIMBURSEMENT

     QSI shall pay to IDT, in cash, a non-refundable reimbursement fee of $500,000 if the merger agreement is terminated by IDT or QSI because QSI fails to obtain the required vote of the shareholders of QSI in favor of the merger at the special meeting, and on the date of the meeting the average per share closing sales price of IDT common stock for the five trading days immediately prior to the special meeting, was at least $4.00 per share.

     ADDITIONAL TERMINATION PROVISIONS

     If the merger agreement is terminated for any of the reasons described above, all further obligations of the parties under the merger agreement shall terminate, except that:

     - the parties shall remain bound by and continue to be subject to the applicable provisions set forth in the merger agreement with respect to expenses, public announcements and certain other miscellaneous provisions;

     - the parties shall remain bound by the terms and provisions of the nondisclosure agreement between the parties;

     - the parties and their officers and directors shall have no liability under the merger agreement and all rights and obligations of any party shall cease, except the obligation to pay the termination fee or expense reimbursement and, except for the exclusivity of termination rights, nothing shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements;

     If the merger agreement is terminated, both IDT and QSI shall be entitled to announce the termination of the merger agreement. In addition, in the event QSI is not obligated to pay the termination fee, IDT shall reimburse QSI for one-half of the expenses QSI has incurred through the date of termination.

EXPENSES

     All costs and expenses incurred in connection with the merger, whether or not the merger is consummated, shall be paid by the party incurring such expenses, except as otherwise provided in the merger agreement or in the related agreements.

AFFILIATE AGREEMENTS

     QSI AFFILIATE AGREEMENTS

     Each person determined by QSI to be an "affiliate" of QSI within the meaning of Rule 145 under the Securities Act, has signed an agreement that prohibits:

     - the sale, transfer or other disposition of IDT common stock received by such person in connection with the merger unless

        - such transaction is permitted under Rule 145(d);

        - appropriate legal counsel shall have advised IDT that such sale, transfer or other disposition will be exempt from registration under the Securities Act;

        - a registration statement under the Securities Act has been filed with, and declared effective by, the Commission covering all shares of IDT common stock that are or may be issued by IDT in connection with the merger, or to any former holder of QSI options, warrants or rights to acquire shares of QSI common stock proposed to be sold, transferred or otherwise disposed of; or

        - the Commission shall have rendered written advice to the effect that the Commission would take no action with respect to the proposed disposition of such IDT common stock if consummated; and

     - the sale, transfer or other disposition of any securities of IDT or QSI, during the period beginning thirty days preceding the closing of the merger through the date on which financial results covering at least 30 days of combined operations of IDT and QSI are published by IDT, unless the sale or disposition is in accordance with the "de minimis" test set forth in SEC Staff Accounting Bulletin No. 76 and the stockholder has obtained IDT's prior written approval of such sale or disposition.


     These persons have also made certain representations pertaining to the "continuity of interest" requirements for the merger to constitute a "reorganization" within the meaning of section 368(a) of the code. See "Approval of the Merger and Related Transactions -- Material Federal Income Tax Considerations."


     IDT AFFILIATE AGREEMENTS

     IDT and QSI have also entered into agreements with each of the IDT affiliates, under which these IDT affiliates have agreed that they will not sell or otherwise dispose of any IDT securities for thirty days prior to the closing of the merger through the date on which financial results covering at least thirty days of combined operations of IDT and QSI are published by IDT.

                          INTERESTS OF CERTAIN PERSONS


     QSI entered into Change in Control Agreements, dated as of August 28, 1997, with the president, vice presidents and certain employees of QSI. Under these agreements the employees are entitled to receive certain benefits upon a change in control of QSI.


     If the merger is consummated, it will be deemed a change of control for purposes of the change in control agreement.


     The estimated value that each member of QSI's management and directors may receive, based on the exchange ratio of 0.6875 and $5.438 the closing price per share of IDT common stock on March 19, 1999, is set forth in the table below.



     Upon a change in control, the change in control agreements provide for the unvested QSI common stock or options to purchase QSI common stock to be accelerated by two years regardless of whether the employee is terminated in connection with the change in control. Should the employees be involuntarily terminated within one year after a change in control, the president, vice presidents and select employees of QSI shall receive both a severance payment, comprised of a lump sum salary payment for a specified severance period and a target bonus pro-rated over the severance period and a target bonus pro-rated for the number of months the employee was employed by QSI for the current fiscal year. The severance period for the president, vice presidents and select employees is 18 months, 12 months and 6 months respectively. The names of the officers and key employees who will receive severance payments, bonuses, benefits and outplacement services if terminated within one year of the consummation of the merger, and the approximate total maximum amount of such severance payments, bonuses, benefits and outplacement service fees, based on an effective date of May 4, 1999, are summarized below. The approximate value of accelerated option vesting was calculated by subtracting the aggregate exercise price for the accelerated options from the fair market value of the accelerated options as of May 4, 1999, based on the closing price of IDT common stock on March 19, 1999.



                                                                   APPROXIMATE VALUE OF
                                                 TOTAL SEVERANCE    ACCELERATED OPTION
                     NAME                           PAYMENTS             VESTING
                     ----                        ---------------   --------------------
Dan Andersen...................................     $ 60,000             $  5,022
Rick Bowers....................................      252,000               37,200
Edward Bradley.................................      252,000                   --
Chun Chiu......................................      411,000                   --
Albert Enamait.................................      303,000                   --
Kelvyn Evans...................................      121,000               18,600
R. Paul Gupta..................................      875,750                   --
Gilbert Jones..................................      252,000               16,709
Suren Kodical..................................      135,550               19,927
Steve Liu......................................      267,000               26,351
Beng-Kui Ng....................................       84,050                9,300
Kalki Radhakrishnan............................      103,875               10,959
Anthony Sa.....................................      109,000               14,880
David Sear.....................................      387,000                   --
Arvind Shenoy..................................      113,900               18,299
Stephen Vonderach..............................      316,000                   --
Gale Waggoner..................................       92,500               10,850



     QSI also entered into change in control agreements, dated as of August 28, 1997, with the directors of QSI whereby unvested QSI common stock or options to purchase QSI common stock will be accelerated by two years regardless of whether the directors' engagement with QSI is terminated in connection with the change in control. The directors' change in control agreements have no provisions for severance payments, target bonuses or other lump sum cash payments.

                     UNAUDITED PRO FORMA CONDENSED COMBINED
                              FINANCIAL STATEMENTS

     The following unaudited pro forma condensed combined financial statements have been prepared to give effect to the merger, using the pooling of interests method of accounting.

     The unaudited pro forma combined balance sheet as of December 27, 1998 gives effect to the merger as if it had occurred on December 27, 1998, and combines the unaudited consolidated balance sheet of IDT as of December 27, 1998 and the unaudited consolidated balance sheet of QSI as of December 31, 1998.

     The unaudited pro forma combined statements of operations for all periods presented give effect to the merger as if it had occurred on April 1, 1995. Since the fiscal years of IDT and QSI differ, for the purposes of preparing the fiscal 1998 pro forma combined statement of operations, we have recast the consolidated statements of operations of QSI and presented them for the 12-month period ended March 29, 1998. IDT expects that upon consummation of the merger, QSI will change its fiscal year to coincide with IDT's. We have combined QSI's consolidated statements of operations for the quarterly periods ended June 30, 1997, September 30, 1997, December 31, 1997 and March 31, 1998, as reported in or derived from QSI's published historical information, with IDT's consolidated statements of operations for the fiscal year ended March 29, 1998. In addition, for purposes of the pro forma statements of operations for fiscal years 1996 and 1997, we have combined QSI's consolidated statements of operations for each of the fiscal years ended September 30, 1996 and 1997 with IDT's consolidated statements of operations for the fiscal years ended March 31, 1996 and March 30, 1997, respectively. We have also combined QSI's consolidated statements of operations for the nine month periods ended December 31, 1997 and 1998 with IDT's consolidated statements of operations for the nine months ended December 28, 1997 and December 27, 1998. Accordingly, QSI's results of operations for the nine month period ended December 28, 1997 have been included in the pro forma statements of operations for both of the two fiscal years ended March 30, 1997 and March 29, 1998.

     IDT and QSI estimate they will incur direct transaction costs of approximately $1.2 million associated with the merger, consisting primarily of transaction fees for attorneys, accountants, financial printing and other related charges and severance costs of approximately $0.5 million. These costs are being charged to operations as incurred. As of December 27, 1998, approximately $0.8 million in merger expenses had been incurred and charged to operations. Also, the combined entity expects to incur certain costs, which could be material but cannot be reasonably estimated at the current time, to integrate IDT and QSI. Such actions might include elimination of duplicate facilities and operations; integration of internal and customer related activities; and cancellation and continuation of contractual obligations. We have not reflected these costs in the pro forma condensed balance sheet or pro forma condensed statements of operations because such costs cannot be accurately estimated at this time pending finalization of certain operating decisions by management as to the manner and timing of consolidating the operations.


     Between September 30, 1998 and October 15, 1998, IDT repurchased 856,000 shares of its common stock. These repurchases were made on the open market and pursuant to a board of directors authorization announced on September 21, 1998. On November 6, 1998, IDT announced that it had terminated the stock repurchase program. IDT is treating the repurchased shares as tainted. In order to account for the combination as a pooling of interests, tainted shares must represent less than 10% of the total shares issued to effect the combination. IDT plans to cure the taint associated with its treasury shares by issuing the tainted shares for normal recurring corporate purposes such as IDT's employee stock purchase plan and the exercise of stock options by employees. During the quarter ended December 27, 1998, approximately 18,900 shares were issued for these purposes. As of February 27, 1999, an additional 497,300 treasury shares had been issued during the fourth quarter of the fiscal year ended March 28, 1999. At the closing of the merger, it is anticipated that the number of remaining tainted shares will be well below the 10% threshold.


     No significant adjustments are necessary to conform the accounting policies of the combining companies.

     The unaudited pro forma combined consolidated financial information has been presented for illustrative purposes only and is not necessarily indicative of the financial position or results of operations that would have actually been reported had the merger occurred at the beginning of the periods presented, nor is it necessarily indicative of future financial position or results of operations. These unaudited pro forma combined financial statements are based upon the respective historical consolidated financial statements and notes thereto of IDT and QSI incorporated by reference in this document, and neither include nor assume any benefits from cost savings resulting from the merger.

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                                 REFLECTING IDT
                       AFTER GIVING EFFECT TO THE MERGER
                               DECEMBER 27, 1998
                                 (IN THOUSANDS)

                                     ASSETS


                                                                       PRO FORMA      PRO FORMA
                                                  IDT        QSI     ADJUSTMENTS(2)   COMBINED
                                                --------   -------   --------------   ---------
Current assets:
  Cash and short term investments.............  $171,002   $ 6,274      $     --      $177,276
  Accounts receivable, net....................    52,983     4,815            --        57,798
  Inventories, net............................    53,869     6,765            --        60,634
  Prepayments and other current assets........    37,478     1,174            --        38,652
                                                --------   -------      --------      --------
          Total current assets................   315,332    19,028            --       334,360
Property, plant and equipment, net............   304,279    19,111            --       323,390
Other assets..................................    70,327       478            --        70,805
                                                --------   -------      --------      --------
          Total assets........................  $689,938   $38,617      $     --      $728,555
                                                ========   =======      ========      ========
                              LIABILITIES & STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable............................  $ 31,013   $ 5,624      $     --      $ 36,637
  Accrued merger costs........................       100        --           380           480
  Deferred income on shipments to
     distributors.............................    34,562     2,059            --        36,621
  Other accrued liabilities...................    71,697     7,802           520        80,019
                                                --------   -------      --------      --------
          Total current liabilities...........   137,372    15,485           900       153,757
Convertible subordinated notes, net...........   184,205        --            --       184,205
Other liabilities.............................   105,034     3,719            --       108,753
                                                --------   -------      --------      --------
          Total liabilities...................   426,611    19,204           900       446,715
                                                --------   -------      --------      --------
Common stock and additional paid in capital...   326,771    41,879            --       368,650
Accumulated deficit...........................   (62,695)  (20,174)         (900)      (83,769)
Accumulated other comprehensive loss..........      (749)   (2,292)           --        (3,041)
                                                --------   -------      --------      --------
          Total stockholders' equity..........   263,327    19,413          (900)      281,840
                                                --------   -------      --------      --------
          Total liabilities & stockholders'
             equity...........................  $689,938   $38,617      $     --      $728,555
                                                ========   =======      ========      ========


   See accompanying notes to unaudited pro forma condensed combined financial statements.

        UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS
                        REFLECTING IDT AFTER THE MERGER
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                         FISCAL YEAR ENDED                NINE MONTHS ENDED
                                                 ---------------------------------   ---------------------------
                                                 MARCH 31,   MARCH 30,   MARCH 29,   DECEMBER 28,   DECEMBER 27,
                                                   1996        1997        1998          1997           1998
                                                 ---------   ---------   ---------   ------------   ------------
Revenues.......................................  $724,185    $599,904    $658,810      $492,493      $ 437,646
Cost of revenues...............................   323,921     365,741     414,033       308,939        300,059
Asset impairment and other.....................        --      45,223          --            --        160,860
Restructuring charges..........................        --          --          --            --         46,384
                                                 --------    --------    --------      --------      ---------
    Gross profit (loss)........................   400,264     188,940     244,777       183,554        (69,657)
                                                 --------    --------    --------      --------      ---------
Operating expenses:
  Research and development.....................   140,299     160,701     131,952        99,535        113,734
  Selling, general and administrative..........    99,762      93,429     103,072        75,560         87,771
                                                 --------    --------    --------      --------      ---------
         Total operating expenses..............   240,061     254,130     235,024       175,095        201,505
                                                 --------    --------    --------      --------      ---------
         Operating income (loss)...............   160,203     (65,190)      9,753         8,459       (271,162)
Interest expense...............................    (9,702)    (13,140)    (15,365)      (11,785)       (10,960)
Interest income and other, net.................    21,380      16,488      13,349        10,899          3,378
                                                 --------    --------    --------      --------      ---------
Income (loss) before income taxes..............   171,881     (61,842)      7,737         7,573       (278,744)
Provision (benefit) for income taxes...........    54,942     (19,780)      3,049         1,982         32,161
                                                 --------    --------    --------      --------      ---------
    Income (loss) before extraordinary item....   116,939     (42,062)      4,688         5,591       (310,905)
Extraordinary item:
  Gain from early extinguishment of debt.......     1,921          --          --            --             --
                                                 --------    --------    --------      --------      ---------
    Net income (loss)..........................  $118,860    $(42,062)   $  4,688      $  5,591      $(310,905)
                                                 ========    ========    ========      ========      =========
Net income (loss) before extraordinary item per
  share:
  Basic........................................  $   1.45    $  (0.51)   $   0.05      $   0.07      $   (3.56)
  Diluted......................................  $   1.35    $  (0.51)   $   0.05      $   0.06      $   (3.56)
Net income (loss) per share:
  Basic........................................  $   1.47    $  (0.51)   $   0.05      $   0.07      $   (3.56)
  Diluted......................................  $   1.37    $  (0.51)   $   0.05      $   0.06      $   (3.56)
Common and common stock equivalent shares used
  in per share calculation:
  Basic........................................    80,824      82,827      85,270        84,969         87,289
  Diluted......................................    91,769      82,827      89,237        88,902         87,289

   See accompanying notes to unaudited pro forma condensed combined financial statements.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL STATEMENTS

(1) PRO FORMA BASIS OF PRESENTATION

     Since the fiscal years of IDT and QSI differ, the financial statements of QSI have been recast for the most recently completed fiscal year of IDT and are presented for the 12-month period ended March 29, 1998. The periods combined for purposes of the pro forma combined financial statements are as follows:

                 IDT                                       QSI
                 ---                                       ---
Fiscal year ended March 29, 1998          Twelve months ended March 31, 1998
Fiscal year ended March 30, 1997          Fiscal year ended September 30, 1997
Fiscal year ended March 31, 1996          Fiscal year ended September 30, 1996
Nine months ended December 27, 1998       Nine months ended December 31, 1998
Nine months ended December 28, 1997       Nine months ended December 31, 1997

     QSI's results of operations for the nine month period ended December 31, 1997, have been included in the pro forma statements of operations for both of the two fiscal years ended March 30, 1997 and March 29, 1998. Revenues and net loss of QSI for the nine month period ended December 31, 1997, were $55.6 million and $(1.3) million, respectively.

     These unaudited pro forma combined financial statements reflect the issuance of 5,173,129 shares of IDT common stock in exchange for an aggregate of 7,524,551 shares of QSI common stock, outstanding as of December 31, 1998, in the merger, based on the exchange ratio of 0.6875 set forth in the following table:

QSI common stock outstanding as of December 31, 1998........   7,524,551
Exchange Ratio..............................................  0.6875:1.0
Number of shares of IDT common stock exchanged..............   5,173,129
Number of shares of IDT common stock outstanding at December
  27, 1998..................................................  82,310,013
                                                              ----------
Number of shares of combined company common stock
  outstanding after the completion of the merger............  87,483,142
                                                              ==========

     The actual number of shares of IDT common stock to be issued will be determined at the effective time based on the number of shares of QSI common stock outstanding at that date.

(2) PRO FORMA COMBINED BALANCE SHEET

     (a) IDT and QSI estimate they will incur direct transaction costs of approximately $1.2 million associated with the merger, consisting of transaction fees for attorneys, accountants, financial printing and other related charges and severance costs of approximately $0.5 million. These costs are being charged to operations as incurred. As of December 27, 1998, approximately $0.8 million in merger expenses had been incurred and charged to operations. The remaining costs have been reflected in the unaudited pro forma combined balance sheet but have not been included in the unaudited pro forma combined statements of operations.

     (b) It is expected that following the merger, the combined company will incur significant additional costs or charges, which are not currently reasonably estimable, to reflect costs associated with integrating the two companies. These costs or charges have not been reflected in the pro forma condensed balance sheet or condensed statements of operations as such costs cannot be accurately estimated at this time pending finalization of certain operating decisions by management as to the manner and timing of consolidating the operations. There can be no assurance that the combined company will not incur additional merger-related costs or charges or that management will be successful in its efforts to integrate the operations of the two companies.

(3) PRO FORMA NET INCOME (LOSS) PER SHARE

     The following table reconciles the number of shares used in the pro forma per share computations to the numbers set forth in IDT's and QSI's historical statements of operations:

                SHARES USED IN PRO FORMA PER SHARE CALCULATIONS
                    (IN THOUSANDS EXCEPT CONVERSION NUMBER)

                                                 FISCAL YEAR ENDED                NINE MONTHS ENDED
                                         ---------------------------------   ---------------------------
                                         MARCH 31,   MARCH 30,   MARCH 29,   DECEMBER 28,   DECEMBER 27,
                                           1996        1997        1998          1997           1998
                                         ---------   ---------   ---------   ------------   ------------
SHARES USED IN BASIC PER SHARE
  CALCULATIONS
Historical -- IDT......................   77,026      78,454      80,359        80,119         82,149
                                          ------      ------      ------        ------         ------
Historical -- QSI......................    5,524       6,361       7,143         7,055          7,477
Conversion number......................   0.6875      0.6875      0.6875        0.6875         0.6875
                                          ------      ------      ------        ------         ------
As converted -- QSI....................    3,798       4,373       4,911         4,850          5,140
                                          ------      ------      ------        ------         ------
Pro forma combined.....................   80,824      82,827      85,270        84,969         87,289
                                          ------      ------      ------        ------         ------
SHARES USED IN DILUTED PER SHARE
  CALCULATIONS
Historical -- IDT......................   87,753      78,454      84,022        83,614         82,149
                                          ------      ------      ------        ------         ------
Historical -- QSI......................    5,841       6,361       7,586         7,692          7,477
Conversion number......................   0.6875      0.6875      0.6875        0.6875         0.6875
                                          ------      ------      ------        ------         ------
As converted -- QSI....................    4,016       4,373       5,215         5,288          5,140
                                          ------      ------      ------        ------         ------
Pro forma combined.....................   91,769      82,827      89,237        88,902         87,289
                                          ------      ------      ------        ------         ------

       SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT OF QSI

     The following table sets forth the beneficial ownership of the QSI's common stock as of March 19, 1999 for:

     - each person who is known by QSI to beneficially own more than five percent of QSI's common stock;

     - each of QSI's directors;

     - each of the five most highly compensated executive officers for the fiscal year ended September 27, 1998, otherwise referred to as the "Named Executive Officers;" and

     - all directors and executive officers as a group.

     Except as indicated in the footnotes to this table and under applicable community property laws, the persons named in the table have sole voting and investment power with respect to all shares of common stock. Options exercisable on or before May 18, 1999, are included as shares beneficially owned. For the purposes of calculating percent ownership, as of March 19, 1999, 7,560,180 shares were issued and outstanding, and, for any individual who beneficially owns shares represented by options exercisable on or before May 18, 1999, such shares are treated as if outstanding for that person, but not for any other person.


                                                                                   OPTIONS
                                                        SHARES BENEFICIALLY      EXERCISABLE
             5% SHAREHOLDERS, DIRECTORS,                       OWNED             ON OR BEFORE
              NAMED EXECUTIVE OFFICERS,                ----------------------      MAY 18,
   AND DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP       NUMBER       PERCENT        1999
   -----------------------------------------------     -----------    -------    ------------
Dimensional Fund Advisors, Inc.......................      430,100      5.7%            --
Chun P. Chiu, Chairman of the Board & Chief Technical
  Officer............................................      375,105(1)   4.9         71,663
Andrew J. S. Kang, Director..........................      330,150(2)   4.4         10,000
R. Paul Gupta, Director, President & Chief Executive
  Officer............................................      320,974      4.1        204,053
Masaharu Shinya, Director............................       68,333(3)     *         10,000
Robert L. Puette, Director...........................        5,000        *          5,000
David D. Tsang, Director.............................        7,500        *          7,500
David Sear, Executive Vice President and Chief
  Operating Officer..................................       50,963        *         50,000
Edward J. Bradley, Jr., Vice President of
  Manufacturing......................................       21,980        *         16,813
Albert R. Enamait, Vice President of Sales and
  Marketing..........................................       26,042        *         26,042
All current executive officers and directors as a
  group (10 persons).................................    1,206,047(4)  15.1        414,613


-------------------------
 *  Less than 1%

(1) Includes 4,500 shares held by Mr. Chiu's children as to which Mr. Chiu disclaims beneficial ownership.

(2) Includes 234,751 shares owned by Technology Associates Corporation and 79,400 shares owned by TechGains as to which Mr. Kang disclaims beneficial ownership except to the extent of his pecuniary interest therein. Mr. Kang is a director of Technology Associates and is the Managing Director of Technology Associates Management Company which controls TechGains.

(3) Includes 50,000 shares held by Kanematsu Semiconductor Corporation as to which Mr. Shinya disclaims beneficial ownership. Mr. Shinya is the president of Kanematsu Semiconductor Corporation.

(4) Includes 314,157 shares described in footnote 2 above owned by an affiliate of Mr. Kang, a director of QSI, as to which Mr. Kang has disclaimed beneficial ownership. Also includes 50,000 shares described in footnote 3 above owned by an affiliate of Mr. Shinya, a director of QSI, as to which Mr. Shinya has disclaimed beneficial ownership.

                          COMPARISON OF CAPITAL STOCK

DESCRIPTION OF QSI CAPITAL STOCK

     The authorized capital stock of QSI consists of 30,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share.

     QSI COMMON STOCK

     As of March 19, 1999, 7,560,180 shares of QSI common stock were outstanding. The holders of QSI common stock are entitled to one vote per share on all matters to be voted upon by the shareholders. The shareholders have a right to take action by written consent. Shareholders may cumulate votes in connection with the election of directors. The holders of QSI common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the QSI board of directors out of funds legally available. In the event of a liquidation, dissolution or winding up of QSI, the holders of QSI common stock are entitled to share ratably in all assets remaining after payment of liabilities. QSI common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to QSI common stock. All outstanding shares of QSI common stock are fully paid and non-assessable, and the shares of QSI common stock to be outstanding immediately prior to completion of the merger will be fully paid and non-assessable.

     QSI PREFERRED STOCK

     QSI has 1,000,000 shares of preferred stock authorized, of which, as of March 19, 1999, no shares were outstanding. The QSI board of directors has the authority to issue these shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions granted to or imposed upon any unissued and undesignated shares of preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the shareholders. The QSI board of directors, without shareholder approval, can issue preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of QSI common stock and the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of QSI.

     TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of QSI common stock is Boston Equiserve and its telephone number is (781) 575-2138.

QSI RIGHTS PLAN

     The QSI rights plan assigns a purchase price to each right and then gives each holder of a right who is not deemed to be an unfriendly acquiror, the ability to acquire that number of shares of QSI common stock having a market value equal to twice the purchase price. For example, the current purchase price is $70.00 per right. Once the rights become exercisable, any holder of a right could acquire QSI common stock worth $140.00 by making payment of the $70.00 purchase price to QSI.

     The rights will expire on the earliest of (a) September 17, 2007 or (b) the redemption or exchange of the rights by QSI. The rights will become exercisable and will trade separately from the QSI common stock, unless postponed by action of QSI's disinterested directors, on the earlier of:

     - the close of business on the tenth day after a public announcement that a person or group of affiliated or associated persons has become an "unfriendly acquiror" by acquiring or obtaining the right to acquire beneficial ownership of 15% or more of the outstanding QSI common stock without the approval of the board of directors;

     - or the close of business on the tenth day after the commencement of a tender offer or exchange offer which would result in the beneficial ownership by a person or group of 15% or more of the outstanding QSI common stock. For example, if any person or group acquires 15% or more of the QSI common stock without approval of the QSI board, then, at the close of the tenth business day after the public announcement of such acquisition, the rights will become exercisable. In addition, the purchase price, number of rights, and number of shares of QSI common stock or common stock of any unfriendly acquiror that may be acquired for the purchase price will be adjusted to prevent dilution.

     QSI may redeem the rights in whole, but not in part, at a price of $.01 per right at any time prior to the close of business on the earlier of (1) the tenth day after the date of public announcement that someone has become an unfriendly acquiror or (2) a later date as determined by a majority of the board of directors, excluding any affiliate of an unfriendly acquiror and publicly announced by QSI or (3) the final expiration date of the rights.

     Under the terms of the merger agreement, QSI has agreed to take all necessary action to render rights issued under the QSI rights plan inapplicable to the merger.

DESCRIPTION OF IDT CAPITAL STOCK

     The authorized capital stock of IDT consists of 210,000,000 shares of capital stock, of which 200,000,000 shares are designated as common stock with $0.001 par value per share and 10,000,000 shares are designated as preferred stock with $0.001 par value per share.

     IDT COMMON STOCK

     As of March 19, 1999, 83,179,163 shares of IDT common stock were outstanding. The holders of IDT common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Stockholders may cumulate votes in connection with the election of directors. The holders of IDT common stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by IDT's board out of funds legally available. In the event of a liquidation, dissolution or winding up of IDT, the holders of IDT common stock are entitled to share ratably in all assets remaining after payment of liabilities and payment of liquidation preferences to holders of IDT preferred stock, if any. IDT common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to IDT common stock. All outstanding shares of IDT common stock are fully paid and non-assessable, and the shares of IDT common stock to be outstanding upon completion of the merger will be fully paid and non-assessable. Each share of IDT common stock has associated with it certain rights to acquire shares of IDT capital stock under a "poison pill" rights plan. See "-- IDT Preferred Stock" and "-- IDT Stockholders Rights Plan."

     IDT PREFERRED STOCK


     IDT has 10,000,000 shares of IDT preferred stock authorized, of which, as of March 19, 1999, no shares were outstanding. Subject to the terms of the governance agreement, IDT's board of directors has the authority to issue these shares of IDT preferred stock in one or more series, to fix the rights, preferences, privileges and restrictions, qualifications and limitations granted to or imposed upon any unissued and undesignated shares of IDT preferred stock and to fix the number of shares constituting any series and the designations of such series, without any further vote or action by the stockholders. IDT's board, without stockholder approval, may issue IDT preferred stock with voting and conversion rights which could adversely affect the voting power or other rights of the holders of IDT common stock, and the issuance of IDT preferred stock may have the effect of delaying, deferring or preventing a change in control of IDT. IDT has initially reserved 100,000 shares of Series A Junior Participating Preferred Stock, par value $0.001 per share, for potential issuance under the exercise of rights under the rights plan, as described below. See "-- IDT Stockholders Rights Plan."


     TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of IDT common stock is Boston EquiServe and its telephone number is (650) 947-3239.


IDT RIGHTS PLAN



     The IDT Board implemented a stockholder rights plan on December 21, 1998. Each stockholder of record on January 4, 1999, received a dividend of one preferred share purchase right for each outstanding share of IDT common stock. This dividend right entitles the stockholder to purchase 1/100th of a share of Series A Junior Participating Preferred Stock at an exercise price of $45.00. This preferred stock is structured so that the value of 1/100th of a share of the preferred stock approximates the value of one share of common stock.



     The rights are currently neither exercisable nor traded separately from the common stock. If a person or a group acquires 15% or more of IDT's common stock, or announces an intention to make a tender offer for IDT's common stock which would result in a person or group acquiring 15% or more of IDT's common stock, the rights will become exercisable and thereafter trade separately from the common stock. A person or group who does this is called an acquiring person.


     Upon a person or group becoming an acquiring person, the holder of rights, other than the acquiring person, will have the right to acquire shares of IDT at a substantially discounted price. Additionally, if a person becomes an acquiring person and IDT is acquired in a merger or other business combination, or 50 percent or more of its assets are sold in a transaction with an acquiring person, the holders of rights, other than the acquiring person, will have the right to acquire shares of common stock of the acquiring corporation at a substantially discounted price. After a person has become an acquiring person, IDT's board of directors may exchange the outstanding rights, other than those held by the acquiring person, for common stock of IDT at an exchange ratio of one share of common stock per right.

     The board of directors may redeem outstanding rights at any time prior to a person becoming an acquiring person at a price of $0.001 per right. Prior to such time, the terms of the rights may be amended by the board of directors. The rights will expire on December 21, 2008.

 COMPARISON OF RIGHTS OF HOLDERS OF IDT COMMON STOCK AND HOLDERS OF QSI COMMON
                                     STOCK

     IDT is incorporated in the State of Delaware and QSI is incorporated in the State of California. Following the effective time, QSI will continue to be governed by the California Corporations Code and IDT will continue to be governed by the Delaware General Corporation Law. Shareholders of QSI, however, will hold IDT common stock rather than QSI common stock. Therefore, the rights of such shareholders will be governed by Delaware law, and the provisions of the IDT certificate of incorporation and the IDT bylaws, rather than the QSI articles of incorporation and the QSI bylaws. The following is a summary comparison of certain provisions of California law and Delaware law and the charters and bylaws of the corporations. This summary is not complete and you should therefore read the full text of the states' corporate statutes and the corporate charters and bylaws of IDT and QSI. For information as to how these documents may be obtained, see "Where You Can Find More Information."

DIVIDENDS AND REPURCHASES OF SHARES

     California law permits a corporation, unless otherwise restricted by its articles of incorporation, to make distributions to its shareholders if either of the following factors are satisfied on a consolidated basis:

     - the corporation's retained earnings immediately prior to the proposed distribution equal or exceed the amount of the proposed distribution, or

     - immediately after giving effect to the distribution (1) the corporation's assets, not including goodwill, capitalized research and development expenses and deferred charges, would be at least equal to 1 1/4 times its liabilities, not including deferred taxes, deferred income and other deferred credits, and (2) the corporation's current assets would be at least equal to (x) its current liabilities or (y) 1 1/4 times its current liabilities if the average pre-tax and pre-interest expense earnings for the preceding two fiscal years were less than the average interest expense for such years.

     The QSI articles do not otherwise restrict the ability of QSI's board to make distributions to its shareholders. In addition, California law generally provides that a corporation may redeem or repurchase its shares.

     Delaware law retains the concepts of par value, capital and surplus. Delaware law permits a corporation to declare and pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and/or for the preceding fiscal year. However, if the amount of capital of the corporation following the declaration and payment of the dividend is less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets, the directors may not declare and pay out a dividend from the corporation's net profits. In addition, Delaware law generally provides that a corporation may redeem or repurchase its shares only if the capital of the corporation is not impaired and such redemption or repurchase would not impair the capital of the corporation.

POWER TO CALL SPECIAL MEETING OF STOCKHOLDERS

     Under California law, a special meeting of shareholders may be called by the board of directors or by any other person authorized to do so in the articles of incorporation or the bylaws or the holders of at least 10% of all votes entitled to the cast at such meeting. The QSI bylaws provide that a special meeting of shareholders may be called at any time by the board of directors, the chairman of the board, the president or by one or more shareholders holding not less than 10% of the outstanding shares entitled to vote at the meeting.


     Under Delaware law, a special meeting of stockholders maybe called by the board of directors or any other person as may be provided in the certificate of incorporation or bylaws. The IDT certificate and bylaws do not grant stockholders the right to call a special meeting of the stockholders. The IDT bylaws provide that special meetings of the stockholders maybe called at any time by the board of directors, the chairman of the board or the president. Former QSI shareholders would thus not retain the right to call a special meeting of shareholders.

ACTIONS BY WRITTEN CONSENT OF STOCKHOLDERS

     Under California law, any action required or permitted to be taken at a meeting of the shareholders may be taken without a meeting if the written consent sets forth the action so taken and is signed by all shareholders entitled to vote on the actions.

     Under Delaware law, unless otherwise provided in the certificate of incorporation, any action which may be taken at a meeting of the stockholders may be taken without a meeting and without prior notice if a consent in writing is signed by the holders of outstanding shares having at least the minimum number of votes that would be necessary to take such action at a meeting at which all shares entitled to vote thereon were present and voted. The IDT bylaws expressly permit stockholders to vote by written consent.

INSPECTION OF STOCKHOLDER LIST

     California law allows any shareholder to inspect the shareholder list beginning two days after notice of a meeting is given for which the list was prepared and continuing through the meeting.

     Delaware law allows any stockholder to inspect the stockholder list for a purpose reasonably related to such person's interest as a stockholder. Delaware law also provides for inspection rights as to a list of stockholders entitled to vote at a meeting within a ten day period preceding a stockholders' meeting for any purpose germane to the meeting.

STOCKHOLDER VOTING ON BUSINESS COMBINATIONS

     STATUTORY MERGERS

     Both California law and Delaware law generally require that the holders of a majority of the outstanding voting shares of the acquiring and target corporations approve statutory mergers. Delaware law does not require a stockholder vote of the surviving corporation in a merger if:

     - the merger agreement does not amend the existing certificate of incorporation;

     - each share of the surviving corporation outstanding before the merger is equal to an identical outstanding or treasury share after the merger; and

     - the number of shares to be issued by the surviving corporation in the merger does not exceed 20% of the shares outstanding immediately prior to the merger.

     California law contains a similar exception to its voting requirements for reorganizations where shareholders or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five-sixths of the voting power of the surviving or acquiring corporation or its parent entity.

     SALE OF ASSETS

     Both California law and Delaware law require that a sale of all or substantially all of the assets of a corporation be approved by a majority of the outstanding voting shares of the corporation transferring such assets.

     CLASS VOTING

     With certain exceptions, California law also requires that mergers, reorganizations, certain sales of assets and similar transactions be approved by a majority vote of each class of shares outstanding. By contrast, Delaware law generally does not require class voting, except in certain transactions involving an amendment to the certificate of incorporation which adversely affects a specific class of shares, increases or decreases the number of authorized shares of a class of shares or increases or decreases the par value of the shares of a class of shares.

STOCKHOLDER APPROVAL OF CERTAIN BUSINESS COMBINATIONS


     In the last several years, a number of states, but not California, have adopted special laws designed to make certain kinds of two-step corporate takeovers, or other transactions involving a corporation and one or more of its significant shareholders, more difficult. Under section 1203 of the California Corporations Code, certain business combinations with certain interested shareholders are subject to conditions, including a requirement that a fairness opinion must be obtained and delivered to the corporation's shareholders. California law requires that holders of non-redeemable common stock receive non-redeemable common stock in a merger of the corporation with the holder of more than 50%, but less than 90%, of such capital stock or its affiliate unless all of the holders of such common stock consent to the transaction.



     Under section 203 of the Delaware General Corporation Law, a Delaware corporation is prohibited from engaging in a business combination with an interested stockholder, as defined below, for three years following the date that such person or entity becomes an interested stockholder.


     An "interested stockholder" is, with certain exceptions, a person or entity who or which owns, individually or with or through certain other persons or entities, 15% or more of the corporation's outstanding voting stock, including any rights to acquire stock under an option, warrant, agreement, arrangement or understanding, or upon the exercise of conversion or exchange rights, and stock with respect to which the person has voting rights only.


     The three-year moratorium imposed by section 203 on certain business combinations does not apply if one or more of the following applies:


     - prior to the date on which such stockholder becomes an interested stockholder, the board of directors of the subject corporation approves either the business combination or the transaction that resulted in the person or entity becoming an interested stockholder;

     - upon consummation of the transaction that made him or her an interested stockholder, the interested stockholder owns at least 85% of the corporation's voting stock outstanding at the time the transaction commenced, excluding from the 85% calculation shares owned by directors who are also officers of the subject corporation and shares held by employee stock plans that do not give employee participants the right to decide confidentially whether to accept a tender or exchange offer; or

     - on or after the date such person or entity becomes an interested stockholder, the board of directors approves the business combination and it is also approved at a stockholder meeting by 66 2/3% of the outstanding voting stock not owned by the interested stockholder.


     Although a Delaware corporation to which section 203 applies may elect not to be governed by section 203, the IDT board of directors intends that IDT be governed by section 203. IDT believes that most Delaware corporations have availed themselves of this statute and have not opted out of section 203.



     IDT believes that section 203 will encourage any potential acquiror to negotiate with IDT's board. section 203 also might have the effect of limiting the ability of a potential acquiror to make a two-tiered bid for IDT in which all stockholders would not be treated equally. Stockholders should note, however, that the application of section 203 to IDT will confer upon IDT's board the power to reject a proposed business combination in certain circumstances, even though a potential acquiror may be offering a substantial premium for IDT's shares over the then-current market price. section 203 would also discourage certain potential acquirors unwilling to comply with its provisions.


     The IDT certificate requires the affirmative vote of the holders of not less than 75% of the outstanding shares of voting stock of IDT, including not less than 66 2/3% of the outstanding shares of voting stock not owned by a "related person," as defined below, for the approval or authorization of any business combination of IDT with any related person. However, this 66 2/3% voting requirement shall not be applicable if the business combination is approved by the affirmative vote of the holders of not less than 90% of the outstanding share of voting stock. Furthermore, the 75% and 66 2/3% voting requirements shall not be applicable if the business combination is a merger or consolidation and the fair market value of the consideration received per share by holders of IDT common stock in such transaction is not less than the highest per share price paid by the related person for IDT common stock in the two years prior to the business combination.

     Under the IDT certificate a "related person" is essentially a person, corporation, partnership or other entity which, together with its affiliates and associates, as these terms are defined in the Exchange Act, that is the beneficial owner, in the aggregate, of 10% or more of the outstanding voting stock of IDT and any affiliate or associate of such person or entity.

CUMULATIVE VOTING

     In an election of directors under cumulative voting, each share of stock normally having one vote is entitled to a number of votes equal to the number of directors to be elected. A stockholder may then cast all such votes for a single candidate or may allocate them among as many candidates as the stockholder may choose. Without cumulative voting, the holders of a majority of the shares present at an annual meeting or any special meeting held to elect directors would have the power to elect all the directors to be elected at that meeting, and no person could be elected without the support of holders of a majority of the shares voting at such meeting.

     California law provides any shareholder with the right to cumulate his or her votes in the election of directors upon proper notice of his or her intention to do so. The QSI articles provide that QSI shareholders may cumulate their votes for the election of directors. Under Delaware law, cumulative voting in the election of directors is a permitted option. The IDT certificate and the IDT bylaws permit cumulative voting for the election of directors.

STOCKHOLDER DERIVATIVE SUITS

     California law provides that a shareholder bringing a derivative action on behalf of a corporation need not have been a shareholder at the time of the transaction in question, provided that certain tests are met. California law also provides that the corporation or the defendant in a derivative suit may make a motion to the court for an order requiring the plaintiff shareholder to furnish a security bond. Delaware does not have a similar bonding requirement. Under Delaware law, a stockholder may only bring a derivative action on behalf of the corporation if the stockholder was a stockholder of the corporation at the time of the transaction in question or his or her stock thereafter devolved upon him or her by operation of law.

DISSENTERS' RIGHT OF APPRAISAL

     Under California law and Delaware law, a stockholder of a corporation participating in certain major corporate transactions may, under varying circumstances, be entitled to dissenters' right of appraisal under which such stockholder may receive cash in the amount of the fair market value of the shares held by such stockholder in lieu of the consideration such stockholder would otherwise receive in the transaction. The fair market value of the shares is determined by either a court or an agreement between the corporation and the stockholder. The limitations on the availability of dissenters' rights under California law are different from those under Delaware law.


     Shareholders of a California corporation whose shares are listed on a national securities exchange or on a list of over-the-counter margin stocks issued by the Board of Governors of the Federal Reserve System generally do not have dissenters' rights unless the holders of at least 5% of the class of outstanding shares claim the right or unless the corporation or any law restricts the transfer of such shares. Dissenters' rights are unavailable under the California Corporations Code if the shareholders of a corporation or the corporation itself, or both, immediately prior to the reorganization will own immediately after the reorganization equity securities constituting more than five sixths of the voting power of the surviving or acquiring corporation or its parent entity, and if the shares of the surviving corporation have the same rights, preferences, privileges and restrictions as the shares of the disappearing corporation that are surrendered in exchange. For more specific information regarding the dissenters' right to appraisal available to shareholders of QSI with respect to the merger, see "Approval of the Merger and Related Transactions -- Dissenters' Rights."


     Under Delaware law, such fair market value is determined exclusive of any element of value arising from the merger or consolidation, and such appraisal rights are not available:

     - in the sale, lease or exchange of all or substantially all of the assets of a corporation;

     - in a merger or consolidation by a corporation the shares of which are either listed on a national securities exchange or are held of record by more than 2,000 holders if such stockholders receive only shares of the surviving corporation or shares of any other corporation that are either listed on a national securities exchange or held of record by more than 2,000 holders, plus cash in lieu of fractional shares of such corporations; or

     - to stockholders of a corporation surviving a merger if no vote of the stockholders of the surviving corporation is required to approve the merger under Delaware law.

SIZE OF THE BOARD OF DIRECTORS

     Under California law, although changes in the number of directors must generally be approved by a majority of the outstanding shares, the board of directors may fix the exact number of directors within a stated range set forth in the articles of incorporation or bylaws, if that stated range has been approved by the shareholders. The QSI bylaws provide that the size of QSI's board, within the stated range of four to seven directors, may be changed by amending the QSI bylaws either with the approval of QSI's board acting alone or by QSI's shareholders. Currently, the QSI bylaws provide for a board of directors consisting of six members.

     Delaware law permits the board of directors alone to change the authorized number, or the range, of directors by amendment to the bylaws, unless the directors are not authorized to amend the bylaws or the number of directors is fixed in the certificate of incorporation, in which case a change in the number of directors may be made only by amendment to the certificate of incorporation following approval of such change by the stockholders. The IDT bylaws provide that the size of IDT's board may be changed by amending the IDT bylaws either with the approval of IDT's board acting alone or by IDT's stockholders. The IDT bylaws specify a five member board.

CLASSIFIED BOARD OF DIRECTORS

     A classified board is one on which a certain number of directors, but not necessarily all, are elected on a rotating basis each year. Under California law, directors generally must be elected annually. However, a "listed corporation," as defined below, is permitted to adopt a classified board. Neither the QSI articles nor the QSI bylaws provide for a classified board of directors.


     A "listed corporation" is defined under the California Code as a corporation with outstanding securities designated as qualified for trading as a national market system security on the National Association Quotation System (or any successor national market system).


     Delaware law permits, but does not require, a classified board of directors, under which the directors can be divided into as many as three classes with staggered terms of office, with only one class of directors standing for election each year. The IDT certificate provides for a classified board of directors with three classes of directors. IDT's board is currently divided into three classes: Class I, whose term expires at the annual meeting of stockholders held in 2000 and consists of one member; Class II, whose term expires at the annual meeting of stockholders held in 2001 and consists of two members; and Class III, whose term expires at the annual meeting of stockholders held in 1999 and consists of two members. Subsequently, each term shall expire at each third succeeding annual meeting of stockholders.

REMOVAL OF DIRECTORS

     Under California law, any director or the entire board of directors may be removed, with or without cause, by a majority of the outstanding shares entitled to vote. However, without removing the entire board, no individual director may be removed if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting.

     Under Delaware law, any director or the entire board of directors of a corporation that does not have a classified board of directors or cumulative voting may be removed with or without cause with the approval of a majority of the outstanding shares entitled to vote at an election of directors. The IDT certificate and the IDT bylaws provide for a classified board of directors and provide for the removal of a director for cause by a majority of all shares of IDT. The IDT certificate and the IDT bylaws provide for the removal of a director without cause by the affirmative vote of the holders of at least
66 2/3% of shares entitled to vote at an election of directors. However, without removing the entire board, no individual director may be removed if the number of votes cast against such removal would be sufficient to elect the director under cumulative voting. Consequently, members of IDT's board can be removed for any reason by a supermajority of the outstanding shares entitled to vote.

DIRECTORS' COMMITTEES

     The QSI bylaws contain provisions for the delegation of all the authority by QSI's board to a committee of members of the board except:

     - the approval of any action which also requires shareholders' approval or approval of the outstanding shares under California law;

     - the filing of the vacancies on the board or in any committee;

     - the fixing of compensation of the directors for serving on the board or any committee;

     - the amendment or repeal of QSI bylaws or the adoption of new bylaws;

     - the amendment or repeal of any resolution of the board which by its express terms is not so amenable or repealable;

     - a distribution to the shareholders of QSI, except at a rate or in a periodic amount or within a price range determined by the board; and

     - the appointment of any other committees of the board or the members of such committees.

     Under the IDT bylaws, IDT's board may, by resolution passed by a majority of the whole board, delegate certain limited powers normally held only by the board in its entirety to a committee comprised of one or more members of the board. These committees may exercise any power normally held by the entire board, but may not:

     - amend the IDT certificate, except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the board as provided by Delaware law, fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of IDT, or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of IDT or fix the number of shares of any series of stock or authorized the increase or decrease of the shares of any series;

     - adopt an agreement of merger or consolidation under Delaware law;

     - recommend to the stockholders the sale, lease, or exchange of all or substantially all of IDT's property and assets;

     - recommend to the stockholders a dissolution of IDT or a revocation of a dissolution; or

     - amend the IDT bylaws.

     The IDT bylaws further specify that unless the board resolution establishing the committee, the IDT bylaws or the IDT certificate expressly so provide, no such committee shall have the power or authority to:

     - declare a dividend;

     - to authorize the issuance of stock; or

     - adopt a certificate of ownership and merger under Delaware law.

TRANSACTIONS INVOLVING OFFICERS OR DIRECTORS

     Under California law, any loan or guaranty to or for the benefit of a director or officer of the corporation or its parent requires approval of the shareholders unless such loan or guaranty is provided under a plan approved by shareholders owning a majority of the outstanding shares of the corporation. In addition, under California law, shareholders of any corporation with 100 or more shareholders of record may approve a bylaw authorizing the board of directors alone to approve loans or guarantees to or on behalf of officers whether or not such officers are directors if the board of directors determines that any such loan or guaranty may reasonably be expected to benefit the corporation. The QSI bylaws permit loans to officers upon approval of QSI's board.

     Furthermore, under California law, if shareholder approval is sought for a transaction in which one or more of a corporation's directors has an interest, the interested director is not entitled to vote his shares at a shareholder meeting with respect to any action regarding such contract or transaction. If board approval is sought, the contract of transaction must be approved by a majority vote of a quorum of the directors, without counting the vote of any interested directors. However, interested directors may be counted for purposes of establishing a quorum.

     Under Delaware law, any corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation, including any officer or employee who is also a director of the corporation, whenever, in the judgment of the directors, such loan, guaranty or assistance may reasonably be expected to benefit the corporation.

     Furthermore, under Delaware law, contracts or transactions between a corporation and either any of its directors or a second corporation of which a director is also a director, are not void or voidable if either:

     - the material facts as to the transaction and as to the director's interest are fully disclosed, and either the disinterested directors or a majority of the disinterested shareholders approve or ratify the transaction in good faith; or

     - the person asserting the validity of the contract or transaction sustains the burden of proving that the contract or transaction was just and reasonable as to the corporation at the time it was authorized, approved or ratified.

INDEMNIFICATION AND LIMITATION OF LIABILITY

     California law and Delaware law have similar provisions relating to indemnification by a corporation of its officers, directors, employees and other agents. The laws of both states permit corporations to adopt a provision in their charters eliminating the liability of a director to the corporation or its shareholders for monetary damages for breach of the director's fiduciary duty of care. There are nonetheless certain differences between the laws of the two states with respect to indemnification and limitation of liability.

     Under California law, such provisions may not eliminate or limit a director's liability for:

     - intentional misconduct or knowing and culpable violation of law;

     - acts or omissions that a director believes to be contrary to the best interests of the corporation or its shareholders, or that involve the absence of good faith on the part of the director;

     - receipt of an improper personal benefit;

     - acts or omissions that show reckless disregard for the director's duty to the corporation or its shareholders, where the director in the ordinary course of performing a director's duties should be aware of a risk of serious injury to the corporation or its shareholders;

     - acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation and its shareholders;

     - interested transactions between the corporation and a director in which a director has a material financial interest; or

     - liability for improper distributions, loans or guarantees.

     California corporations may include in their charter a provision which extends the scope of indemnification through agreements, bylaws or other corporate action beyond that specifically authorized by statute. Both the QSI articles and the QSI bylaws include a provision providing that QSI shall indemnify its directors and officers to the maximum extent permissible under California law. QSI has entered into separate indemnification agreements with each officer and director consonant with this authority.

     Under Delaware law, such provision may not eliminate or limit director monetary liability for:

     - breaches of the director's duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or involving intentional misconduct or knowing violations of law;

     - the payment of unlawful dividends or unlawful stock repurchases or redemptions; or

     - transactions in which the director received an improper personal benefit.

     Such limitation of liability provisions also may not limit a director's liability for violation of, or otherwise relieve the company or its directors from the necessity of complying with federal or state securities laws, or affect the availability of nonmonetary remedies such as injunctive relief or rescission.

     Delaware law generally permits indemnification of expenses, including attorneys' fees actually and reasonably incurred in the defense or settlement of a derivative or third-party action, provided there is a determination by a majority vote of a disinterested quorum of the directors, by independent legal counsel or by a majority vote of a quorum of the stockholders that the person seeking indemnification acted in good faith and in a manner reasonably believed to be in best interests of the corporation. Without court approval, however, no indemnification may be made in respect of any derivative action in which such person is adjudged liable for negligence or misconduct in the performance of his or her duty to the corporation. Delaware law requires indemnification of expenses to the extent the individual being indemnified has successfully defended any action, claim, issue or matter therein, on the merits or otherwise.

     Under Delaware law expenses incurred by an officer or director in defending any action may be paid in advance, if such director or officer undertakes to repay such amounts if it is ultimately determined that he or she is not entitled to indemnification. In addition, Delaware law authorizes a corporation's purchase of indemnity insurance for the benefit of its officers, directors, employees and agents whether or not the corporation would have the power to indemnify against the liability covered by the policy. Delaware law also permits a Delaware corporation to provide indemnification in excess of that provided by statute. Delaware law does not require authorizing provisions in the certificate of incorporation. Limitations on indemnification may be imposed by a court based on principles of public policy. Both the IDT certificate and the IDT bylaws eliminate the liability of directors to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent permissible under Delaware law. IDT has entered into separate indemnification agreements with each officer and director consonant with this authority.

DISSOLUTION

     Under California law, shareholders holding 50% or more of the total voting power may authorize a corporation's dissolution, with or without the approval of the corporation's board of directors, and this right may not be modified by the articles of incorporation.


     Under Delaware law, unless the board of directors approves the proposal to dissolve, the dissolution must be unanimously approved by all the stockholders entitled to vote thereon. Only if the dissolution is initially approved by the board of directors may the dissolution be approved by a simple majority of the outstanding shares of the corporation's stock entitled to vote. In the event of such a board-initiated dissolution, Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions. The IDT certificate contains no such supermajority voting requirement.

                        MARKET PRICE OF AND DIVIDENDS ON
                     IDT COMMON STOCK AND QSI COMMON STOCK

     The following table sets forth the range of high and low sale prices reported on the Nasdaq National Market for IDT common stock for the periods indicated:


                                                               HIGH      LOW
                                                              ------    -----
FISCAL YEAR ENDING MARCH 28, 1999
  Fourth Quarter (through March 19, 1999)...................  $ 9.73    $5.31
  Third Quarter.............................................    7.38     4.50
  Second Quarter............................................    8.19     4.22
  First Quarter.............................................   15.00     6.63
FISCAL YEAR ENDED MARCH 29, 1998
  Fourth Quarter............................................  $16.13    $9.19
  Third Quarter.............................................   13.56     9.13
  Second Quarter............................................   14.13    10.19
  First Quarter.............................................   15.00     9.69
FISCAL YEAR ENDED MARCH 30, 1997
  Fourth Quarter............................................  $14.06    $9.38
  Third Quarter.............................................   14.25     7.75
  Second Quarter............................................   11.00     7.38
  First Quarter.............................................   15.50    10.13


     The following table sets forth the range of high and low sale prices reported on the Nasdaq National Market for QSI common stock for the periods indicated:


                                                               HIGH      LOW
                                                              ------    ------
FISCAL YEAR ENDING SEPTEMBER 30, 1999
  Second Quarter (through March 19, 1999)...................  $ 6.00    $ 3.25
  First Quarter.............................................    4.00      1.69
FISCAL YEAR ENDED SEPTEMBER 30, 1998
  Fourth Quarter............................................  $ 2.38    $ 1.50
  Third Quarter.............................................    4.25      2.13
  Second Quarter............................................    5.69      3.75
  First Quarter.............................................   14.75      3.88
FISCAL YEAR ENDED SEPTEMBER 30, 1997
  Fourth Quarter............................................  $16.75    $10.38
  Third Quarter.............................................   11.75      7.25
  Second Quarter............................................   10.13      7.00
  First Quarter.............................................    9.25      6.13


     IDT and QSI have never paid cash dividends on their shares of common stock. QSI has agreed not to pay cash dividends pending the consummation of the merger without the written consent of IDT. Neither the QSI board nor the IDT board currently anticipates paying cash dividends in the foreseeable future.

                                    EXPERTS

     The consolidated financial statements of IDT incorporated in this Proxy Statement/Prospectus by reference to the Annual Report on Form 10-K for the year ended March 29, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

     The consolidated financial statements of Quality Semiconductor, Inc., appearing in Quality Semiconductor, Inc.'s Annual Report (Form 10-K) for the year ended September 30, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                                 LEGAL MATTERS


     The validity of the IDT common stock issuable in the merger and certain other legal matters related to the Merger will be passed on by Fenwick & West LLP, Palo Alto, California. Venture Law Group, A Professional Corporation, Menlo Park, California, is acting as counsel for QSI in connection with certain legal matters relating to the merger.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to grant indemnification to directors, officers and other agents in terms sufficiently broad to permit indemnification under certain circumstances for liabilities, including expenses, arising in connection with the Securities Act of 1933. Pursuant to the Bylaws of the Registrant (or "IDT"), directors and officers of the Registrant are indemnified to the fullest extent permitted by law against all expenses (including attorneys' fees), judgments, fines or settlement amounts incurred or paid by them in any action or proceeding, including any action by or on behalf of the Registrant, on account of their service as an officer or director of the Registrant. The Bylaws further provide that the rights conferred under such Bylaws shall not be deemed exclusive of any other right to which such persons may be entitled under Delaware General Corporation Law, the Registrant's Restated Certificate of Incorporation, any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Restated Certificate of Incorporation of the Registrant precludes, with certain exceptions, the Registrant and its stockholders from recovering monetary damages from directors for business decisions that breach such directors' fiduciary duty.

     The Registrant also maintains directors and officers insurance policies which insure directors and officers against losses arising from certain wrongful acts in their official capacities and reimburses the Registrant for such loss for which the Registrant has lawfully indemnified the directors and officers. In addition, the Registrant has entered into an Indemnification Agreement with each of its directors and officers whereby the Registrant has agreed to indemnify each director and officer from and against any and all expenses, losses, claims, damages and liabilities incurred by such director or officer while acting in his or her official capacity.

     The Underwriting Agreement among the Registrant and the underwriters of the Registrant's June 1995 public offering contains certain provisions pursuant to which the underwriters may, under certain circumstances, indemnify the directors and officers of the Registrant. Directors and officers of the Registrant may also be indemnified in certain circumstances under the terms of other underwriting agreements entered into by the Registrant in connection with prior public offerings.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

EXHIBIT
NUMBER                               EXHIBITS
-------                              --------
     2.01* Agreement and Plan of Reorganization dated as of October 1,
           1996, by and among IDT, Integrated Device Technology Salinas
           Corp. and Baccarat Silicon, Inc. (previously filed as
           Exhibit 2.1 to the Quarterly Report on Form 10-Q for the
           Fiscal Quarter Ended December 29, 1996).
     2.02* Agreement of Merger dated as of October 1, 1996, by and among IDT, Integrated Device Technology Salinas Corp. and
           Baccarat Silicon, Inc. (previously filed as Exhibit 2.2 to the Quarterly Report on Form 10-Q for the Fiscal Quarter
           Ended December 29, 1996).
     2.03  Agreement and Plan of Merger, dated as of November 1, 1998, by and among IDT, Penguin Acquisition, Inc. and Quality
           Semiconductor (included as Appendix A to the proxy
           statement/prospectus forming a part of this Registration
           Statement and incorporated herein by reference).
     3.01* Restated Certificate of Incorporation (previously filed as
           Exhibit 3A to Registration Statement on Form 8-B dated
           September 23, 1987).
     3.02* Certificate of Amendment of Restated Certificate of
           Incorporation (previously filed as Exhibit 3(a) to the
           Registration Statement on Form 8 dated March 28, 1989).


                                     II-1.1

EXHIBIT
NUMBER                               EXHIBITS
-------                              --------
     3.03* Certificate of Amendment of Restated Certificate of
           Incorporation (previously filed as Exhibit 4.3 to the
           Registration Statement on Form S-8 (File Number 33-63133)
           filed on October 2, 1995).
     3.04* Certificate of Designations specifying the terms of the
           Series A Junior Participating Preferred Stock of IDT, as
           filed with the Secretary of State of Delaware on December
           22, 1998 (previously filed as Exhibit 3.6 to Registration
           Statement on Form 8-A filed December 23, 1998).
     3.05* Bylaws of IDT, as amended and restated, effective December
           21, 1998 (previously filed as Exhibit 3.1 to Current Report on Form 8-K filed December 23, 1998).
     4.01* Rights Agreement, dated December 21, 1998, between IDT and
           BankBoston, N.A. as Rights Agent (previously filed as
           Exhibit 4.1 to Registration Statement on Form 8-A filed
           December 23, 1998).
     4.02* Form of Indenture between IDT and The First National Bank of
           Boston, as Trustee, including Form of Notes (previously
           filed as Exhibit 4.6 to the S-3 Registration Statement (File number 33-59443).
     5.01  Legal Opinion of Fenwick & West LLP.
     8.01  Tax Opinion of Fenwick & West LLP.
     8.02  Tax Opinion of Venture Law Group, A Professional
           Corporation.
    10.01* Assignment of Lease dated October 30, 1985 between IDT and
           Synertek Inc. relating to 2975 Stender Way, Santa Clara,
           California (previously filed as Exhibit 10.4 to Annual
           Report on Form 10-K for the Fiscal Year Ended April 1,
           1990).
    10.02* Assignment of Lease dated October 30, 1985 between IDT and
           Synertek Inc. relating to 3001 Stender Way, Santa Clara,
           California (previously filed as Exhibit 10.5 to Annual
           Report on Form 10-K for Fiscal Year Ended April 1, 1990).
    10.03* Lease dated October 23, 1989 between Integrated Device
           Technology International Inc. and RREEF USA FUND -- III
           relating to 2972 Stender Way, Santa Clara, California
           (previously filed as Exhibit 10.6 to Annual Report on Form
           10-K for the Fiscal Year Ended April 1, 1990).
    10.04* First Deed of Trust and Assignment of Rents, Security
           Agreement and Fixture Filing dated March 28, 1990 between
           IDT and Santa Clara Land Title Company for the benefit of
           The Variable Annuity Life Insurance Company relating to 2670
           Seeley Avenue, San Jose, California (previously filed as
           Exhibit 10.7 to Annual Report on Form 10-K for the Fiscal
           Year Ended April 1, 1990).
    10.05* Amended and Restated 1984 Employee Stock Purchase Plan
           (previously filed as Exhibit 4.10 to the Registration
           Statement on Form S-8 filed September 29, 1998).
    10.06* 1994 Stock Option Plan, as amended through April 25, 1996
           (previously filed as Exhibit 4.5 to the Registration
           Statement on Form S-8 (File Number 333-15871) filed on
           November 8, 1996).
    10.07* 1994 Directors Stock Option Plan and related documents
           (previously filed as Exhibit 10.18 to the Quarterly Report on Form 10-Q for the Fiscal Quarter Ended October 2, 1994).
    10.08* Form of Indemnification Agreement between IDT and its directors and officers (previously filed as Exhibit 10.68 to
           Annual Report on Form 10-K for the Fiscal Year Ended April
           2, 1989).
    10.09* Manufacturing, Marketing and Purchase Agreement between IDT and MIPS Computer Systems, Inc. dated January 16, 1988
           (previously filed as Exhibit to Annual Report on Form 10-K for the Fiscal Year Ended March 29, 1992) (Confidential
           Treatment Granted).

EXHIBIT
NUMBER                               EXHIBITS
-------                              --------
    10.10* Preferred Stock Purchase Agreement dated January 14, 1992 among IDT, Berg & Berg Enterprises, Inc. and Quantum Effect
           Design, Inc. (previously filed as Exhibit 10.13 to Annual
           Report on Form 10-K for the Fiscal Year Ended March 29,
           1992).
    10.11* Patent License Agreement between IDT and American Telephone and Telegraph Company ("AT&T") dated May 1, 1992 (previously filed as Exhibit 19.1 to Quarterly Report on Form 10-Q for the Quarter Ended June 28, 1992) (Confidential Treatment
           Granted).
    10.12* Patent License Agreement dated September 22, 1992 between
           IDT and Motorola, Inc. (previously filed as Exhibit 19.1 to
           Quarterly Report on Form 10-Q for the Quarter Ended
           September 27, 1992) (Confidential Treatment Granted).
    10.13* Agreement between IDT and Texas Instruments Incorporated effective December 10, 1992, including all related exhibits, among others, the Patent Cross-License Agreement and the OEM
           Purchase Agreement (previously filed as Exhibit 19.1 to
           Quarterly Report on Form 10-Q for the Quarter Ended December
           27, 1992) (Confidential Treatment Granted).
    10.14* Series A Preferred Stock Purchase Agreement dated July
           16,1992 among Monolithic System Technology, Inc. and certain purchasers (previously filed as Exhibit 10.12 to the
           Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
           October 2, 1994).
    10.15* Series B Preferred Stock Purchase Agreement dated March 1994 among Monolithic System Technology, Inc. and certain
           purchasers (previously filed as Exhibit 10.13 to the Quarter
           Report on Form 10-Q for the Fiscal Quarter Ended October 2,
           1994).
    10.16* Series C Preferred Stock Purchase Agreement dated June
           13,1994 among Monolithic System Technology, Inc. and certain purchasers (previously filed as Exhibit 10.14 to the
           Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
           October 2, 1994).
    10.17* Domestic Distributor Agreement between IDT and Wyle
           Laboratories, Inc. Electronic Marketing Group dated as of
           April 15, 1994 (previously filed as Exhibit 10.15 to the
           Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
           October 2, 1994).
    10.18* Promissory Note dated April 28, 1995 between L. Robert
           Phillips and IDT and related document (previously filed as
           Exhibit 10.20 to the Annual report on Form 10-K for the
           Fiscal Year Ended April 2, 1995).
    10.19* Sublease of the Land and Lease of the Improvement by and
           between Sumitomo Bank Leasing and Finance, Inc. and IDT
           dated January 27, 1995 and related agreements thereto
           (previously filed as Exhibit 10.21 to the Annual Report on
           Form 10-K for the Fiscal Year Ended April 2, 1995).
    10.20* 1995 Executive Performance Plan (previously filed as Exhibit
           10.22 to the Quarterly Report on Form 10-Q for the Fiscal
           Quarter Ended October 1, 1995).
    10.21* Letter amending Patent License Agreement between IDT and
           AT&T dated December 4, 1995 (previously filed as Exhibit
           10.23 to the Annual Report on Form 10-K for the Fiscal Year
           Ended March 31, 1996) (Confidential Treatment Granted).
    10.22* Lease dated July 1995 between IDT and American National
           Insurance Company relating to 3250 Olcott Street, Santa
           Clara, California (previously filed as Exhibit 10.25 to the
           Annual Report for the Fiscal Year Ended March 31, 1996).
    10.23* Registration Rights Agreement dated as of October 1, 1996 among IDT, Carl E. Berg and Mary Ann Berg (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the
           Fiscal Quarter Ended December 29, 1996).
    10.24* 1997 Stock Option Plan, as amended to date (previously filed as Exhibit 4.9 to the Registration Statement on Form S-8
           filed September 25, 1998).

EXHIBIT
NUMBER                               EXHIBITS
-------                              --------
    10.25* Custom Sales Agreement between IDT and International
           Business Machines Corporation effective January 19, 1998
           (previously filed as Exhibit 10.25 to the Annual Report on
           Form 10-K for the Fiscal Year Ended March 29, 1998)
           (Confidential Treatment Granted).
    10.26* Employment Agreement between IDT and Glenn Henry (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Fiscal Quarter Ended December 28, 1998).
    10.27  Purchase and Sale Agreement and Joint Escrow Instructions
           between IDT and Cadence Design Systems, Inc., dated December
           15, 1998.
    10.28  Lease between IDT and James S. Lindsey dated March 3, 1999.
    21.01  Subsidiaries of IDT.
    23.01  Consent of PricewaterhouseCoopers LLP, independent
           accountants.
    23.02  Consent of Ernst & Young LLP, Independent Auditors.
    23.03  Consent of Fenwick & West LLP (included in Exhibits 5.1 and
           8.1).
    23.04  Consent of Venture Law Group, A Professional Corporation
           (included in Exhibit 8.2).
    24.01  Power of Attorney (see page II-6).
    27.01* Financial Data Schedule (previously filed as Exhibit 27 to the Quarterly Report on Form 10-Q for the Fiscal Quarter
           Ended September 27, 1998).
    99.01  Consent of Needham & Company, Inc.
    99.02  Form of Proxy Card.


-------------------------
* These exhibits were previously filed with the Commission as indicated and are incorporated herein by reference.

(b) FINANCIAL STATEMENT SCHEDULES

     The following financial statement schedules are filed herewith: No financial data schedules are required for the Registrant.

     Reference is made to the following documents filed as exhibits to this Registration Statement regarding relevant indemnification provisions described above.

                                                              EXHIBIT
                          DOCUMENT                            NUMBER
                          --------                            -------
Registrant's Restated Certificate of Incorporation..........    3.01
Amendment to Certificate of Incorporation...................    3.02
Amendment to Certificate of Incorporation...................    3.03
Registrant's Bylaws.........................................    3.09
Form of Registrant's Indemnification Agreement..............   10.08


ITEM 22. UNDERTAKINGS.



     (1) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Document pursuant to Items 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.


     (2) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

     (3) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, (the "Act"), each filing of the Registrant's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (4) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the Restated Certificate of Incorporation, as amended (the "Certificate of Incorporation"), and the Bylaws, as amended (the "Bylaws"), of the Registrant, the Delaware General Corporation Law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     (5) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

     (6) The undersigned Registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (5) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Santa Clara, State of California, on the 24th day of March, 1999.


                                          INTEGRATED DEVICE TECHNOLOGY, INC.

                                          By:       /s/ ALAN F. KROCK
                                            ------------------------------------
                                              Alan F. Krock
                                              Vice President, Chief Financial
                                              Officer

     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Alan F. Krock and Jack Menache, and each or any one of them, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462 promulgated under the Securities Act, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated:


                    NAME                                      TITLE                       DATE
                    ----                                      -----                       ----
PRINCIPAL EXECUTIVE OFFICER:

            /s/ LEONARD C. PERHAM              Chief Executive Officer and Director  March 24, 1999
---------------------------------------------
              Leonard C. Perham

PRINCIPAL FINANCIAL OFFICER AND PRINCIPAL
  ACCOUNTING OFFICER:

              /s/ ALAN F. KROCK                  Vice President, Chief Financial     March 24, 1999
---------------------------------------------                Officer
                Alan F. Krock

                    NAME                                      TITLE                       DATE
                    ----                                      -----                       ----
ADDITIONAL DIRECTORS:

              /s/ D. JOHN CAREY                       Chairman of the Board          March 24, 1999
---------------------------------------------
                D. John Carey

              /s/ CARL E. BERG                               Director                March 24, 1999
---------------------------------------------
                Carl E. Berg

             /s/ JOHN C. BOLGER                              Director                March 24, 1999
---------------------------------------------
               John C. Bolger

             /s/ FEDERICO FAGGIN                             Director                March 24, 1999
---------------------------------------------
               Federico Faggin

                                 EXHIBIT INDEX


  EXHIBIT
  NUMBER                             EXHIBITS
  -------                            --------
   2.01*   Agreement and Plan of Reorganization dated as of October 1,
           1996, by and among IDT, Integrated Device Technology Salinas
           Corp. and Baccarat Silicon, Inc. (previously filed as
           Exhibit 2.1 to the Quarterly Report on Form 10-Q for the
           Fiscal Quarter Ended December 29, 1996).
   2.02*   Agreement of Merger dated as of October 1, 1996, by and
           among IDT, Integrated Device Technology Salinas Corp. and
           Baccarat Silicon, Inc. (previously filed as Exhibit 2.2 to the Quarterly Report on Form 10-Q for the Fiscal Quarter
           Ended December 29, 1996).
  2.03     Agreement and Plan of Merger, dated as of November 1, 1998, by and among IDT, Penguin Acquisition, Inc. and Quality
           Semiconductor (included as Appendix A to the proxy
           statement/prospectus forming a part of this Registration
           Statement and incorporated herein by reference).
   3.01*   Restated Certificate of Incorporation (previously filed as
           Exhibit 3A to Registration Statement on Form 8-B dated
           September 23, 1987).
   3.02*   Certificate of Amendment of Restated Certificate of
           Incorporation (previously filed as Exhibit 3(a) to the
           Registration Statement on Form 8 dated March 28, 1989).
   3.03*   Certificate of Amendment of Restated Certificate of
           Incorporation (previously filed as Exhibit 4.3 to the
           Registration Statement on Form S-8 (File Number 33-63133)
           filed on October 2, 1995).
   3.04*   Certificate of Designations specifying the terms of the
           Series A Junior Participating Preferred Stock of IDT, as
           filed with the Secretary of State of Delaware on December
           22, 1998 (previously filed as Exhibit 3.6 to Registration
           Statement on Form 8--A filed December 23, 1998).
   3.05*   Bylaws of IDT, as amended and restated, effective December
           21, 1998 (previously filed as Exhibit 3.1 to Current Report on Form 8-K filed December 23, 1998).
   4.01*   Rights Agreement, dated December 21, 1998, between IDT and
           BankBoston, N.A. as Rights Agent (previously filed as
           Exhibit 4.1 to Registration Statement on Form 8--A filed
           December 23, 1998).
   4.02*   Form of Indenture between IDT and The First National Bank of
           Boston, as Trustee, including Form of Notes (previously
           filed as Exhibit 4.6 to the S-3 Registration Statement (File number 33-59443).
   5.01    Legal Opinion of Fenwick & West LLP.
   8.01    Tax Opinion of Fenwick & West LLP.
   8.02    Tax Opinion of Venture Law Group, A Professional
           Corporation.
  10.01*   Assignment of Lease dated October 30, 1985 between IDT and
           Synertek Inc. relating to 2975 Stender Way, Santa Clara,
           California (previously filed as Exhibit 10.4 to Annual
           Report on Form 10-K for the Fiscal Year Ended April 1,
           1990).
  10.02*   Assignment of Lease dated October 30, 1985 between IDT and
           Synertek Inc. relating to 3001 Stender Way, Santa Clara,
           California (previously filed as Exhibit 10.5 to Annual
           Report on Form 10-K for Fiscal Year Ended April 1, 1990).
  10.03*   Lease dated October 23, 1989 between Integrated Device
           Technology International Inc. and RREEF USA FUND -- III
           relating to 2972 Stender Way, Santa Clara, California
           (previously filed as Exhibit 10.6 to Annual Report on Form
           10-K for the Fiscal Year Ended April 1, 1990).

  EXHIBIT
  NUMBER                             EXHIBITS
  -------                            --------
  10.04*   First Deed of Trust and Assignment of Rents, Security
           Agreement and Fixture Filing dated March 28, 1990 between
           IDT and Santa Clara Land Title Company for the benefit of
           The Variable Annuity Life Insurance Company relating to 2670
           Seeley Avenue, San Jose, California (previously filed as
           Exhibit 10.7 to Annual Report on Form 10-K for the Fiscal
           Year Ended April 1, 1990).
  10.05*   Amended and Restated 1984 Employee Stock Purchase Plan
           (previously filed as Exhibit 4.10 to the Registration
           Statement on Form S-8 filed September 29, 1998).

  EXHIBIT
  NUMBER                             EXHIBITS
  -------                            --------
  10.06*   1994 Stock Option Plan, as amended through April 25, 1996
           (previously filed as Exhibit 4.5 to the Registration
           Statement on Form S-8 (File Number 333-15871) filed on
           November 8, 1996).
  10.07*   1994 Directors Stock Option Plan and related documents
           (previously filed as Exhibit 10.18 to the Quarterly Report on Form 10-Q for the Fiscal Quarter Ended October 2, 1994).
  10.08*   Form of Indemnification Agreement between IDT and its
           directors and officers (previously filed as Exhibit 10.68 to
           Annual Report on Form 10-K for the Fiscal Year Ended April
           2, 1989).
  10.09*   Manufacturing, Marketing and Purchase Agreement between IDT and MIPS Computer Systems, Inc. dated January 16, 1988
           (previously filed as Exhibit to Annual Report on Form 10-K for the Fiscal Year Ended March 29, 1992) (Confidential
           Treatment Granted).
  10.10*   Preferred Stock Purchase Agreement dated January 14, 1992
           among IDT, Berg & Berg Enterprises, Inc. and Quantum Effect
           Design, Inc. (previously filed as Exhibit 10.13 to Annual
           Report on Form 10-K for the Fiscal Year Ended March 29,
           1992).
  10.11*   Patent License Agreement between IDT and American Telephone and Telegraph Company ("AT&T") dated May 1, 1992 (previously filed as Exhibit 19.1 to Quarterly Report on Form 10-Q for the Quarter Ended June 28, 1992) (Confidential Treatment
           Granted).
  10.12*   Patent License Agreement dated September 22, 1992 between
           IDT and Motorola, Inc. (previously filed as Exhibit 19.1 to
           Quarterly Report on Form 10-Q for the Quarter Ended
           September 27, 1992) (Confidential Treatment Granted).
  10.13*   Agreement between IDT and Texas Instruments Incorporated
           effective December 10, 1992, including all related exhibits, among others, the Patent Cross-License Agreement and the OEM
           Purchase Agreement (previously filed as Exhibit 19.1 to
           Quarterly Report on Form 10-Q for the Quarter Ended December
           27, 1992) (Confidential Treatment Granted).
  10.14*   Series A Preferred Stock Purchase Agreement dated July
           16,1992 among Monolithic System Technology, Inc. and certain purchasers (previously filed as Exhibit 10.12 to the
           Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
           October 2, 1994).
  10.15*   Series B Preferred Stock Purchase Agreement dated March 1994 among Monolithic System Technology, Inc. and certain
           purchasers (previously filed as Exhibit 10.13 to the Quarter
           Report on Form 10-Q for the Fiscal Quarter Ended October 2,
           1994).
  10.16*   Series C Preferred Stock Purchase Agreement dated June
           13,1994 among Monolithic System Technology, Inc. and certain purchasers (previously filed as Exhibit 10.14 to the
           Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
           October 2, 1994).
  10.17*   Domestic Distributor Agreement between IDT and Wyle
           Laboratories, Inc. Electronic Marketing Group dated as of
           April 15, 1994 (previously filed as Exhibit 10.15 to the
           Quarterly Report on Form 10-Q for the Fiscal Quarter Ended
           October 2, 1994).
  10.18*   Promissory Note dated April 28, 1995 between L. Robert
           Phillips and IDT and related document (previously filed as
           Exhibit 10.20 to the Annual report on Form 10-K for the
           Fiscal Year Ended April 2, 1995).
  10.19*   Sublease of the Land and Lease of the Improvement by and
           between Sumitomo Bank Leasing and Finance, Inc. and IDT
           dated January 27, 1995 and related agreements thereto
           (previously filed as Exhibit 10.21 to the Annual Report on
           Form 10-K for the Fiscal Year Ended April 2, 1995).
  10.20*   1995 Executive Performance Plan (previously filed as Exhibit
           10.22 to the Quarterly Report on Form 10-Q for the Fiscal
           Quarter Ended October 1, 1995).

  EXHIBIT
  NUMBER                             EXHIBITS
  -------                            --------
  10.21*   Letter amending Patent License Agreement between IDT and
           AT&T dated December 4, 1995 (previously filed as Exhibit
           10.23 to the Annual Report on Form 10-K for the Fiscal Year
           Ended March 31, 1996) (Confidential Treatment Granted).
  10.22*   Lease dated July 1995 between IDT and American National
           Insurance Company relating to 3250 Olcott Street, Santa
           Clara, California (previously filed as Exhibit 10.25 to the
           Annual Report for the Fiscal Year Ended March 31, 1996).
  10.23*   Registration Rights Agreement dated as of October 1, 1996
           among IDT, Carl E. Berg and Mary Ann Berg (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the
           Fiscal Quarter Ended December 29, 1996).
  10.24*   1997 Stock Option Plan, as amended to date (previously filed as Exhibit 4.9 to the Registration Statement on Form S-8
           filed September 25, 1998).
  10.25*   Custom Sales Agreement between IDT and International
           Business Machines Corporation effective January 19, 1998
           (previously filed as Exhibit 10.25 to the Annual Report on
           Form 10-K for the Fiscal Year Ended March 29, 1998)
           (Confidential Treatment Granted).
  10.26*   Employment Agreement between IDT and Glenn Henry (previously filed as Exhibit 10.1 to the Quarterly Report on Form 10-Q for the Fiscal Quarter ended December 28, 1998).
  10.27    Purchase and Sale Agreement and Joint Escrow Instructions
           between IDT and Cadence Design Systems, Inc., dated December
           15, 1998.
  10.28    Lease between IDT and James S. Lindsey dated March 3, 1999.
  21.01    Subsidiaries of IDT.
  23.01    Consent of PricewaterhouseCoopers LLP, independent
           accountants.
  23.02    Consent of Ernst & Young LLP, Independent Auditors.
  23.03    Consent of Fenwick & West LLP (included in Exhibits 5.1 and
           8.1).
  23.04    Consent of Venture Law Group, A Professional Corporation
           (included in Exhibit 8.2).
  24.01    Power of Attorney (see page II-6).
  27.01*   Financial Data Schedule (previously filed as Exhibit 27 to the Quarterly Report on Form 10-Q for the Fiscal Quarter
           Ended September 27, 1998).
  99.01    Consent of Needham & Company, Inc.
  99.02    Form of Proxy Card.


-------------------------
* These exhibits were previously filed with the Commission as indicated and are incorporated herein by reference.

                                   APPENDIX A

                          AGREEMENT AND PLAN OF MERGER
                                  BY AND AMONG
                      INTEGRATED DEVICE TECHNOLOGY, INC.,
                           PENGUIN ACQUISITION, INC.
                                      AND
                          QUALITY SEMICONDUCTOR, INC.
                                NOVEMBER 1, 1998

                               TABLE OF CONTENTS


                                                                         PAGE
                                                                         ----
ARTICLE 1  THE MERGER..................................................    1
      1.1  The Merger..................................................    1
      1.2  Effective Time of the Merger................................    1
      1.3  Tax and Accounting Consequences.............................    1
ARTICLE 2  THE SURVIVING CORPORATION...................................    2
      2.1  Articles of Incorporation...................................    2
      2.2  Bylaws......................................................    2
      2.3  Directors and Officers of Surviving Corporation.............    2
ARTICLE 3  CONVERSION OF SHARES........................................    2
      3.1  Conversion of Shares........................................    2
      3.2  Options and Warrants........................................    3
      3.3  Exchange of Shares..........................................    3
      3.4  Dividends; Transfer Taxes...................................    4
      3.5  No Fractional Shares........................................    4
      3.6  Closing of Company Transfer Books...........................    4
      3.7  Closing.....................................................    4
      3.8  Supplementary Action........................................    5
      3.9  Dissenting Shares...........................................    5
           Adjustments to Exchange Ratio...............................
     3.10                                                                  5
ARTICLE 4  REPRESENTATIONS AND WARRANTIES OF THE COMPANY...............    5
           Due Organization; Good Standing; Authority; Binding Nature
    4.1..  of Agreements...............................................    6
      4.2  Articles of Incorporation and Bylaws; Records...............    7
      4.3  Capitalization; Ownership of Stock; Solvency, Etc...........    7
      4.4  SEC Filings; Financial Statements...........................    8
      4.5  Absence of Changes..........................................    9
      4.6  Title to Assets; Equipment; Real Property, Leases;
           Inventory...................................................   11
      4.7  Receivables; Major Customers................................   13
      4.8  Accounts Payable; Major Suppliers...........................   13
      4.9  Proprietary Assets..........................................   13
           Contracts...................................................
     4.10                                                                 14
           Compliance with Legal Requirements..........................
     4.11                                                                 16
           Certain Business Practices..................................
     4.12                                                                 17
           Governmental Authorizations.................................
     4.13                                                                 17
           Tax Matters.................................................
     4.14                                                                 17
           Employees, ERISA and Other Compliance.......................
     4.15                                                                 19
           Environmental Matters.......................................
     4.16                                                                 21
           Sale of Products; Performance of Services...................
     4.17                                                                 22
           Insurance...................................................
     4.18                                                                 22
           Proceedings; Orders.........................................
     4.19                                                                 23
           No Existing Discussions.....................................
     4.20                                                                 23
           Vote Required...............................................
     4.21                                                                 24
           Non-Contravention; Consents.................................
     4.22                                                                 24

                                                                         PAGE
                                                                         ----
           Brokers.....................................................
     4.23                                                                 25
           Full Disclosure.............................................
     4.24                                                                 25
           Powers of Attorney..........................................
     4.25                                                                 25
           Securities Law Compliance...................................
     4.26                                                                 25
           Transactions with Affiliates................................
     4.27                                                                 26
           Voting Arrangements.........................................
     4.28                                                                 26
           Ownership of Shares of IDT Common Stock.....................
     4.29                                                                 26
           Opinion of Financial Advisors...............................
     4.30                                                                 26
           Shareholder Rights Plan.....................................
     4.31                                                                 26
           Board Approval..............................................
     4.32                                                                 26
ARTICLE 5  REPRESENTATIONS AND WARRANTIES OF IDT AND MERGER SUB........   26
           Due Organization; Good Standing; Authority; Binding of
    5.1..  Nature of Agreements........................................   26
      5.2  Proceedings; Orders.........................................   27
      5.3  Non-Contravention; Consents.................................   27
      5.4  Brokers.....................................................   28
      5.5  Full Disclosure; SEC Reports................................   28
      5.6  Valid Issuance of IDT Common Stock..........................   28
      5.7  Compliance with Laws........................................   29
      5.8  Interim Operations of Sub...................................   29
      5.9  Stockholders' Consent.......................................   29
           Absence of Certain Changes or Events........................
     5.10                                                                 29
ARTICLE 6  PRE-CLOSING PERIOD COVENANTS OF THE COMPANY.................   29
      6.1  Access and Investigation....................................   29
      6.2  Operation of Business.......................................   30
      6.3  Filings and Consents; Cooperation...........................   32
      6.4  Notification; Updates to Disclosure Schedule................   33
      6.5  No Negotiation or Solicitation..............................   33
      6.6  Best Efforts................................................   35
      6.7  Proprietary Information and Inventions Agreements...........   35
      6.8  Letters of the Company's Auditors...........................   35
      6.9  Affiliates..................................................   35
           Takeover Statutes...........................................
     6.10                                                                 36
           Bank Accounts...............................................
     6.11                                                                 36
           Supplier Information........................................
     6.12                                                                 36
           Employee Information........................................
     6.13                                                                 36
           Insurance Information.......................................
     6.14                                                                 37
           Company Accruals and Reserves...............................
     6.15                                                                 37
           Interim Review and Interim Financial Statements.............
     6.16                                                                 37
           Pooling of Interests........................................
     6.17                                                                 38
ARTICLE 7  PRE-CLOSING PERIOD COVENANTS OF IDT.........................   38
      7.1  Notification................................................   38
      7.2  Best Efforts................................................   38
      7.3  Filings and Consents; Cooperation...........................   38
      7.4  Indemnification.............................................   39

                                                                         PAGE
                                                                         ----
      7.5  Conduct of Business of IDT..................................   40
      7.6  Blue Sky Laws...............................................   40
      7.7  Pooling of Interests........................................   40
ARTICLE 8  ADDITIONAL AGREEMENTS.......................................   40
      8.1  Proxy Statement and Prospectus..............................   40
      8.2  Company Shareholder Approval................................   41
      8.3  Nasdaq National Market......................................   41
      8.4  Antitrust Laws..............................................   41
      8.5  Certain Employee Benefit Plan Matters.......................   42
      8.6  Integration Matters.........................................   42
      8.7  Stock Options and Warrants; Purchase Plan; Rights Plan......   42
      8.8  Expenses....................................................   43
      8.9  Additional Agreements.......................................   43
           Public Announcements........................................
     8.10                                                                 43
           Tax-Free Reorganization.....................................
     8.11                                                                 44
ARTICLE 9  CONDITIONS TO CONSUMMATION OF THE MERGER....................   44
      9.1  Conditions to Each Party's Obligation to Effect the
           Merger......................................................   44
           Additional Conditions to IDT's and Merger Sub's Obligation
    9.2..  to Consummate
           the Merger..................................................   45
           Additional Conditions to the Company's Obligation to
    9.3..  Consummate the Merger.......................................   48
ARTICLE 10  TERMINATION................................................   49
     10.1  Termination.................................................   49
     10.2  Termination Procedures......................................   51
     10.3  Effect of Termination.......................................   51
     10.4  Exclusivity of Termination Rights...........................   52
ARTICLE 11  MISCELLANEOUS PROVISIONS...................................   52
     11.1  Further Assurances..........................................   52
     11.2  Fees and Expenses...........................................   52
     11.3  Attorneys' Fees.............................................   52
     11.4  Notices.....................................................   52
     11.5  Time of the Essence.........................................   53
     11.6  Headings....................................................   53
     11.7  Counterparts................................................   53
     11.8  Governing Law; Venue........................................   53
     11.9  Successors and Assigns......................................   54
           Remedies Cumulative; Specific Performance...................
    11.10                                                                 54
           Waiver......................................................
    11.11                                                                 54
           Amendments..................................................
    11.12                                                                 55
           Severability................................................
    11.13                                                                 55
           Parties in Interest.........................................
    11.14                                                                 55
           Entire Agreement............................................
    11.15                                                                 55
           No Survival.................................................
    11.16                                                                 55
           Investigation...............................................
    11.17                                                                 55
           Construction................................................
    11.18                                                                 55

                          AGREEMENT AND PLAN OF MERGER

     This AGREEMENT AND PLAN OF MERGER, dated as of November 1, 1998, by and among INTEGRATED DEVICE TECHNOLOGY, INC. ("IDT"), a Delaware corporation, PENGUIN ACQUISITION, INC. ("Merger Sub"), a California corporation, and QUALITY SEMICONDUCTOR, INC. (the "Company"), a California corporation. Certain capitalized terms used in this Agreement are defined in Exhibit A.

     WHEREAS, the Boards of Directors of IDT, Merger Sub and the Company each have determined that the acquisition of the Company by IDT is in the best interests of their respective companies and stockholders and presents an opportunity for their respective companies to achieve long-term strategic and financial benefits, and accordingly have agreed to effect the merger provided for herein upon the terms and subject to the conditions set forth herein;

     WHEREAS, for federal income tax purposes, it is intended that the merger contemplated herein shall qualify as a reorganization within the meaning of
Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); and

     WHEREAS, it is also intended by the parties hereto that the merger shall qualify for accounting treatment as a pooling of interests.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE 1

                                   THE MERGER

     1.1  The Merger.

     Subject to the terms and conditions of this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, the Company shall be the surviving corporation (the "Surviving Corporation"), and the separate existence of Merger Sub shall thereupon cease (the "Merger"). The Merger shall have the effects set forth in the applicable provisions of the California General Corporation Law (the "CGCL"). Without limiting the generality of the foregoing, at and after the Effective Time, the Surviving Corporation shall possess all the rights, privileges, powers and franchises of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties, of each of the constituent corporations in the Merger.

     1.2  Effective Time of the Merger.

     The Merger shall become effective when a properly executed agreement of merger (the "Agreement of Merger"), in such form as may be agreed by the parties hereto and as required by the relevant provisions of the CGCL, is duly filed with the Secretary of State of the State of California, which filing shall be made in connection with the closing of the Transactions in accordance with
Section 3.7 upon satisfaction or waiver of the conditions set forth in Article
9. When used in this Agreement, the term "Effective Time" shall mean the date and time at which such Agreement of Merger has been so filed or at such later time as is provided in the Agreement of Merger.

     1.3  Tax and Accounting Consequences.

     It is intended by the parties that (i) the Merger shall constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Code, (ii) this Agreement shall constitute a "plan of reorganization" for the purposes of
Section 368 of the Code and (iii) the Merger shall qualify for

"pooling of interests" accounting treatment under Accounting Principles Board Opinion No. 16 and SEC Accounting Series Release Numbers 130 and 135, as amended.

                                   ARTICLE 2

                           THE SURVIVING CORPORATION

     2.1  Articles of Incorporation.

     The Articles of Incorporation of Merger Sub shall be the Articles of Incorporation of the Surviving Corporation, until duly amended in accordance with the terms thereof and the CGCL.

     2.2  Bylaws.

     The Bylaws of Merger Sub as in effect at the Effective Time shall be the Bylaws of the Surviving Corporation, until duly amended in accordance with the terms thereof and the CGCL.

     2.3  Directors and Officers of Surviving Corporation.

     (a) The directors of Merger Sub shall be the initial directors of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

     (b) The officers of Merger Sub at the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified, or until their earlier death, resignation or removal in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation, or as otherwise provided by law.

                                   ARTICLE 3

                              CONVERSION OF SHARES

     3.1  Conversion of Shares.

     (a) At the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof, each share of the Common Stock, $0.001 par value per share, of the Company ("Company Common Stock") that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive, upon surrender of the certificate (the "Certificate") formerly representing such share of Company Common Stock, 0.6875 shares (the "Exchange Ratio") of the Common Stock, $0.001 par value per share, of IDT ("IDT Common Stock"); provided, however, that each share of Company Common Stock that is held in the treasury of the Company, by any subsidiary of the Company, by IDT or by any subsidiary of IDT immediately prior to the Effective Time shall not be so converted but shall be canceled and retired, and no consideration shall be delivered in exchange therefor. Unless otherwise stated: (i) all references in this Agreement to Company Common Stock shall be deemed to include the associated preferred share purchase rights ("Rights") issued pursuant to the Preferred Share Rights Agreement dated as of August 29, 1997 (the "Rights Agreement") between the Company and BankBoston, N.A.; and (ii) all references in this Agreement to IDT Common Stock shall be deemed to include the associated preferred stock purchase rights issued pursuant to the Amended and Restated Rights Agreement dated as of February 27, 1992 between IDT and The First National Bank of Boston.

     (b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of the Common Stock, no par value per share, of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and continue as one share of the Common Stock of the Surviving Corporation.

     3.2  Options and Warrants.

     At the Effective Time, all stock options and warrants to purchase Company Common Stock then outstanding will be assumed by IDT in accordance with Section 8.7.

     3.3  Exchange of Shares.

     (a) Prior to the Effective Time, IDT shall select, and enter into an agreement (in form and substance reasonably satisfactory to the Company) with, a bank or trust company to act as exchange agent hereunder (the "Exchange Agent"). On the Closing Date, IDT shall deposit with the Exchange Agent the shares of IDT Common Stock required to be delivered hereunder in connection with the conversion of Company Common Stock at the Effective Time. After the Effective Time, each holder of shares of Company Common Stock (other than Dissenting Shares) will be entitled to receive, upon surrender to the Exchange Agent of one or more Certificates and a duly executed letter of transmittal as described below, certificates representing the number of whole shares of IDT Common Stock and cash in lieu of fractional shares into which such shares of Company Common Stock are converted in the Merger. The shares of IDT Common Stock into which the shares of Company Common Stock shall be converted in the Merger shall be deemed to have been issued at the Effective Time.

     (b) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Company Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as IDT may reasonably specify that are not inconsistent with the terms of this Agreement) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of IDT Common Stock. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor (i) a certificate representing that number of whole shares of IDT Common Stock and
(ii) a check representing the amount of cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate so surrendered pursuant to the provisions of this Article 3.

     (c) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed, the Exchange Agent will issue or cause to be issued in exchange for such lost, stolen or destroyed Certificate the number of whole shares of IDT Common Stock and cash in lieu of fractional shares into which the shares of Company Common Stock represented by the Certificate are converted in the Merger in accordance with this Article 3. When authorizing such issuance in exchange therefor, IDT and/or the Exchange Agent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificate to give IDT and/or the Exchange Agent a bond in such sum as it may direct as indemnity, or such other form of indemnity, as it shall direct, against any claim that may be made against IDT or the Exchange Agent with respect to the Certificate alleged to have been lost, stolen or destroyed.

     3.4  Dividends; Transfer Taxes.

     (a) No dividends that are declared on shares of IDT Common Stock after the Effective Time (if any) will be paid to persons entitled to receive certificates representing shares of IDT Common Stock until such persons surrender their Certificates. Upon such surrender, there shall be paid to the person in whose name the certificates representing such shares of IDT Common Stock shall be issued any dividends which shall have become payable with respect to such shares of IDT Common Stock between the Effective Time and the time of such surrender. In no event shall the person entitled to receive such dividends be entitled to receive interest on such dividends.

     (b) If any certificates for any shares of IDT Common Stock are to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the Person requesting such exchange shall (i) pay to the Exchange Agent any transfer or other taxes required by reason of the issuance of certificates for such shares of IDT Common Stock in a name other than that of the registered holder of the Certificate surrendered or (ii) establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

     (c) Notwithstanding anything in this Agreement to the contrary, neither the Exchange Agent nor any party hereto shall be liable to a holder of shares of Company Common Stock for any shares of IDT Common Stock or dividends thereon or the cash payments otherwise due hereunder delivered to a public official pursuant to applicable escheat laws following the passage of time specified therein.

     3.5  No Fractional Shares.

     Notwithstanding anything herein to the contrary, no fractional shares of IDT Common Stock shall be issued pursuant to the Merger. In lieu of the issuance of any such fractional share of IDT Common Stock, cash will be paid in respect of any fractional share of IDT Common Stock that would otherwise be issuable. The amount of such cash shall be the product of (i) such fraction of a share of IDT Common Stock (after aggregating all the shares of IDT Common Stock to be issued to a holder) multiplied by (ii) $6.4625.

     3.6  Closing of Company Transfer Books.

     At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of shares of Company Common Stock shall thereafter be made. If, after the Effective Time, Certificates are presented to the Surviving Corporation, they shall be canceled and exchanged for certificates representing shares of IDT Common Stock and cash in lieu of fractional shares in accordance with the terms hereof. At and after the Effective Time, the holders of shares of Company Common Stock to be exchanged for shares of IDT Common Stock pursuant to this Agreement shall cease to have any rights as shareholders of the Company, except for the right to surrender such Certificates in exchange for shares of IDT Common Stock as provided hereunder or such dissenters' rights as are provided under applicable law.

     3.7  Closing.

     The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Fenwick & West LLP, Two Palo Alto Square, Palo Alto, California 94306 at 9:00 a.m., local time, on the first business day (the "Closing Date") following the date on which the Company's shareholders have given any requisite approvals of this Agreement and the Transactions in accordance with Legal Requirements; provided, however, that if all of the other conditions set forth in Article 9 hereof are not satisfied or waived at such date, the Closing Date shall be the business day following the day on which all such conditions have been satisfied or waived, or at such other date, time and place as IDT, Merger Sub and the Company shall agree.

     3.8  Supplementary Action.

     If, at any time after the Effective Time, any further assignments or assurances in law or any other things are necessary or desirable to vest or to perfect or confirm of record in the Surviving Corporation the title to any property or rights of the Company, or otherwise to carry out the provisions of this Agreement, the officers and directors of the Surviving Corporation are hereby authorized and empowered on behalf of the Company in the name of and on behalf of the Company to execute and deliver any and all things necessary or proper to vest or to perfect or confirm title to such property or rights in the Surviving Corporation, and otherwise to carry out the purposes and provisions of this Agreement.

     3.9  Dissenting Shares.

     (a) Notwithstanding any provisions of this Agreement to the contrary, any shares of Company Common Stock held by a holder who has exercised such holder's dissenters' rights in accordance with the CGCL and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive the consideration described in Section 3.1, but the holder of the Dissenting Shares shall only be entitled to such rights as are granted by the CGCL.

     (b) Notwithstanding the provisions of subsection (a) above, if any holder of shares of Company Common Stock who demands dissenters' rights with respect to such shares shall effectively withdraw or lose (through the failure to perfect or otherwise) such holder's dissenters' rights under the CGCL, then, as of the Effective Time or the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive the consideration described in Section 3.1 upon surrender of the applicable Certificate(s) as provided herein.

     (c) The Company shall give IDT (i) prompt written notice of any written demands for payment with respect to any shares of Company Common Stock pursuant to dissenters' rights, and any withdrawals of such demands or losses of such rights, and any other instruments served pursuant to the CGCL, and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for dissenters' rights. The Company shall not, except with the prior written consent of IDT, voluntarily make any payment with respect to demands for dissenters' rights or offer to settle or settle any such demands.

     3.10  Adjustments to Exchange Ratio.

     The Exchange Ratio shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into IDT Common Stock or Company Common Stock), reorganization, reclassification or other like change with respect to IDT Common Stock or Company Common Stock occurring or having a record date on or after the date hereof and prior to the Effective Time.

                                   ARTICLE 4

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     Except as specifically set forth in the disclosure schedule provided by the Company simultaneously herewith (the "Disclosure Schedule"), the parts of which are numbered to correspond to the Section numbers of this Agreement, the Company hereby represents and warrants to IDT and Merger Sub as follows:

     4.1  Due Organization; Good Standing; Authority; Binding Nature of
Agreements.

     (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted prior to the Closing; (ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used prior to the Closing; (iii) to perform its obligations under all Company Contracts; and (iv) subject to shareholder approval of this Agreement and the Merger, to enter into and perform all of its obligations under the Transactional Agreements and to consummate the transactions contemplated by this Agreement and the other Transactional Agreements.

     (b) Neither the Company nor any of its subsidiaries has ever conducted directly or through any subsidiary any business under or otherwise used, for any purpose or in any jurisdiction, any fictitious name, assumed name, trade name or other name.

     (c) Each of the Company and its subsidiaries is duly qualified and in good standing as a foreign corporation in each of the jurisdictions in which the nature of its business or the ownership or leasing of its properties requires such qualification, except where the failure to qualify or be in good standing would not have a Material Adverse Effect on the Company. Section 4.1(c) of the Disclosure Schedule sets forth a true and complete list of each jurisdiction in which the Company or any of its subsidiaries have an officer or a paid representative (employee or consultant) or owns or leases property and of each jurisdiction in which the Company or any of its subsidiaries are qualified to do business.

     (d) Section 4.1(d) of the Disclosure Schedule accurately sets forth (i) the names of the members of the Company's Board of Directors, (ii) the names and titles of the Company's officers and (iii) the names and members of the committees of the Company's Board of Directors.

     (e) Neither the Company nor any of its shareholders has ever approved, or commenced any proceeding or made any election contemplating, the dissolution or liquidation of the Company or the winding up or cessation of the Company's business or affairs.

     (f) Except as indicated in Section 4.1(f) of the Disclosure Schedule, the Company has no subsidiaries, and the Company has never owned, beneficially or otherwise, any shares or other securities of, or any direct or indirect interest of any nature in, any Entity. All of the Company's subsidiaries are wholly-owned by the Company. Each Entity in which the Company owns equity interests, indicated in Section 4.1(f) of the Disclosure Schedule, is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The shares of capital stock owned by the Company in its subsidiaries or in any other Entity as indicated in Section 4.1(f) of the Disclosure Schedule have been duly authorized and validly issued, are fully paid and non-assessable, and are owned beneficially and of record by the Company free and clear of any Encumbrances.

     (g) The execution, delivery and performance of the Transactional Agreements have been duly authorized by all necessary action on the part of Company, its officers, and its Board of Directors, subject to the approval of the shareholders of the Company.

     (h) The Transactional Agreements each constitute, or when executed will constitute, the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms and conditions, subject to the approval of the shareholders of the Company.

     4.2  Articles of Incorporation and Bylaws; Records.

     (a) The Company has delivered to IDT accurate and complete copies of: (i) the Articles of Incorporation and Bylaws of the Company and its subsidiaries, including all amendments thereto; (ii) the stock records of the Company and its subsidiaries; and (iii) the minutes and other records of the meetings and other proceedings (including any actions taken by written consent or otherwise without a meeting) of the shareholders of the Company and its subsidiaries and the Boards of Directors of the Company and its subsidiaries. There have been no meetings or other proceedings of the shareholders of the Company and its subsidiaries or the Board of Directors of the Company and its subsidiaries that are not reflected in such minutes or other records.

     (b) There has not been any violation of any of the provisions of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries or of any resolution adopted by the shareholders of the Company or any of its subsidiaries or the Boards of Directors of the Company or any of its subsidiaries, and to the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in such a violation.

     (c) The books of account, stock records, minute books and other records of the Company and its subsidiaries are accurate, up to date and complete, and have been maintained in accordance with sound and prudent business practices. All of the records of the Company and its subsidiaries are in the actual possession and direct control of the Company or its subsidiaries.

     4.3  Capitalization; Ownership of Stock; Solvency, Etc.

     As of the date of this Agreement:

          (a) The authorized capital stock of the Company consists of (i) one million (1,000,000) shares of Preferred Stock, $0.001 par value per share, and (ii) thirty million (30,000,000) shares of Company Common Stock, $0.001 par value per share. As of November 1, 1998, (i) 7,502,690 shares of Company Common Stock (together with a like number of the associated Rights), (ii) no shares of Preferred Stock, (iii) options to purchase 1,600,919 shares of Company Common Stock and (iv) warrants to purchase 50,000 shares of Company Common Stock have been issued and are outstanding. All of such Company Common Stock, warrants and options are owned of record by the shareholders, warrant holders and option holders specified in
     Section 4.3(a) of the Disclosure Schedule. On the Closing Date, the Company shall deliver to IDT a true and correct update of the information in this
     Section 4.3(a) as of the Closing Date (except that the list of shareholders will be dated within five business days of the Closing Date).

          (b) All of the shares of Company Common Stock currently outstanding
     (i) have been duly authorized and validly issued, (ii) are fully paid and non-assessable, and (iii) have been issued in full compliance with all applicable securities laws and other applicable Legal Requirements.

          (c) Other than as set forth in Section 4.3(a) above or in Section 4.3(a) of the Disclosure Schedule, there is no: (i) outstanding preemptive right, subscription, option, call, warrant or right (whether or not currently exercisable) to acquire from the Company or any of its subsidiaries or, to the Knowledge of the Company, affiliates any shares of the capital stock or other securities of the Company or any of its subsidiaries; (ii) outstanding security, instrument or obligation issued by the Company or any of its subsidiaries or controlled affiliates that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company or any of its subsidiaries; (iii) shareholders' rights plan (or similar plan commonly referred to as a "poison pill") or Contract under which the Company or any of its subsidiaries is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities; (iv) Contract to which the Company is a party relating to the voting or registration of or restricting any person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to ), any shares of Company Common Stock; or (v) to the Knowledge of the Company, condition or circumstance that likely would directly or indirectly give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company or any of its subsidiaries.

          (d) The Company and its subsidiaries have not repurchased, redeemed or otherwise reacquired (and, except as contemplated by this Agreement, has not agreed, committed or offered (in writing or otherwise) to reacquire) any shares of capital stock or other securities of the Company or any of its subsidiaries. There are no shares of Company Common Stock held in the Company treasury or held by any of the subsidiaries of the Company. Any securities reacquired by the Company were (or will have been) reacquired in full compliance with the applicable provisions of all applicable Legal Requirements.

          (e) As of November 1, 1998: (i) 1,600,919 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and currently outstanding under the Company's 1989 Stock Option Plan and 1995 Stock Option Plan (collectively, the "Option Plans"); (ii) 62,500 shares of Company Common Stock are reserved for future issuance pursuant to stock options granted and currently outstanding under the Company's 1993 Directors' Stock Option Plan (the "Directors Plan"); and (iii) 16,738 shares of Company Common Stock are reserved for future issuance under the Company's 1993 Employee Stock Purchase Plan (the "1993 Purchase Plan"). Stock options granted by the Company pursuant to the Option Plans and the Directors Plan are referred to in this Agreement as "Company Options."

          (f) Section 4.3(f) of the Disclosure Schedule sets forth the following information with respect to each Company Option outstanding as of October 30, 1998: (i) the particular plan pursuant to which such Company Option was granted; (ii) the name of the optionee; (iii) the number of shares of Company Common Stock subject to such Company Option; (iv) the exercise price of such Company Option; (v) the date on which such Company Option was granted; (vi) the extent to which such Company Option is vested as of October 30, 1998; and (vii) the date on which such Company Option expires. The Company has delivered to IDT accurate and complete copies of all stock option plans pursuant to which the Company or any of its subsidiaries has ever granted stock options.

          (g) Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time) result in the creation of any third party ownership interest in any of the Company's subsidiaries.

     4.4  SEC Filings; Financial Statements.

     (a) The Company has delivered or made available to IDT accurate and complete copies of each report, registration statement and definitive proxy statement (excluding copies of exhibits) filed by the Company with the SEC since November 17, 1994 (the "Company SEC Filings"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the Company SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the Company SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (b) The financial statements of the Company (including any related notes) contained in the Company SEC Filings: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of the Company and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of the Company and its subsidiaries for the periods covered thereby.

     (c) The Company has delivered to IDT an unaudited consolidated balance sheet of the Company and its subsidiaries as of September 27, 1998 (the "Unaudited Balance Sheet"), and the related unaudited consolidated income statement, statement of shareholders' equity and statement of cash flows of the Company for the 12 months then ended (collectively, the "Financial Statements"). The Financial Statements referred to in this Section 4.4(c): (i) were prepared in accordance with generally accepted accounting principles applied on a basis consistent with the basis on which the financial statements referred to in
Section 4.4(b) were prepared (except that the Financial Statements referred to in this Section 4.4(c) may not contain footnotes); and (ii) fairly present the consolidated financial position of the Company and its subsidiaries as of September 27, 1998 and the consolidated results of operations and cash flows of the Company and its subsidiaries for the period covered thereby.

     (d) As of the date of this Agreement, the Company has no Liabilities in excess of $100,000 individually, or $250,000 in the aggregate, except for: (i) Liabilities identified as such in the "liabilities" column of the Unaudited Balance Sheet; and (ii) Liabilities scheduled in Section 4.4(d) or 4.5(r) of the Disclosure Schedule.

     4.5  Absence of Changes.

     Since the date of the Unaudited Balance Sheet:

          (a) there has not been any material adverse change in business, condition, assets, liabilities, operations, financial performance or results of operations of the Company or any of its subsidiaries, and no event has occurred that likely would have a material adverse effect on the business, condition, assets, liabilities, operations, financial performance or results of operations of the Company and its subsidiaries;

          (b) there has not been any material loss, damage or destruction to, or any interruption in the use of, any of the assets (whether or not covered by insurance) of the Company or any of its subsidiaries;

          (c) neither the Company nor any of its subsidiaries has (i) declared, accrued, set aside or paid any dividend or made any other distribution in respect of any shares of capital stock, or (ii) repurchased, redeemed or otherwise reacquired any shares of capital stock or other securities, other than pursuant to existing agreements with Company employees at the original purchase price upon termination of such employee's employment with the Company;

          (d) neither the Company nor any of its subsidiaries has sold, issued, granted or authorized the issuance or grant of: (i) any capital stock or other security (except for Company Common Stock issued upon the exercise of outstanding Company Options); (ii) any option, call, warrant or right to acquire any capital stock or any other security (except for Company Options and purchase rights under the Company's 1993 Purchase Plan); or (iii) any instrument convertible into or exchangeable for any capital stock or other security;

          (e) neither the Company nor any of its subsidiaries has (i) amended its Articles of Incorporation or Bylaws or (ii) effected or been a party to any transaction relating to an Acquisition Proposal, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (f) neither the Company nor any of its subsidiaries has (i) received any Acquisition Proposal, or (ii) solicited, initiated, encouraged or induced, or provided any nonpublic information to or entered into any discussions with any Person for the purpose of soliciting, initiating, encouraging or inducing, the making or submission of any Acquisition Proposal;

          (g) neither the Company nor any of its subsidiaries has formed any subsidiary or acquired any equity interest or other interest in any other Entity;

          (h) neither the Company nor any of its subsidiaries has purchased or otherwise acquired any asset from any other Person, except for assets acquired by the Company or any of its subsidiaries in the Ordinary Course of Business;

          (i) neither the Company nor any of its subsidiaries has leased or licensed any asset from any other Person, except for assets leased or licensed in the Ordinary Course of Business;

          (j) neither the Company nor any of its subsidiaries has made any capital expenditures outside the Ordinary Course of Business, except for such capital expenditures as in the aggregate, measured by invoice amount, do not exceed $10,000 or were consented to by IDT in writing;

          (k) neither the Company nor any of its subsidiaries has sold or otherwise transferred, or has leased or licensed, any asset to any other Person, except for products sold by the Company or any of its subsidiaries from its inventory in the Ordinary Course of Business;

          (l) neither the Company nor any of its subsidiaries has written off as uncollectible, or established any extraordinary reserve with respect to, any account receivable or other indebtedness, except in the Ordinary Course of Business;

          (m) neither the Company nor any of its subsidiaries has pledged or hypothecated any of its assets or otherwise permitted any of its assets to become subject to any Encumbrance, except in the Ordinary Course of Business or except for the liens identified as permitted in Section 4.6(d);

          (n) neither the Company nor any of its subsidiaries has made any loan or advance to any other Person, including without limitation, any shareholder of the Company (other than normal employee travel advances in the Ordinary Course of Business);

          (o) neither the Company nor any of its subsidiaries has (i) established, amended or adopted any Company Benefit Arrangement or (ii) paid any bonus or made any profit sharing or similar payment to, or increased the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, other than as required under agreements existing on the date hereof as disclosed in Section 4.5(o) of the Disclosure Schedule;

          (p) neither the Company nor any of its subsidiaries has entered into any Contract, except in the Ordinary Course of Business; and no assets owned or used by the Company or any of its subsidiaries has become bound by any Contract, except in the Ordinary Course of Business;

          (q) no Contract by which the Company or any of its subsidiaries or any of the assets owned or used by the Company or any of its subsidiaries are or were bound, or under which the Company or any of its subsidiaries has or had any rights or interest, have been amended or terminated, other than in the Ordinary Course of Business and other than expirations in accordance with the terms of the Contracts;

          (r) there has been no borrowing or agreement to borrow by the Company or its subsidiaries or change in any guaranty, endorsement, indemnity, warranty or other obligation of the Company or any of its subsidiaries in respect of the obligations of others, or grant of a mortgage or security interest in any property of the Company or any of its subsidiaries (other than liens identified as permitted by Section 4.6(d)), and neither the Company nor any of its subsidiaries has incurred, assumed or otherwise become subject to any Liabilities in excess of $100,000 individually, or $250,000 in the aggregate, other than those set forth in Section 4.4(d) or 4.5(r) of the Disclosure Schedule;

          (s) neither the Company nor any of its subsidiaries has discharged any Encumbrance or discharged or paid any indebtedness or other Liability, except any that (i) are reflected as current liabilities in the Unaudited Balance Sheet or have been incurred by the Company and its subsidiaries since the date thereof in the Ordinary Course of Business, and (ii) have been discharged or paid in the Ordinary Course of Business;

          (t) neither the Company nor any of its subsidiaries has forgiven any material debt or otherwise released or waived any material right or claim;

          (u) neither the Company nor any of its subsidiaries has changed any of its methods of accounting or accounting practices in any respect (other than as may be required by GAAP);

          (v) neither the Company nor any of its subsidiaries has entered into any transaction or taken any other action outside the Ordinary Course of Business; and

          (w) neither the Company nor any of its subsidiaries has agreed or committed (in writing or otherwise), to take any of the actions referred to in clauses (c) through (v) above.

     4.6  Title to Assets; Equipment; Real Property, Leases; Inventory.

     (a) Each of the Company and its subsidiaries owns, and has good, valid and marketable title to, all assets it purports to own, including: (i) all assets reflected on the Unaudited Balance Sheet (except for inventory sold by the Company and its subsidiaries since the date thereof in the Ordinary Course of Business, and except for assets held under capitalized leases, which are identified in Section 4.6(a) of the Disclosure Schedule); (ii) all assets acquired by the Company and its subsidiaries since the date of the Unaudited Balance Sheet (except for inventory sold by the Company and its subsidiaries since the date of the Unaudited Balance Sheet in the Ordinary Course of Business); (iii) all assets referred to in Sections 4.6(b), 4.7 and 4.9 of the Disclosure Schedule, except leased assets identified in Section 4.6(b) of the Disclosure Schedule or licensed assets identified in Section 4.9 of the Disclosure Schedule, and all of the Company's and its subsidiaries' rights under Company Contracts; and (iv) all other assets reflected in the books and records of the Company or any of its subsidiaries as being owned by the Company or any of its subsidiaries. Except as indicated in Section 4.6(a) of the Disclosure Schedule, all of said assets are owned by the Company or its subsidiaries free and clear of any Encumbrances, except liens for current taxes and assessments not delinquent and except for mechanics', carriers', workers' and other similar liens arising in the Ordinary Course of Business.

     (b) Section 4.6(b) of the Disclosure Schedule identifies all items of equipment, personal property and other tangible and intangible assets with an individual net book value that exceeds $10,000 owned by or leased to the Company and its subsidiaries and used by the Company or its subsidiaries in its businesses, other than ordinary office furniture and office supplies. The carrying value of the items identified on Section 4.6(b) of the Disclosure Schedule are not impaired, as defined by GAAP.

     (c) To the Knowledge of the Company, each asset identified in Section 4.6(b) of the Disclosure Schedule: (i) is in good condition and repair, consistent with its age and intended use (ordinary wear and tear excepted); (ii) complies in all material respects and is being operated and otherwise used in material compliance with all applicable Legal Requirements; and (iii) is adequate in all material respects for the uses to which it is being put.

     (d) Neither the Company nor any of its subsidiaries owns any real property or any interest in real property, except for the real property and leaseholds created under the real property leases identified in Section 4.6(d) of the Disclosure Schedule (collectively, the "Premises"). Section 4.6(d) of the Disclosure Schedule provides an accurate and complete description of the Premises and the facilities located on such Premises. The Company and its subsidiaries enjoy peaceful and undisturbed possession of such Premises. The Company has delivered to IDT complete copies of all agreements, including leases, related to the Company's ownership interests in the Premises. The Surviving Corporation will obtain a valid ownership or leasehold interests in the Premises, in each case free and clear of all title defects, Encumbrances and restrictions of any kind, except: (i) mechanics', carriers', workers' and other similar liens arising in the Ordinary Course of Business; and (ii) liens for current taxes not yet due and payable.

     (e) [intentionally omitted.]

     (f) All leases pursuant to which the Company or any of its subsidiaries leases real or personal property are valid and effective in accordance with their respective terms and, to the Company's Knowledge, there exists no default thereunder or occurrence or condition which could result in a default thereunder or termination thereof.

     (g) The Company's and its subsidiaries' Premises are in a condition adequate for the conduct of the Company's business in the Ordinary Course of Business. The Company and its subsidiaries own, or have a valid leasehold interest in or license to, all assets necessary for the conduct of its business as presently conducted.

     (h) Section 4.6(h) of the Disclosure Schedule identifies all items of equipment and other tangible assets owned by or leased to the Company and its subsidiaries and used at the location of SPIC Electronic and System Limited, a public Limited Company incorporated under the provisions of the Indian Companies Act ("SPEL"). SPEL has no ownership interest in such equipment and assets, and the Company may, upon giving any prior notice that may be required under the terms of the SPEL Agreement, repatriate such equipment and assets to the United States without incurring any liability or obligation to SPEL or, to the Knowledge of the Company, any Entity or Government Body.

     (i) With respect to inventories listed on the Unaudited Balance Sheet, as of the date of the Unaudited Balance Sheet: (a) inventories are stated at lower of cost or market, cost being determined on the basis of FIFO and consistent with the prior year, and due provision was made to reduce all slow-moving, obsolete or unusable inventories to their estimated useful or scrap values; (b) inventory quantities were determined from the Company's perpetual inventory records, which have been adjusted on the basis of physical counts taken by competent employees; (c) liabilities, if unpaid, for all items included in inventories are recorded, and all quantities billed to customers, are excluded from the inventory balances;
(d) commitments for future purchases are for quantities not in excess of anticipated requirements and at prices which will not result in loss; and (e) provision has been made for any material loss to be sustained in the fulfillment of, or from the inability to fulfill, any commitment.

     4.7  Receivables; Major Customers.

     (a) Section 4.7 of the Disclosure Schedule provides an accurate and complete breakdown and aging of the accounts receivable and notes receivable of each customer of the Company and its subsidiaries and a list of all other receivables of the Company and its subsidiaries as of September 27, 1998, categorized by period of aging (30, 60, 90 or 120 or more days).

     (b) All existing accounts receivable of the Company and its subsidiaries (including those accounts receivable reflected on the Unaudited Balance Sheet that have not yet been collected and those accounts receivable that have arisen since such date and have not yet been collected) represent valid obligations of ongoing customers of the Company and its subsidiaries arising from bona fide transactions entered into in the Ordinary Course of Business. The allowance for doubtful accounts set forth on the Unaudited Balance Sheet was estimated by the Company in accordance with GAAP applied on a basis consistent with its past practice and, to the Knowledge of the Company, provides a sufficient reserve for doubtful accounts.

     (c) Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), or received any other information, indicating that customers representing a material portion of the Company's and its subsidiaries' revenues may cease dealing with the Company or its subsidiaries or may otherwise reduce the volume of business transacted by such Person with the Company and its subsidiaries below historical levels.

     (d) The Company has provided to IDT a copy of each of the Company's standard forms of customer contract. Customers covered by contracts in forms other than such standard forms or with material deviations from such standard forms do not constitute a material portion of the Company's revenues. Neither the Company nor any of its subsidiaries has any oral contracts or agreements to provide services.

     4.8  Accounts Payable; Major Suppliers.

     Section 4.8 of the Disclosure Schedule: (i) provides an accurate and complete breakdown and aging of the Company's accounts payable as of September 27, 1998; and (ii) provides an accurate and complete breakdown of the Company's long-term debt as of the date of this Agreement.

     4.9  Proprietary Assets.

     (a) Section 4.9 of the Disclosure Schedule sets forth each registered or material Proprietary Asset that is owned by or licensed to the Company or any of its subsidiaries or that is otherwise used in connection with the business of the Company or any of its subsidiaries.

     (b) The Company and its subsidiaries have taken all reasonable measures and precautions necessary or appropriate to protect the confidentiality and value of each Proprietary Asset identified or required to be identified in Section 4.9 of the Disclosure Schedule.

     (c) All current and former consultants of the Company or any of its subsidiaries involved in the development of Proprietary Assets have executed an employee or consultant proprietary information and inventions agreement substantially in the form attached as Exhibit C hereto. To the Knowledge of the Company, no current or former employee or consultant is in violation thereof. The Company does not believe it is or will be necessary to utilize in the conduct of its business as presently conducted any inventions, trade secrets or proprietary information of owned by any employee of Company or any of its subsidiaries.

     (d) Each of the Company and its subsidiaries has conducted its business without infringement or claim of infringement of any license, patent, copyright, service mark, trademark, trade name, trade secret or other intellectual property right of others. The Company and its subsidiaries are not infringing and have not at any time infringed or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement of any Proprietary Asset owned or used by any other Person. To the Company's Knowledge, no Person is infringing, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any Proprietary Asset owned or used by Company or any of its subsidiaries.

     (e) There are no royalties, honoraria, fees or other payments payable by the Company or any of its subsidiaries to any person by reason of the ownership, use, license, sale or disposition of any Proprietary Asset of the Company.

     (f) The Proprietary Assets identified in Section 4.9 of the Disclosure Schedule constitute all of the material Proprietary Assets necessary to enable each of the Company and its subsidiaries to conduct its business in the manner in which its business is currently being conducted, and each of the Company and any of its subsidiaries owns, or has the right to use, and to license others to use, all such Proprietary Assets. Such ownership or right to use, and ability to license others to use, are, or with respect to patents to the Company's Knowledge are, free and clear of, and without liability under, all claims and right of third parties.

     (g) The Company has not licensed the right to make, use or sell any of its products to any third party.

     4.10  Contracts.

     (a) All Company Contracts material to the Company's business ("Material Contracts") are in writing. The Company has delivered to IDT accurate and complete copies of all Material Contracts, including all amendments thereto.
Section 4.10 of the Disclosure Schedule identifies each Company Contract that constitutes a Material Contract. For purposes of this Agreement, each of the following shall be deemed to constitute a Material Contract:

          (i) any Contract providing for the employment of, or the performance of services by, any employee or consultant (to the extent such consultant may not be terminated without penalty on no more than 30 days' notice), and any Contract pursuant to which the Company or any of its subsidiaries is required to make any severance, termination or similar payment, relocation payment or any other payment (including any bonus payment, but excluding payments in respect of salary or commissions earned by employees of the Company or any of its subsidiaries in the Ordinary Course of Business and consistent with past practices) in excess of $25,000, to any current or former employee or director of the Company or any of its subsidiaries;

          (ii) any Contract relating to the acquisition, transfer, development, sharing, license (to or by the Company or any of its subsidiaries), use or other exploitation of any Proprietary Asset (except for any Contract pursuant to which (1) any Proprietary Asset is licensed to the Company or any of its subsidiaries under any third party software license generally available to the public and (2) any Proprietary Asset is licensed by any of the Company to any Person on a non-exclusive basis);

          (iii) any Contract which provides for indemnification of any officer, director, employee or agent of the Company or any of its subsidiaries;

          (iv) any Contract imposing any restriction on the right or ability of the Company or any of its subsidiaries (A) to compete with any other Person, (B) to acquire any product or other asset or any services from any other Person, to sell any product or other asset to or perform any services for any other Person or to transact business or deal in any other manner with any other Person, or (C) develop or distribute any technology;

          (v) any Contract (A) relating to the acquisition, issuance, voting, registration, sale or transfer of any securities, (B) providing any Person with any preemptive right, right of participation, right of maintenance or any similar right with respect to any securities, or (C) providing the Company or any of its subsidiaries with any right of first refusal with respect to, or right to repurchase or redeem, any securities;

          (vi) any Contract requiring that the Company or any of its subsidiaries give any notice or provide any information to any Person prior to accepting any Acquisition Proposal;

          (vii) any Contract (A) that contemplates or involves the payment or delivery of cash or other consideration in an amount or having a value in excess of $25,000 in the aggregate, or contemplates or involves the performance of services having a value in excess of $25,000 in the aggregate, and (B) that has a term of more than 90 days and that may not be terminated by the Company or any of its subsidiaries (other than for breach of any such Contract and, in any event, without penalty) within 90 days after the delivery of a termination notice by the Company or any of its subsidiaries; and

          (viii) any Contract (not otherwise identified in clauses "(i)" through '(vii)" of this sentence) that is or would be material to any of the Company or any of its subsidiaries, to the business, condition, capitalization or operations of any of the Company or any of its subsidiaries or to any of the transactions contemplated by this Agreement.)

     (b) Each Material Contract is valid and in full force and effect, and is enforceable by the Company and its subsidiaries in accordance with its material terms. There is no Company Contract to which any Governmental Body is a party or under which any Governmental Body has any rights or obligations.

     (c) Neither the Company nor any of its subsidiaries is in default under any Material Contract, and to the Company's Knowledge: (i) no Person acting for the Company or any of its subsidiaries has violated or breached, or declared or committed any material default under, any Material Contract; (ii) no event has occurred, and no circumstance or condition exists, that likely would (with or without notice or lapse of time) (A) result in a material violation or breach of any of the provisions of any Material Contract, (B) give any Person the right to declare a default or exercise any material remedy under any Material Contract,
(C) give any Person the right to accelerate the maturity or performance of any Material Contract, or (D) give any Person the right to cancel, terminate or modify any Material Contract; and (iii) neither the Company nor any of its subsidiaries has waived any of its material rights under any Material Contract.

     (d) Neither the Company nor any of its subsidiaries has received any notice that any Person against which the Company or any of its subsidiaries have or may acquire any rights under any Material Contract is not solvent and is not able to satisfy all of such Person's current and future monetary obligations and other obligations and Liabilities to the Company or any of its subsidiaries that would result separately or in the aggregate in a Material Adverse Effect with respect to the Company.

     (e) (i) Neither the Company nor any of its subsidiaries has ever guaranteed or otherwise agreed to cause, insure or become liable for, and has never pledged any of its assets to secure, the performance or payment of any obligation or other Liability of any other Person except in the Ordinary Course of Business; and (ii) neither the Company nor any of its subsidiaries has ever been a party to or bound by (A) any joint venture agreement, partnership agreement, profit sharing agreement, cost sharing agreement, loss sharing agreement or similar Contract, or (B) any Contract that creates or grants to any Person, or provides for the creation or grant of, any stock appreciation right, phantom stock right or similar right or interest.

     (f) To the Knowledge of the Company, the performance of the Company Contracts will not result in any misdemeanor or felony, or any material violation of or failure to comply in any material respect with any Legal Requirement.

     (g) No Person is currently materially renegotiating, nor has the contractual right to materially renegotiate, any amount paid or payable to the Company and its subsidiaries under any Material Contract or any other material term or provision of any Material Contract.

     (h) Schedule 4.10(h) of the Disclosure Schedule identifies and provides an accurate and brief description, as of the date of this Agreement, of each proposed material Contract as to which any bid, offer, written proposal, term sheet or similar document has been submitted or received by the Company or any of its subsidiaries that would commit the Company or any of its subsidiaries to provide services and is outstanding and if entered would constitute a Material Contract.

     (i) No party to any Material Contract has notified the Company or any of its subsidiaries or made a claim to the effect that the Company or any of its subsidiaries has failed to perform any material obligation thereunder. In addition, to the Knowledge of the Company, there is no plan, intention or indication of any contracting party to any Material Contract to cause the termination, cancellation or modification of such Contract or to reduce or otherwise change its activity thereunder in any material respect so as to adversely affect the benefits derived or expected to be derived therefrom by the Company or any of its subsidiaries.

     (j) Each of the Company and its subsidiaries has all material Company Contracts necessary to conduct its business in the manner in which it is being conducted or is proposed to be conducted prior to the Closing.

     (k) The Agreement for Processing of Diffused Silicon Wafers dated February 1, 1994 between the Company and SPEL (the "SPEL Agreement") is the only agreement or understanding, oral or written, between the Company and SPEL, and such contract governs the entire relationship between such parties. Such contract's term expires on February 1, 1999, and the Company would not incur any liability to SPEL or, to the Knowledge of the Company, any other party in connection with the termination of such contract. To the Knowledge of the Company, there are no circumstances under which the Company has incurred or, provided the terms of the SPEL Agreement are complied with in all material respects, would incur any liabilities in connection with the SPEL Agreement (other than in connection with the payment for products by the Company pursuant to the terms of such agreement).

     4.11  Compliance With Legal Requirements.

     (a) To the Knowledge of the Company, each of the Company and its subsidiaries is in compliance in all material respects with each Legal Requirement that is applicable to it or to the conduct of its business or the ownership or use of any of its assets.

     (b) To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) constitute or result directly or indirectly in a material violation by the Company or any of its subsidiaries of, or a failure on the part of the Company or any of its subsidiaries to comply in any material respect with, any Legal Requirement.

     (c) Neither the Company nor any of its subsidiaries has received, at any time, any notice or other communication (in writing or otherwise) from any Governmental Body, or any other Person, regarding (i) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement, or (ii) any actual, alleged, possible or potential obligation on the part of the Company or any of its subsidiaries to undertake, or to bear all or any portion of the cost of, any cleanup or any remedial, corrective or response action of any nature.

     4.12  Certain Business Practices.

     Neither the Company and any of its subsidiaries nor any director, officer, agent or employee of the Company or any of its subsidiaries has: (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (ii) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (iii) made any other unlawful payment.

     4.13  Governmental Authorizations.

     (a) Each Governmental Authorization held by the Company that is necessary to the conduct of its business as presently conducted is valid and in full force and effect.

     (b) The Company and its subsidiaries have all Governmental Authorizations necessary: (i) to enable each of the Company and its subsidiaries to conduct its business in the manner in which its business is currently being conducted or is proposed to be conducted prior to the Closing; and (ii) to permit each of the Company and its subsidiaries to own and use its assets in the manner in which they are currently owned and used.

     4.14  Tax Matters.

     (a) Each material Tax required to have been paid, or claimed by any Governmental Body to be payable, by the Company and its subsidiaries (whether pursuant to any Tax Return or otherwise) has been duly paid in full on a timely basis, or the Company has established adequate reserves therefor (identified as such) in the Financial Statements. Any material Tax required to have been withheld or collected by the Company and its subsidiaries has been duly withheld and collected, and (to the extent required) each such Tax has been paid to the appropriate Governmental Body.

     (b) All material Tax Returns of the Company and its subsidiaries (i) have been or will be filed when due, and (ii) have been, or will be when filed, prepared in material compliance with all applicable Legal Requirements. All material amounts (individually or in the aggregate) shown on Tax Returns of the Company and its subsidiaries to be due on or before the Closing Date, and all material amounts (individually or in the aggregate) otherwise payable in connection with the Tax Returns of the Company and its subsidiaries on or before the Closing Date, have been or will be paid on or before the Closing Date. The Company has delivered to IDT accurate and complete copies of Tax Returns of the Company and its subsidiaries filed by the Company or its subsidiaries, as the case may be.

     (c) The liability of the Company and its subsidiaries for unpaid Taxes for all periods ending on or before the date of the Financial Statements does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred taxes) reported in the Financial Statements, and the liability of the Company and its subsidiaries for unpaid Taxes for all periods or partial periods through the Closing Date will not exceed such accruals, adjusted for operations in the Ordinary Course of Business after the date of the Unaudited Balance Sheet.

     (d) Section 4.14(d) of the Disclosure Schedule accurately identifies each examination or audit of any Tax Return of the Company and its subsidiaries that has been or is currently being conducted by any Governmental Body. The Company has delivered to IDT accurate and complete copies of all audit reports and similar documents relating to Tax Returns of the Company and its subsidiaries. No extension or waiver of the limitation period applicable to any of the Tax Returns of the Company and its subsidiaries has been granted (by the Company and its subsidiaries or any other Person) that is still in effect, and no such extension or waiver is currently being requested from the Company or its subsidiaries.

     (e) No claim or other Proceeding is pending or to the Company's Knowledge has been threatened against or with respect to the Company or any of its subsidiaries in respect of any Tax. There are no unsatisfied Liabilities for Taxes (including liabilities for interest, additions to tax and penalties thereon and related expenses) with respect to any notice of proposed adjustment, notice of deficiency or similar document received by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries has entered into or become bound by any agreement or consent pursuant to Section 341(f) of the Code. Neither the Company nor any of its subsidiaries has been, or will be, required to include any adjustment in taxable income for any tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state or foreign Tax laws as a result of transactions or events occurring, or accounting methods employed, prior to the Closing.

     (f) There is no agreement, plan, arrangement or other Contract covering any employee or independent contractor or former employee or independent contractor of the Company or any of its subsidiaries that, individually or collectively, could give rise directly or indirectly to the payment of any amount that would not be deductible pursuant to Section 280G or Section 162(m) of the Code.

     (g) Neither the Company nor any of its subsidiaries is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and has not been a United States real property holding corporation within the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

     (h) Neither the Company nor any of its subsidiaries is liable for Taxes incurred by any individual, trust, corporation, partnership or other entity other than Company or its subsidiaries, either as a transferee or successor or pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, state or local law or regulation. Neither the Company nor any of its subsidiaries is, or has ever been, a party to or bound by any tax indemnity agreement, tax sharing agreement, tax allocation agreement or similar Contract (other than any agreement to which the Company and one or more of such subsidiaries are the only parties).

     (i) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other Entity, arrangement or contract which could be treated as a partnership for United States federal income tax purposes. Neither the Company nor any of its subsidiaries has any ownership interest in any foreign entity which has elected under Treasury Regulation Section 301.7701-3 to be disregarded as an entity separate from its owner.

     4.15  Employees, ERISA and Other Compliance.

     (a) To the Knowledge of the Company, each of the Company and its subsidiaries is in compliance in all material respects with all applicable laws, agreements and contracts relating to employment, employment practices, wages, hours, and terms and conditions of employment, including, but not limited to, employee compensation matters. The Company and its subsidiaries do not have any employment contracts or consulting agreements currently in effect that are not terminable at will (other than agreements with the sole purpose of providing for the confidentiality of proprietary information or assignment of inventions). All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law, except where the failure to be so classified, in the aggregate, results in actual or potential liability to the Company of no more than $100,000.

     (b) Neither the Company nor any of its subsidiaries: (i) now is, nor has ever been, subject to a union organizing effort; (ii) is subject to any collective bargaining agreement with respect to any of its employees; (iii) is subject to any other contract, written or oral, with any trade or labor union, employees' association or similar organization; or (iv) has any current labor disputes that would materially impair the operations of the Company's business. The Company and its subsidiaries generally have good labor relations, and the Company has no Knowledge of any facts indicating that the consummation of the Merger or any of the other transactions contemplated hereby will adversely impact such labor relations in a material manner. As of the date of this Agreement, the Company has no Knowledge that any of its or any of its subsidiaries' key employees intends to leave his or her employ. There are no controversies pending or, to the Knowledge of the Company or any of its subsidiaries, threatened, between the Company or any of its subsidiaries (on the one hand) and any of its employees (on the other hand) that would be reasonably likely to result in the Company incurring any material liability. All of the employees of the Company and its subsidiaries employed in the United States of America are legally permitted to be employed by the Company or any of its subsidiaries in the United States of America.

     (c) Neither the Company nor any of its subsidiaries has any pension plan which constitutes, or has since the enactment of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), constituted, a "multiemployer plan" as defined in Section 3(37) of ERISA. No pension plan of the Company or any of its subsidiaries is subject to Title IV of ERISA.

     (d) Section 4.15(d) to the Disclosure Schedule lists each employment, severance or other similar contract, arrangement or policy, each "employee benefit plan" as defined in Section 3(3) of ERISA and each plan or arrangement (written or oral) providing for insurance coverage (including any self-insured arrangements), workers' benefits, vacation benefits, severance benefits, disability benefits, death benefits, hospitalization benefits, retirement benefits, deferred compensation, profit-sharing, bonuses, stock options, stock purchase, phantom stock, stock appreciation or other forms of incentive compensation or post-retirement insurance, compensation or benefits for employees, consultants or directors which is entered into, maintained or contributed to by the Company or any of its subsidiaries and covers any employee or former employee of the Company or any of its subsidiaries. Such contracts, plans and arrangements as are described in this Section 4.15(d) are hereinafter collectively referred to as "Company Benefit Arrangements." To the Knowledge of the Company, each Company Benefit Arrangement has been maintained in compliance in all material respects with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations that are applicable to such Company Benefit Arrangement, and each such Company Benefit Arrangement that is an "employee pension benefit plan" as defined in Section 3(2) of ERISA that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter that such plan satisfied the requirements of the Tax Reform Act of 1986 (a copy of which letter(s), if any, have been delivered to IDT and its counsel). The Company has delivered to IDT or its counsel a complete and correct copy and description of each Company Benefit Arrangement. The Company has timely filed and delivered to IDT and its counsel the most recent annual report (Form 5500) for each Company Benefit Arrangement that is an "employee benefit plan" as defined under ERISA. To the Knowledge of the Company, the Company has never been a participant in any "prohibited transaction," within the meaning of Section 406 of ERISA with respect to any employee pension benefit plan (as defined in Section 3(2) of ERISA) which the Company sponsors as employer or in which Company participates as an employer, which was not otherwise exempt pursuant to Section 408 of ERISA (including any individual exemption granted under Section 408(a) of ERISA), or which could result in an excise tax under the Code. All contributions due from the Company or any of its subsidiaries as of the date of the Unaudited Balance Sheet with respect to any of the Company Benefit Arrangements have been made or have been accrued on the Unaudited Balance Sheet and no further contributions will be due or will have accrued thereunder as of the Closing Date other than amounts consistent with the amounts paid or accrued in the periods reflected on the Unaudited Balance Sheet. All individuals who, pursuant to the terms of any Company Benefit Arrangement, are entitled to participate in any such Company Benefit Arrangement, are currently participating in such Company Benefit Arrangement or have been offered an opportunity to do so and have declined.

     (e) There has been no amendment to, written interpretation or announcement (whether or not written) by the Company relating to, or change in employee participation or coverage under, any Company Benefit Arrangement that would increase materially the expense of maintaining such Company Benefit Arrangement above the level of the expense incurred in respect thereof for the Company's fiscal year ended September 27, 1998.

     (f) To the Knowledge of the Company, the group health plans (as defined in Section 4980B(g) of the Code) that benefit employees of the Company are in compliance, in all material respects, with the continuation coverage requirements of Section 4980B of the Code as such requirements affect the Company and its employees. As of the Closing Date, there will be no material outstanding, uncorrected violations under the Consolidation Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), with respect to any of the Company Benefit Arrangements, covered employees, or qualified beneficiaries.

     (g) No benefit payable or which may become payable by the Company pursuant to any Company Benefit Arrangement or as a result of or arising under this Agreement or the other Transactional Agreements will constitute an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) which is subject to the imposition of an excise Tax under Section 4999 of the Code or which would not be deductible by reason of Section 280G of the Code. Except as set forth on Section 4.15(g) of the Disclosure Schedule, the Company is not a party to any: (i) agreement with any executive officer or other key employee thereof (A) the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving the Company in the nature of the Merger or any of the other transactions contemplated by this Agreement or any Transactional Agreements, (B) providing any term of employment or compensation guarantee, or (C) providing severance benefits or other benefits after the termination of employment of such employee regardless of the reason for such termination of employment; or (ii) agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of the Merger or any of the other transactions contemplated by this Agreement or any Transactional Agreements, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or any Transactional Agreements.

     (h) To the Company's Knowledge, no employee, consultant or independent contractor of the Company or its subsidiaries: (i) is in material violation of any term or covenant of any employment contract, patent disclosure agreement, noncompetition agreement or any other contract or agreement with, or obligation to, any other party by virtue of such employee's, consultant's, or independent contractor's being employed by, or performing services for, the Company or such subsidiary or using trade secrets or proprietary information of others; or (ii) has developed any technology, software or other copyrightable, patentable, or otherwise proprietary work for the Company or any of its subsidiaries that is subject to any agreement under which such employee, consultant or independent contractor has assigned or otherwise granted to any third party any rights (including without limitation Proprietary Assets) in such technology, software or other copyrightable, patentable or otherwise proprietary work. To the Company's Knowledge, the employment of any employee of the Company or any subsidiary of the Company does not subject the Company or any such subsidiary to any liability to any third party.

     (i) There are no material pending claims against the Company or any of its subsidiaries under any workers' compensation plan or policy or for long-term disability benefits.

     4.16  Environmental Matters.

     Each of the Company and its subsidiaries is and, to the Knowledge of the Company, has been at all times in compliance in all material respects with all Environmental Laws. Each of the Company and its subsidiaries has now and at all times has had all the necessary permits required under Environmental Laws for the operation of its business and material to the operation of such business, and is not and has not been in material violation of any of the terms and conditions of any of its permits. Neither the Company nor any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Governmental Body, citizens group, employee or otherwise, that alleges that the Company or any of its subsidiaries is not in compliance with any Environmental Law. Neither the Company nor any of its subsidiaries has generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Materials (whether lawfully or unlawfully) at any of the Premises occupied or controlled by the Company or any of its subsidiaries on or at any time prior to the Closing Date, other than common household and office products in de minimis quantities. To the Knowledge of the Company:

     (a) there are not and have not been any releases or threatened releases of any Hazardous Materials in any quantity (other than common household and office products in de minimis quantities) at, on, or from the Premises;

     (b) there are no circumstances that may prevent or interfere with either the Company's or any of its subsidiaries' compliance with any Environmental Law;

     (c) no current or former owner or user of the Premises engaged in any type of manufacturing or commercial activity which might be reasonably expected to generate, manufacture, produce, transport, import, use, treat, refine, process, handle, store, discharge, release, or dispose of any Hazardous Materials (whether lawfully or unlawfully) on the Premises;

     (d) no current or former owner of any property owned, leased or controlled by the Company or any of its subsidiaries has received any notice or other communication (in writing or otherwise), whether from a Government Body, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company or any of its subsidiaries is not in compliance with any Environmental Law;

     (e) all property that is owned by, leased to, controlled by or used by the Company or any of its subsidiaries, and all surface water, groundwater and soil associated with or adjacent to such property is in clean and healthful condition and is free of any material environmental contamination of any nature;

     (f) the indemnification provisions contained in Article VII of that certain Asset Purchase Agreement between AWA Microelectronics Pty. Limited and Quality Semiconductor Australia Pty. Ltd. dated as of January 12, 1996 are valid and enforceable in accordance with their terms; and

     (g) there are no circumstances under which the Company has incurred or would incur any liabilities associated with the compliance (or lack thereof) with any Environmental Law by SPEL.

     4.17  Sale of Products; Performance of Services.

     (a) Neither the Company nor any of its subsidiaries will incur or otherwise become subject to any material Liability arising directly or indirectly from any product manufactured or sold, or any repair services or other services performed by, the Company or any of its subsidiaries on or at any time prior to the Closing Date, other than normal warranty claims in the Ordinary Course of Business.

     (b) No customer or other Person has ever asserted or threatened to assert any material claim against the Company or any of its subsidiaries (i) under or based upon any warranty provided by or on behalf of the Company or any of its subsidiaries, or (ii) under or based upon any other warranty relating to any services performed by the Company and its subsidiaries, other than normal warranty claims in the Ordinary Course of Business, the costs of which in the aggregate are not material. To the Knowledge of the Company, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for the assertion of any such claim.

     (c) Each of the Company and its subsidiaries believes that its quality control programs are adequate.

     4.18  Insurance.

     (a) Each of the Company and its subsidiaries maintains insurance that it reasonably believes to be adequate and customary for the industry in which it operates.

     (b) Each of the insurance policies carried by the Company and its subsidiaries is listed on Section 4.18 of the Disclosure Schedule, is valid, enforceable and in full force and effect, and has been issued by an insurance carrier that, to the Knowledge of the Company, is solvent, financially sound and reputable. All of the information contained in the applications submitted in connection with said policies was (at the times said applications were submitted) accurate and complete, and all premiums and other amounts owing with respect to said policies have been paid in full on a timely basis. To the Company's Knowledge, the nature, scope and dollar amounts of the insurance coverage provided by said policies are sufficient to adequately insure the business, assets, operations, key employees, services and potential liabilities of the Company and its subsidiaries and comply with all insurance coverage requirements of Company Contracts.

     (c) There is no pending claim under or based upon any of the insurance policies of the Company and its subsidiaries, and to the Company's Knowledge, no event has occurred, and no condition or circumstance exists, that likely would (with or without notice or lapse of time) directly or indirectly give rise to or serve as a basis for any such claim.

     (d) Neither the Company nor any of its subsidiaries has received: (i) any notice or other communication (in writing or otherwise) regarding the actual or possible cancellation or invalidation of any of the insurance policies of the Company and its subsidiaries or regarding any actual or possible adjustment in the amount of the premiums payable with respect to any of said policies; (ii) any notice or other communication (in writing or otherwise) regarding any actual or possible refusal of coverage under, or any actual or possible rejection of any claim under, any of insurance policies of the Company and its subsidiaries; or (iii) any indication that the issuer of any of the insurance policies of the Company and its subsidiaries may be unwilling or unable to perform any of its obligations thereunder.

     4.19  Proceedings; Orders.

     (a) There is no pending Proceeding, and to the Knowledge of the Company, no Person has threatened to commence any Proceeding: (i) that involves the Company or any of its subsidiaries or that otherwise relates to or likely would affect the Company's or its subsidiaries' businesses or any of the assets owned or used by the Company or any of its subsidiaries (whether or not the Company or any of its subsidiaries are named as a party thereto), except in each case for threatened Proceedings that would not, individually or in the aggregate, have a Material Adverse Effect on the Company; or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions.

     (b) The Company has delivered to IDT accurate and complete copies of all pleadings, correspondence and other written materials to which the Company has access that relate to the Proceedings identified in Section 4.19 of the Disclosure Schedule.

     (c) There is no Order expressly applicable to the Company or any of its subsidiaries or any of the assets owned or used by the Company or any of its subsidiaries.

     (d) To the Knowledge of the Company, no officer or employee of the Company or any of its subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing any conduct, activity or practice relating to the Company's or its subsidiaries' business.

     (e) To the Knowledge of the Company, no event has occurred, and no claim, dispute or other condition or circumstance exists, that would reasonably be expected to cause or provide a basis for a director, officer or other Representative of the Company or any of its subsidiaries to seek indemnification from, or commence a Proceeding against or involving the Company or any of its subsidiaries.

     (f) There is no Order or, to the Knowledge of the Company, proposed Order that, if issued or otherwise put into effect: (i) likely would materially adversely affect the business, condition, assets, liabilities, operations, financial performance, net income or prospects (or on any aspect or portion thereof) of the Company and its subsidiaries, taken as a whole, or adversely affect the ability of the Company to comply with or perform any covenant or obligation under this Agreement or any of the other Transactional Agreements; or
(ii) may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     4.20  No Existing Discussions.

     Neither the Company or any of its subsidiaries, nor Representative of the Company or any of its subsidiaries, is engaged, directly or indirectly, in any discussions or negotiations with any other Person relating to any Acquisition Proposal.

     4.21  Vote Required.

     The affirmative vote of the holders of a majority of the shares of Company Common Stock outstanding on the record date for the meeting of such shareholders to approve the Merger is the only vote of the holders of any class or series of the Company's capital stock necessary to adopt and approve this Agreement, the Merger and the Transactions.

     4.22  Non-Contravention; Consents.

     Neither the execution and delivery of this Agreement or the other Transactional Agreements, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of the Articles of Incorporation or Bylaws of the Company or any of its subsidiaries, or (ii) any resolution adopted by the shareholders of the Company or any of its subsidiaries, the Board of Directors of the Company or any of its subsidiaries or any committee of the Board of Directors of the Company or any of its subsidiaries;

          (b) to the Knowledge of the Company, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which the Company and its subsidiaries, or any of the assets owned or used by the Company or any of its subsidiaries, is subject (assuming approval under the HSR Act and by the shareholders of the Company);

          (c) to the Knowledge of the Company, cause the Company or any of its subsidiaries to become subject to, or to become liable for the payment of, any Tax;

          (d) to the Knowledge of the Company, cause any of the assets owned or used by the Company or any of its subsidiaries to be reassessed or revalued by any taxing authority or other Governmental Body;

          (e) to the Knowledge of the Company, contravene, conflict with or result in a violation of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or any of its subsidiaries or any of its employees or that otherwise relates to the Company's or any of its subsidiaries' business or to any of the assets owned or used by the Company or any of its subsidiaries;

          (f) contravene, conflict with or result in a violation or breach of, or result in a default under, any material provision of any of the Material Contracts;

          (g) give any Person the right to (i) declare a default or exercise any remedy under any Material Contract, (ii) accelerate the maturity or performance of any Material Contract, or (iii) cancel, terminate or modify any Material Contract;

          (h) give any Person the right to any payment (including salary, bonus or other severance pay) by the Company or any of its subsidiaries or give rise to any acceleration or change in the award, grant, vesting or determination of options, warrants, rights, severance payments or other contingent obligations of any nature whatsoever of the Company or any of its subsidiaries in favor of any Person, in any such case as a result of the change in control of the Company or any of its subsidiaries or otherwise resulting from the Transactions, including any rights or benefits to be received by a Person upon his or her termination of employment, except as otherwise described in Section 4.22(h) of the Disclosure Schedule, which sets forth for each such Person an accurate summary of the rights or benefits that will be received by such Person as a result of the change in control of the Company or any of its subsidiaries or otherwise resulting from the Transactions, including any rights or benefits to be received by a Person upon his or her termination of employment;

          (i) to the Knowledge of the Company, result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company or any of its subsidiaries; or

          (j) result in the creation of any benefit or entitlement, related to employment or otherwise, to be received by any employee of any of the Company's subsidiaries.

The Company and its subsidiaries will not be required to make any filing with or give any notice to, or obtain any Consent from, any Person in connection with the execution and delivery of this Agreement and the other Transactional Agreements or the consummation or performance of any of the Transactions other than those noted in Section 4.22 of the Disclosure Schedule.

     4.23  Brokers.

     Neither the Company nor any of its subsidiaries has agreed or become obligated to pay, or taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     4.24  Full Disclosure.

     (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of the Company or any of the Company Affiliates, in light of the circumstances under which they were made, not misleading. To the extent any representation or warranty permits omission of items otherwise required to be disclosed because they are not material or do not or would not have a Material Adverse Effect on the Company, such omissions in the aggregate will not and do not have a Material Adverse Effect on the Company.

     (b) The information relating to the Company and its subsidiaries and the Company Affiliates to be contained in the Proxy Statement and Prospectus (to the extent information is provided by or with respect to the Company), and any amendment thereto, will not, at the time the Proxy Statement and Prospectus is mailed to the shareholders of the Company, at the time of the meeting of the Company's shareholders to approve the Merger or as of the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     4.25  Powers of Attorney.

     Neither the Company nor any of its subsidiaries has given a power of attorney to any Person.

     4.26  Securities Law Compliance.

     Each of the Company and its subsidiaries has complied with all federal and state securities laws in connection with all offers and sales of securities issued by the Company or its subsidiaries prior to the date of this Agreement. Neither the Company nor any of its subsidiaries has heretofore granted any other purchaser of its securities the right to require the Company or any of its subsidiaries to register any securities under the Securities Act or to qualify for any exemption thereunder.

     4.27  Transactions with Affiliates.

     Except as set forth in the Company SEC Documents, since the date of the Company's last proxy statement filed with the SEC, no event has occurred that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     4.28  Voting Arrangements.

     There are no outstanding shareholder agreements, voting trusts, proxies or other arrangements or understandings to which any of the Company and its subsidiaries is a party or, to the Knowledge of the Company, to which any other Person is a party, relating to the voting of any shares of the capital stock of the Company.

     4.29  Ownership of Shares of IDT Common Stock.

     As of the date hereof, neither Company nor, to its Knowledge, any of its affiliates or associates (as such terms are defined under the Exchange Act), (a) beneficially owns, directly or indirectly, or (b) is party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of, in each case, shares of IDT Common Stock, except for shares of IDT Common Stock in the aggregate representing less than 1% of the outstanding shares of IDT Common Stock.

     4.30  Opinion of Financial Advisors.

     The Company's Board of Directors has received the written opinion of Needham & Company, Inc., financial advisor to the Company, to the effect that, as of the date hereof, the Exchange Ratio is fair to the holders of Company Common Stock from a financial point of view.

     4.31  Shareholder Rights Plan.

     The Rights are not currently exercisable and will not become exercisable as a result of the Company entering into this Agreement, the announcement of the execution and delivery of this Agreement and the terms of the Merger, or the consummation of the Transactions.

     4.32  Board Approval.

     The Board of Directors of the Company has, as of the date of this Agreement, unanimously (i) approved this Agreement and the Merger, (ii) determined that the Merger is fair to, and in the best interests of, the Company and its shareholders and (iii) determined to recommend that the shareholders of the Company approve and adopt this Agreement and approve the Merger.

                                   ARTICLE 5

              REPRESENTATIONS AND WARRANTIES OF IDT AND MERGER SUB

     Except as set forth in the disclosure letter delivered to the Company at or prior to the execution of this Agreement ("IDT Disclosure Schedule"), IDT and Merger Sub represent and warrant to the Company as follows:

     5.1  Due Organization; Good Standing; Authority; Binding Nature of
Agreements.

     (a) Each of IDT and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted and in the manner in which its business is proposed to be conducted prior to Closing;

(ii) to own and use its assets in the manner in which its assets are currently owned and used and in the manner in which its assets are proposed to be owned and used prior to Closing; and (iii) to enter into and perform its obligations under the Transactional Agreements to which it is or is to be a party and to consummate the transactions contemplated by this Agreement and the other Transactional Agreements.

     (b) The execution, delivery and performance of each of the Transactional Agreements to which it is or is to be a party have been duly authorized by all necessary action on the part of each of IDT and Merger Sub and their respective Boards of Directors.

     (c) Each of the Transactional Agreements to which it is or is to be a party constitutes the legal, valid and binding obligation of IDT and Merger Sub, as the case may be, enforceable against IDT and Merger Sub, as the case may be, in accordance with its terms.

     5.2  Proceedings; Orders.

     There is no pending Proceeding, and to IDT's Knowledge, no Person has threatened to commence any Proceeding that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Transactions, or that would result in a Material Adverse Effect on IDT. There is no Order that likely would, or, to the Knowledge of IDT, proposed Order that if issued or otherwise put into effect likely would, have a Material Adverse Effect on IDT, that would adversely impact the ability of IDT or Merger Sub to comply with or perform any covenant or obligation under this Agreement, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions.

     5.3  Non-Contravention; Consents.

     Neither the execution and delivery of this Agreement or the other Transactional Agreements to which IDT or Merger Sub, as the case may be, is or is to be a party, nor the consummation or performance of any of the Transactions, will directly or indirectly (with or without notice or lapse of time):

          (a) contravene, conflict with or result in a violation of (i) any of the provisions of IDT's or Merger Sub's Certificate or Articles of Incorporation or Bylaws, or (ii) any resolution adopted by IDT's or Merger Sub's stockholders, IDT's or Merger Sub's Board of Directors or any committee of IDT's or Merger Sub's Board of Directors;

          (b) to IDT's Knowledge, contravene, conflict with or result in a violation of, or give any Governmental Body or other Person the right to challenge any of the Transactions or to exercise any remedy or obtain any relief under, any Legal Requirement or any Order to which IDT or Merger Sub, or any of the assets owned or used by IDT or Merger Sub, is subject (assuming approval under the HSR Act); or

          (c) contravene, conflict with or result in a violation or breach of, or result in a material default under, any of IDT's material agreements.

     With the exception of the filing of the Agreement of Merger in the State of California and any necessary filings pursuant to federal and state securities and antitrust laws, IDT and Merger Sub will not be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Transactions.

     5.4  Brokers.

     IDT has not agreed or become obligated to pay, and has not taken any action that likely would result in any Person claiming to be entitled to receive, any brokerage commission, finder's fee or similar commission or fee in connection with any of the Transactions.

     5.5  Full Disclosure; SEC Reports.

     (a) Neither this Agreement (including all Schedules and Exhibits hereto), nor any of the other Transactional Agreements, contains or will contain any untrue statement of material fact or omits or will omit to state any fact necessary to make any of the representations, warranties or statements contained therein on behalf of IDT and Merger Sub, in light of the circumstances under which they were made, not misleading with respect to IDT or Merger Sub. To the extent that any representation or warranty permits omission of items otherwise required to be disclosed because they are not material or do not or would not have a Material Adverse Effect on IDT or Merger Sub, such omissions in the aggregate will not and do not have a Material Adverse Effect on IDT or Merger Sub. The Registration Statement and the Proxy Statement and Prospectus (to the extent information is provided by or with respect to IDT or Merger Sub) and any amendment thereto do not contain, and will not, at the time the Proxy Statement and Prospectus is mailed to the shareholders of the Company, at the time of the meeting of the Company's shareholders to approve the Merger and the Effective Time, contain, any untrue statement of a material fact and do not omit, and will not omit, to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they are made, not misleading.

     (b) As of the date of this Agreement, IDT has provided the Company and the Company's Representatives with full and complete access to all of IDT's records and other documents and data requested by them.

     (c) IDT has delivered or made available to the Company accurate and complete copies of each report, registration statement and definitive proxy statement (excluding copies of exhibits) filed by IDT with the SEC since September 30, 1993 (the "IDT SEC Filings"). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing): (i) each of the IDT SEC Filings complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be); and (ii) none of the IDT SEC Filings contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The financial statements (including any related notes) contained in the IDT SEC Filings: (i) complied as to form in all material respects with the published rules and regulations of the SEC applicable thereto;
(ii) were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods covered (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments which will not, individually or in the aggregate, be material in amount); and (iii) fairly present the consolidated financial position of IDT and its subsidiaries as of the respective dates thereof and the consolidated results of operations and cash flows of IDT and its subsidiaries for the periods covered thereby.

     5.6  Valid Issuance of IDT Common Stock.

     The shares of IDT Common Stock to be issued pursuant to the Merger have been duly authorized and reserved for issuance and, when issued in accordance with the terms of this

Agreement and the other Transactional Agreements, will be validly issued, fully paid and non-assessable, will not be subject to any preemptive rights and will be issued in compliance with all applicable federal or state securities laws. The authorized, issued and outstanding capitalization of IDT is as set forth in the IDT SEC Filings as of the dates of the financial statements or other information included in the IDT SEC Filings.

     5.7  Compliance with Laws.

     IDT has complied with, is not in violation of, and has not received any notices of violations with respect to, any federal, state or local statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which would not have a Material Adverse Effect on IDT.

     5.8  Interim Operations of Sub.

     Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.

     5.9  Stockholders' Consent.

     No consent or approval of the stockholders of IDT is required for IDT to enter into this Agreement or the other Transactional Agreements or to consummate the transactions contemplated hereby and thereby.

     5.10  Absence of Certain Changes or Events.

     Since June 28, 1998, IDT has not suffered a Material Adverse Effect with respect to its business.

                                   ARTICLE 6

                  PRE-CLOSING PERIOD COVENANTS OF THE COMPANY

     6.1  Access and Investigation.

     The Company shall ensure that, at all times during the Pre-Closing Period:

          (a) The Company and its Representatives provide IDT and its Representatives with free and complete access (except with respect to technical trade secrets), at reasonable times and with reasonable notice from IDT to the Company, to all of the Company's premises and assets, to all existing books, records, Tax Returns, work papers and other documents and information relating to the Company, and to responsible officers and employees of the Company, and the Company and its Representatives provide IDT and its Representatives with copies of such existing books, records, Tax Returns, work papers and other documents and information relating to the Company as IDT may request in good faith (it being the understanding of the parties that all such access and investigation shall be and remain subject to the Non-Disclosure Agreement);

          (b) The Company and its Representatives compile and provide IDT and its Representatives with such additional financial, operating and other data and information regarding the Company as IDT may reasonably request in good faith; and

          (c) Notwithstanding anything to the contrary in Sections 6.1(a) and
     (b), the Company and its Representatives confer as often as IDT deems necessary with a representative (the "IDT Liaison") of IDT (who is currently Brian Boisseree but may be any person IDT designates provided such person has an educational and experiential background that is not primarily related to the Company's technology), concerning operational matters, the status of the Company's business, condition, assets, liabilities, operations, financial performance and prospects and the Company's compliance with the conditions of this Agreement, including, without limitation, the Company's covenants contained in Section 6.2, and promptly notify the IDT Liaison of: (i) any material change in the Company's business, condition, assets, liabilities, operations, financial performance or prospects; (ii) or any event reasonably likely to lead to any such change; (iii) any failure to comply with the conditions to this Agreement, including, without limitation, the Company's covenants contained in Section 6.2; or (iv) any event reasonably likely to lead to any such failure. In connection with its obligations under this Section 6.1(c), as of the date of this Agreement, the Company will establish an office for the IDT Liaison at the Company's principal place of business, located at 851 Martin Avenue, Santa Clara, CA 95050, and will allow the IDT Liaison full and complete access to the Company's principal place of business, including such office. In addition, the Company will provide the IDT Liaison with such other documents as the IDT Liaison may request in good faith for the purpose of (i) evidencing the accuracy of any representation or warranty made by the Company, (ii) evidencing the compliance by the Company, or the performance by the Company of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (iii) evidencing the satisfaction of any condition set forth in Section 9.1 or Section 9.2, or (iv) otherwise facilitating the consummation or performance of any of the Transactions.

     6.2  Operation of Business.

     The Company shall ensure that, during the Pre-Closing Period, unless the IDT Liaison otherwise consents:

          (a) The Company conducts its operations exclusively in the Ordinary Course of Business and in the same manner as such operations have been conducted prior to the date of this Agreement, except as otherwise required by this Section 6.2;

          (b) The Company uses its Best Efforts to preserve intact its current business organization, keep available the services of its current officers and employees and maintain its relations and goodwill with all suppliers, customers, landlords, creditors, licensors, licensees, employees and other Persons having business relationships with the Company;

          (c) The Company keeps in full force all insurance policies identified in Section 4.18 of the Disclosure Schedule and obtains any additional insurance required consistent with past practices for its business and property;

          (d) The Company immediately notifies IDT in writing of any inquiry, proposal or offer from any Person relating to any Acquisition Proposal;

          (e) The Company does not declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of capital stock, and does not repurchase, redeem or otherwise reacquire any shares of capital stock or other securities, except with respect to the repurchase of shares of Company Common Stock upon termination of employees at the original purchase price pursuant to agreements existing at the date hereof;

          (f) The Company does not sell, reprice or otherwise issue (or grant any warrants, options or other rights to purchase) any shares of capital stock or any other securities, except the issuance of shares of Company Common Stock pursuant to option grants to employees made in the Ordinary Course of Business prior to the date of this Agreement;

          (g) The Company does not amend its Articles of Incorporation or Bylaws, and does not effect or become a party to any transaction related to an Acquisition Proposal or any recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction;

          (h) The Company does not form any subsidiary or acquire any equity interest or other interest in any other Entity;

          (i) The Company does not establish or adopt any Company Benefit Arrangement, and does not pay any bonus or make any profit sharing or similar payment to, or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers or employees, except pursuant to existing agreements disclosed in Section 6.2(i) of the Disclosure Schedule;

          (j) The Company does not change any of its methods of accounting or accounting practices in any respect unless required by GAAP;

          (k) The Company does not make any Tax election;

          (l) The Company does not commence any Proceeding, and the Company does not spend, or incur Liabilities with respect to costs and fees of, more than $100,000 in the aggregate in connection with pursuing existing Proceedings in which the Company is the plaintiff or petitioner;

          (m) The Company does not: (i) acquire, dispose of, transfer, lease, license, mortgage, pledge or encumber any fixed or other assets or make any capital expenditures (including, without limitation, expenditures on capital equipment, manufacturing systems or software systems), other than assets acquired or capital expenditures that total no more than $10,000 individually or $100,000 in the aggregate, and other than inventory sold in the Ordinary Course of Business; (ii) incur, assume or prepay any indebtedness, Liability or obligation or any other liabilities, other than in the Ordinary Course of Business; (iii) issue any debt securities; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; or (v) make any loans, advances or capital contributions to, or investments in, any other Person, other than normal travel advances in the Ordinary Course of Business;

          (n) The Company pays all debts and Taxes, and pays or performs all other obligations, when due (other than matters being contested in good faith to which contests the IDT Liaison has consented, such consent not to be unreasonably withheld);

          (o) The Company does not transfer to any Person any Proprietary Asset;

          (p) The Company does not enter into or amend any agreements pursuant to which any other Person is granted distribution, marketing or other rights of any type or scope with respect to any of its services, products or technology;

          (q) The Company does not pay, discharge or satisfy, in any amount in excess of $100,000 in any one case or $250,000 in the aggregate, any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) arising other than in the Ordinary Course of Business, other than the payment, discharge or satisfaction of liabilities reflected or reserved against in the Financial Statements or which IDT has consented to in writing;

          (r) The Company does not hire any new employee;

          (s) The Company gives all notices and other information (including any notices and information required based on any instructions reasonably given by IDT related to post-Closing operations) required prior to the Closing to be given to the employees of the Company and any applicable Governmental Body under the National Labor Relations Act, the Code, COBRA and other applicable law in connection with the Transactions;

          (t) The Company does not take, or allow to be taken, or fail to take any action, which act or omission would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368 of the Code;

          (u) The Company does not revalue any of its assets, including, without limitation, writing down the value of inventory or writing off notes or accounts receivable, except as required under GAAP and in the Ordinary Course of Business;

          (v) Except as otherwise contemplated hereunder, the Company does not enter into any transaction with a value greater than $10,000, or enter into any other transaction, regardless of value, or take any other action, outside the Ordinary Course of Business;

          (w) The Company does not enter into any transaction or take any other action that likely would cause or constitute a Breach of any representation or warranty made by the Company or any of the Company Affiliates in this Agreement or in any of the other Transactional Agreements;

          (x) The Company does not enter into any inbound or outbound licensing agreements other than outbound licenses in connection with the sale of the Company's products in the Ordinary Course of Business; and

          (y) The Company provides operation of business incentives, totaling no more than $750,000, to key non-officer Company employees to be specified by IDT on terms to be specified by IDT.

     6.3  Filings and Consents; Cooperation.

     The Company shall use its reasonable commercial Best Efforts to ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions, is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by the Company in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions (including each of the Consents identified in Section 4.22 of the Disclosure Schedule), is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) The Company promptly delivers to IDT a copy of each filing made, each notice given and each Consent obtained by the Company during the Pre-Closing Period; and

          (d) During the Pre-Closing Period, the Company and its Representatives cooperate with IDT and IDT's Representatives, and prepare and make available such documents and take such other actions as IDT may request in good faith, in connection with any filing, notice or Consent that IDT is required or elects to make, give or obtain.

     6.4  Notification; Updates to Disclosure Schedule.

     (a) During the Pre-Closing Period, the Company shall promptly notify IDT in writing of:

          (i) the discovery by the Company of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by the Company or any of the Company Affiliates in this Agreement or any of the other Transactional Agreements;

          (ii) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of IDT) and that would cause or constitute a Breach of any representation or warranty made by the Company or any of the Company Affiliates in this Agreement or any of the other Transactional Agreements if (A) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (B) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

          (iii) any Breach of any covenant or obligation of the Company; and

          (iv) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 or
     Section 9.2 impossible or unlikely.

     (b) If any event, condition, fact or circumstances that is required to be disclosed pursuant to Section 6.4(a) requires any material change in the Disclosure Schedule, or if any such event, condition, fact or circumstance would require such a change assuming the Disclosure Schedule were dated as of the date of the occurrence, existence or discovery of such event, condition, fact or circumstances, then the Company shall promptly deliver to IDT an update to the Disclosure Schedule specifying such change (a "Disclosure Schedule Update"); provided, however, that no such update shall be deemed to supplement or amend the Disclosure Schedule for the purpose of (i) determining the accuracy of any of the representations and warranties made by the Company or any of the Company Affiliates in this Agreement or any of the other Transactional Agreements, or
(ii) determining whether any of the conditions set forth in Article 9 has been satisfied, unless the specific updated information has been consented to by IDT in writing as a waiver of such inaccuracy or determination.

     (c) The Company will promptly update any relevant and material information provided to IDT after the date hereof pursuant to the terms of this Agreement.

     6.5  No Negotiation or Solicitation.

     (a) Subject to Section 6.5(b), from and after the date of this Agreement until the earlier of the Effective Time or termination of this Agreement pursuant to its terms, the Company and its subsidiaries shall not, and will instruct their respective Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly or recklessly encourage the making, submission or announcement of, any Acquisition Proposal (as defined below) by any person, entity or group (other than IDT and its Representatives), or (ii) participate in any discussions or negotiations with, or disclose any non-public information concerning the Company or any of its subsidiaries to, or afford any access to the properties, books or records of the Company or any of its subsidiaries to, or otherwise assist or facilitate, or enter into any agreement or understanding with, any person, entity or group (other than

IDT and its Representatives), in connection with any Acquisition Proposal with respect to the Company. Without limiting the generality of the foregoing, the Company acknowledges and agrees that any violation of any of the restrictions set forth in the preceding sentence by any Representative of the Company shall be deemed to constitute a breach of this Section 6.5 by the Company. For the purposes of this Agreement, an "Acquisition Proposal" with respect to an entity means any proposal or offer relating to (i) any merger, consolidation, sale of substantial assets or similar transactions involving the entity or any subsidiaries of the entity (other than sales or licenses of assets or inventory in the Ordinary Course of Business or as permitted under the terms of this Agreement), (ii) sale of 15% or more of the outstanding shares of capital stock of the entity (including without limitation by way of a tender offer or an exchange offer), (iii) the acquisition by any person of beneficial ownership or a right to acquire beneficial ownership of, or the formation of any "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) which beneficially owns, or has the right to acquire beneficial ownership of, 15% or more of the then outstanding shares of capital stock of the entity (except for acquisitions for passive investment purposes only in circumstances where the person or group qualifies for and files a Schedule 13G with respect thereto); or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. The Company will immediately cease any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal. The Company will (i) notify IDT as promptly as practicable if it receives any proposal or written inquiry or written request for the Company in connection with an Acquisition Proposal or potential Acquisition Proposal and (ii) as promptly as practicable notify IDT of the significant terms and conditions of any such Acquisition Proposal, as well as the identity of the third party submitting such Acquisition Proposal. In addition, subject to the other provisions of this Section 6.5, from and after the date of this Agreement until the earlier of the Effective Time and termination of this Agreement pursuant to its terms, the Company and its subsidiaries will not, and will instruct their respective Representatives not to, directly or indirectly, make or authorize any public statement, recommendation or solicitation in support of any Acquisition Proposal made by any person, entity or group (other than IDT); provided, however, that nothing herein shall prohibit the Company's Board of Directors from taking and disclosing to the Company's shareholders a position with respect to a tender offer pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

     (b) Notwithstanding anything contrary contained in Section 6.5(a) or elsewhere in this Agreement, prior to the Effective Time, the Company may, to the extent the Board of Directors of the Company determines, in good faith, after consultation with outside legal counsel, that the Board's fiduciary duties require it to do so, participate in discussions or negotiations with, and, subject to the requirements of Section 6.5(c) below, furnish non-public information, and afford access to the properties, books or records of the Company to any person, entity or group after such person, entity or group has delivered to the Company in writing an unsolicited bona fide Acquisition Proposal (which has not been withdrawn) that would result in a transaction more favorable than the Merger to the shareholders of the Company (a "Superior Proposal"). In addition, notwithstanding the provisions of Section 6.5(a) above or any other provision of this Agreement, in connection with a submitted, written bona fide Acquisition Proposal, the Company may refer the proposing third party to this Section 6.5 or make a copy of this Section 6.5 available to such third party. In the event the Company receives a Superior Proposal, nothing contained in this Agreement (but subject to the terms of this Section 6.5(b)) will prevent the Board of Directors of the Company from recommending such Superior Proposal to the Company's shareholders, if the Board determines, in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties; in such case, the Board of Directors of the Company may withdraw, modify or refrain from making its recommendations set forth in Section 8.2(a)(ii); provided that the Company shall remain obligated under Section 8.2 to convene the meeting of the Company shareholders and shall have the vote on the Merger considered by the shareholders of the Company prior to the vote (if any) on the Superior Proposal; and provided, further, that the Company shall not recommend to its shareholders a Superior Proposal for a period of not less than 72 hours after IDT's receipt of a copy of such Superior Proposal (or a description of the significant terms and conditions thereof, if not in writing) and the identity of the third party.

     (c) Notwithstanding anything to the contrary herein, the Company will not provide any non-public information to a third party unless: (i) the Company provides such non-public information pursuant to a nondisclosure agreement with terms regarding the protection of oral or written confidential information at least as restrictive as such terms in the letter agreement with respect to confidentiality by and between IDT and the Company, dated as of August 24, 1998 (the "Nondisclosure Agreement"); and (ii) such non-public information has been previously delivered to IDT.

     6.6  Best Efforts.

     During the Pre-Closing Period, the Company shall use its commercially reasonable Best Efforts to cause the conditions set forth in Section 9.1 and
Section 9.2 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties of the Company or the Company Affiliates set forth in this Agreement or any of the other Transactional Agreements becoming untrue, or in any of the conditions of Closing set forth in Section 9.1 or Section 9.2 not being satisfied.

     6.7  Proprietary Information and Inventions Agreements.

     On or prior to Closing, the Company shall use its reasonable commercial Best Efforts to enter into Proprietary Information and Inventions Agreements, substantially in the form attached as Exhibit C hereto or in such other form as IDT may approve, with all of the Company's employees and consultants, except for such employees and consultants as shall have previously entered into a form of such agreement reasonably acceptable to IDT.

     6.8  Letters of the Company's Auditors.

     The Company shall use its Best Efforts to cause to be delivered to IDT at or prior to the date two business days prior to the Closing a letter of Ernst & Young LLP (the "Company Auditors"), the Company's independent auditors, dated a date within two business days before the date on which the Registration Statement shall become effective and addressed to IDT, in customary form and substance reasonably satisfactory to IDT, and in scope and substance consistent with applicable professional standards for letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement (the "Accounting Comfort Letter"). The Company shall use its Best Efforts to cause to be delivered to IDT an update, dated the Closing Date, of the letter of the Company Auditors described in the preceding sentence.

     6.9  Affiliates.

     (a) The Company shall deliver to IDT promptly following the date hereof a list identifying all Persons ("Company Affiliates"), if any, who at the time the Merger is submitted for approval to the shareholders of the Company, may be deemed "affiliates" of the Company for purposes of Rule 145 under the Securities Act. The Company shall use its Best Efforts to cause each Company Affiliate to deliver to IDT, as promptly as practicable on or following the date hereof (and in any event by no later than November 30, 1998, which shall not be later than the date 30 days prior to the Effective Time) a written agreement ("Company Affiliate Agreement"), in the form of Exhibit D-1 hereto, each of which will be in full force and effect as of the Effective Time. IDT will be entitled to place appropriate legends on the certificates evidencing any IDT Common Stock to be received by a Company Affiliate pursuant to the terms of this Agreement, and to issue appropriate stop transfer instructions to the transfer agent for IDT Common Stock, consistent with the terms of the Company Affiliate Agreements.

     (b) The Company shall promptly advise IDT if any Person becomes or ceases to be a Company Affiliate.

     6.10  Takeover Statutes.

     If any Takeover Statute shall become applicable to any of the Transactions, the Company and the members of the Board of Directors of the Company shall grant such approvals and take such actions as are necessary so that the Merger and the other Transactions may be commenced as promptly as practicable in the terms contemplated hereby and otherwise act to eliminate or minimize the effects of such statute or regulation in the Transaction.

     6.11  Bank Accounts.

     Promptly after the date hereof, the Company will deliver to IDT a written statement which accurately sets forth, with respect to each account maintained by or for the benefit of the Company at any bank or other financial institution:

          (a) the name and location of the institution at which such account is maintained;

          (b) the name in which such account is maintained and the account number of such account;

          (c) a description of such account and the purpose for which such account is used;

          (d) the then-current balance in such account;

          (e) the rate of interest then being earned on the funds in such account; and

          (f) the names of all individuals authorized to draw on or make withdrawals from such account.

     6.12  Supplier Information.

     (a) Promptly following the date hereof, the Company shall provide IDT with a written statement that accurately identifies, and provides an accurate and complete breakdown of the amounts paid to, each supplier or other Person that received more than $500,000 from the Company in the fiscal year ended September 27, 1998 other than amounts paid to employees or consultants and described in
Section 4.15 of the Disclosure Schedule.

     6.13  Employee Information.

     (a) Promptly following the date hereof, the Company will deliver to IDT a written statement showing, with respect to each employee of the Company (including any employee of the Company who is on a leave of absence or on layoff status):

          (i) the name of such employee and the date as of which such employee was originally hired by the Company;

          (ii) such employee's title;

          (iii) such employee's annualized compensation as of the date of this Agreement;

          (iv) each Company Benefit Arrangement in which such employee participates or is eligible to participate; and

          (v) any Governmental Authorization that is held by such employee and that is used in connection with the Company's business.

     6.14  Insurance Information.

     Promptly following the Closing, the Company will deliver to IDT a written statement stating, with respect to each insurance policy maintained by or at the expense of, or for the direct or indirect benefit of, the Company:

          (a) the name of the insurance carrier that issued such policy and the policy number of such policy;

          (b) whether such policy is a "claims made" or an "occurrences" policy;

          (c) a description of the coverage provided by such policy and the material terms and provisions of such policy (including all applicable coverage limits, deductible amounts and co-insurance arrangements);

          (d) the annual premium payable with respect to such policy, and the cash value (if any) of such policy; and

          (e) a description of any claims pending, and any claims that have been asserted in the past, with respect to such policy.

Such statement shall also identify (1) each pending application for insurance that has been submitted by or on behalf of the Company, and (2) each self-insurance or risk-sharing arrangement affecting the Company or any of its assets. The Company also shall deliver to IDT accurate and complete copies of all of its insurance policies (including all renewals thereof and endorsements thereto) and binders relating thereto indicating that such policies are in full force and effect as of the date hereof.

     6.15  Company Accruals and Reserves.

     Prior to the Closing Date, the Company shall maintain accruals and reserves determined with methodologies and principles consistent with the September 27, 1998 Financial Statements and in accordance with GAAP.

     6.16  Interim Review and Interim Financial Statements.

     The Company will cause its auditors to perform a limited quarterly review of the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of the Company's first fiscal 1999 quarter and as of the end of the second fiscal 1999 quarter, if such quarter has been completed prior to the Effective Time, and the related unaudited consolidated income statement and statement of cash flows of the Company for the three months then ended for each quarter (the "Interim Financial Statements") in accordance with Statement of Accounting Standards 71 (for each quarter, an "Interim Review") within 21 days of the end of each such quarter. Promptly after each Interim Review is complete, the Company will deliver such Interim Financial Statements to IDT. The Company will also cause its auditors to perform a limited quarterly review of the unaudited consolidated balance sheet of the Company and its subsidiaries as of the end of each of the Company's fiscal quarters in the two-year period ending September 27, 1998 and the related unaudited consolidated income statement and statement of cash flows of the Company for each three-month period then ended (for each quarter) in accordance with Statement of Accounting

Standards 71, and the Company will deliver such financial statements to IDT promptly after such review is complete.

     6.17  Pooling of Interests.

     Prior to the earlier of termination of this Agreement and the Effective Time, the Company will not take any action, and the Company will use its Best Efforts to prohibit any Company Affiliates from taking any action, that would be reasonably likely to interfere with IDT's ability to account for the Merger as a pooling of interests, whether or not otherwise permitted by the provisions of this Agreement.

                                   ARTICLE 7

                      PRE-CLOSING PERIOD COVENANTS OF IDT

     7.1  Notification.

     During the Pre-Closing Period, IDT shall promptly notify the Company in writing of:

          (a) the discovery by IDT of any event, condition, fact or circumstance that occurred or existed on or prior to the date of this Agreement and that caused or constitutes a Breach of any representation or warranty made by IDT in this Agreement or any of the other Transactional Agreements;

          (b) any event, condition, fact or circumstance that occurs, arises or exists after the date of this Agreement (except as a result of actions taken pursuant to the written consent of the Company) and that would cause or constitute a Breach of any representation or warranty made by IDT or Merger Sub in this Agreement or any of the other Transactional Agreements if (i) such representation or warranty had been made as of the time of the occurrence, existence or discovery of such event, condition, fact or circumstance, or (ii) such event, condition, fact or circumstance had occurred, arisen or existed on or prior to the date of this Agreement or any of the other Transactional Agreements;

          (c) any Breach of any covenant or obligation of IDT or Merger Sub; and

          (d) any event, condition, fact or circumstance that may make the timely satisfaction of any of the conditions set forth in Section 9.1 or
     Section 9.3 impossible or unlikely.

     7.2  Best Efforts.

     During the Pre-Closing Period, IDT shall use its commercially reasonable Best Efforts to cause the conditions set forth in Section 9.1 and 9.3 to be satisfied on a timely basis, and shall not take any action or omit to take any action, the taking or omission of which would or could reasonably be expected to result in any of the representations and warranties or IDT set forth in this Agreement or in any other Transactional Agreement becoming untrue or in any of the conditions of closing set forth in Section 9.1 or Section 9.3 not being satisfied.

     7.3  Filings and Consents; Cooperation.

     IDT shall use its reasonable commercial Best Efforts to ensure that:

          (a) Each filing or notice required to be made or given (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by IDT in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions, is made or given as soon as possible after the date of this Agreement;

          (b) Each Consent required to be obtained (pursuant to any applicable Legal Requirement, Order or Contract, or otherwise) by IDT in connection with the execution and delivery of this Agreement or the other Transactional Agreements, or in connection with the consummation or performance of any of the Transactions, is obtained as soon as possible after the date of this Agreement and remains in full force and effect through the Closing Date;

          (c) IDT promptly delivers to the Company a copy of each filing made, each notice given and each Consent obtained by IDT during the Pre-Closing Period;

          (d) During the Pre-Closing Period, IDT and its Representatives cooperate with the Company and the Company's Representatives, and prepare and make available such documents and take such other actions as the Company may request in good faith, in connection with any filing, notice or Consent that the Company is required or elects to make, give or obtain; and

          (e) IDT provides the Company with such other documents as the Company may request in good faith for the purpose of (A) evidencing the accuracy of any representation or warranty made by IDT and Merger Sub, (B) evidencing the compliance by IDT and Merger Sub with, or the performance by IDT and Merger Sub of, any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements, (C) evidencing the satisfaction of any condition set forth in Article 9, or (D) otherwise facilitating the consummation or performance of any of the Transactions.

     7.4  Indemnification.

     (a) IDT and the Surviving Corporation agree that the indemnification obligations set forth in the Company's Articles of Incorporation and Bylaws, in each case as of the date of this Agreement, shall survive the Merger and shall not be amended, repealed or otherwise modified after the Effective Time in any manner that would adversely affect the rights thereunder of the individuals who, on or at any time prior to the Effective Time, were entitled to indemnification thereunder. From and after the Effective Time, such obligations shall be the joint and several obligations of IDT and the Surviving Corporation.

     (b) IDT and the Surviving Corporation shall honor and fulfill in all respects the obligations of the Company pursuant to indemnification agreements with the Company's directors and officers existing at or before the Effective Time, which indemnification agreements the Company has provided to IDT.

     (c) IDT shall cause the Surviving Corporation to maintain in effect, for two (2) years from and after the Effective Time, directors' and officers' liability insurance policies covering the persons who are directors and officers of the Company on the date of this Agreement, with respect to costs, expenses and liabilities incurred in their capacities as such, on terms not materially less favorable than the insurance coverage provided as of the date hereof under the Company's directors' and officers' liability insurance policies that are in existence on the date hereof, with respect to matters occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend pursuant to this Section 7.4 more than an amount per year equal to 150% of the current annual premiums paid by the Company for such insurance policies; provided, further, that if such annual premiums exceed such amount, then IDT shall only be obligated to cause the Surviving Corporation to obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount.

     (d) This Section 7.4 shall survive the consummation of the Merger, is intended to benefit the Company, the Surviving Corporation and each indemnified party, shall be binding, jointly and severally, on all successors and assigns of the Surviving Corporation and IDT, and shall be enforceable by the indemnified parties.

     7.5  Conduct of Business of IDT.

     During the Pre-Closing Period, IDT shall not directly or indirectly take any action or fail to take any action that is reasonably likely to (i) result in a delay in the declaration of effectiveness of the Registration Statement by the SEC, (ii) require a post-effective amendment to the Registration Statement or
(iii) require a supplement or amendment to the Proxy Statement and Prospectus following its mailing to the shareholders of the Company. Consistent with the foregoing, IDT shall be permitted to make acquisitions of businesses or assets of other businesses, or agree to make such acquisitions, during the Pre-Closing Period so long as such actions in no way interfere with IDT's ability to comply with the restrictions contemplated by this Section 7.5.

     7.6  Blue Sky Laws.

     IDT shall take such steps as may be necessary to comply with the securities and blue sky laws of all U.S. jurisdictions which are applicable to the issuance of IDT Common Stock in connection with the Merger, provided, however, that IDT shall not be required to qualify to do business or execute a general consent to service of process in any jurisdiction. The Company shall use its reasonable commercial Best Efforts to assist IDT as may be necessary to comply with the securities and blue sky laws of all U.S. jurisdictions which are applicable to the issuance of IDT Common Stock in connection with the Merger.

     7.7  Pooling of Interests.

     Prior to the earlier of termination of this Agreement and the Effective Time, IDT will not take any action, and IDT will use its Best Efforts to prohibit any IDT Affiliates from taking any action, that would be reasonably likely to interfere with IDT's ability to account for the Merger as a pooling of interests. In addition, IDT will use its Best Efforts to deliver or cause to be delivered to the Company, on or as promptly as practicable following the date hereof (and in any event by no later than November 30, 1998, which shall not be later than the date 30 days prior to the Effective Time), from each person who may be deemed to be an "affiliate" of IDT within the meaning of Rule 145 promulgated under the Securities Act, a written agreement ("IDT Affiliate Agreement"), in the form of Exhibit D-2 hereto, each of which will be in full force and effect as of the Effective Time.

                                   ARTICLE 8

                             ADDITIONAL AGREEMENTS

     8.1  Proxy Statement and Prospectus.

     (a) As promptly as reasonably practicable after the date hereof, IDT and the Company shall prepare a document (the "Proxy Statement and Prospectus") to be used as a Proxy Statement with respect to the solicitation by the Company Board of Directors of the vote of the outstanding shares of Company Common Stock and by IDT as part of a Registration Statement on Form S-4 under the Securities Act and as a prospectus with respect to the shares of IDT Common Stock to be issued in connection with the Closing pursuant to Section 3.1. As promptly as reasonably practical after the preparation thereof, IDT and the Company shall file the Proxy Statement and Prospectus with the SEC and respond to any comments of the SEC with respect thereto. Such document, as filed by IDT under the Securities Act in connection with the registration of the shares of IDT Common Stock to be issued in the Merger, is referred to herein as the "Registration Statement."

     (b) The Company shall cooperate fully with IDT in the preparation of the Proxy Statement and Prospectus. In furtherance of the foregoing, the Company shall provide IDT with all information concerning the Company and the holders of its capital stock and shall take such other action as IDT may reasonably request in connection with such document and the issuance of shares of IDT Common Stock.

     (c) Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement and Prospectus or any filing required to be made with the SEC, each party will promptly inform the other and will cooperate in filing with the SEC such amendment or supplement.

     8.2  Company Shareholder Approval.

     (a) The Company, acting through its Board of Directors, shall, in accordance with the requirements of applicable law and the Company's Articles of Incorporation and Bylaws:

          (i) cause the Proxy Statement and Prospectus to be mailed to the Company shareholders promptly upon the effectiveness of the Registration Statement and duly call, give notice of, convene and hold as soon as practicable a meeting of its shareholders (the "Company Shareholders' Meeting") for the purpose of voting to approve and adopt this Agreement and the other Transactional Agreements, to the extent required in accordance with Legal Requirements, and use its Best Efforts to obtain such shareholders' approval (subject to the terms of Section 6.5(b)); and

          (ii) subject to the terms of Section 6.5(b), recommend approval and adoption of this Agreement and the other Transactional Agreements by the shareholders of the Company, to the extent required in accordance with Legal Requirements, which recommendation shall be included in the Proxy Statement and Prospectus.

     (b) Whenever any event occurs which should be set forth in an amendment or a supplement to the Proxy Statement and Prospectus, the affected party will promptly inform the other party, and the Company will mail to the Company's shareholders such amendment or supplement.

     (c) Notwithstanding the terms of this Section 8.2, the Company may adjourn or postpone the Company Shareholders' Meeting for a period of no more than 30 days to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement and Prospectus shall be provided to the Company's shareholders in advance of a vote on the Merger and this Agreement.

     8.3  Nasdaq National Market.

     IDT shall cause the shares of IDT Common Stock to be issued pursuant to the Merger to be authorized for listing on the Nasdaq National Market.

     8.4  Antitrust Laws.

     As promptly as practicable, the Company and IDT shall make all filings and submissions under the HSR Act as may be reasonably required to be made in connection with this Agreement and the Transactions. The Company will furnish to IDT, and IDT will furnish to the Company, such information and assistance as the other may reasonably request in connection with the preparation of any such filings or submissions. The Company will provide IDT, and IDT will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its Representatives, on the one hand, and any Governmental Body or members of their respective staffs, on the other hand, with respect to this

Agreement and the Transactions, except to the extent that IDT or the Company is advised by independent counsel that the provision of such information would be inadvisable under applicable antitrust laws.

     8.5  Certain Employee Benefit Plan Matters.

     The Company shall take no action from and after the date hereof to deposit into any trust (including any "rabbi trust") amounts in respect of any employee benefit obligations.

     8.6  Integration Matters.

     The Company and IDT will work cooperate in good faith to identify and, to the extent practicable, resolve matters regarding the orderly integration of their respective operations, including matters relating to acceptable positions with IDT for key management personnel of the Company, and the retention of other Company employees who will remain after the Merger. The Company and IDT will work together to facilitate the development of a plan for the transition to common network and back office systems, to the extent consistent with antitrust laws.

     8.7  Stock Options and Warrants; Purchase Plan; Rights Plan.

     (a) At the Effective Time, all rights with respect to Company Common Stock under each Company Option then outstanding shall be converted into and become rights with respect to IDT Common Stock, and IDT shall assume each such Company Option in accordance with the terms (as in effect as of the date of this Agreement) of the stock option plan under which it was issued and the stock option agreement by which it is evidenced. From and after the Effective Time:
(i) each Company Option assumed by IDT may be exercised solely for shares of IDT Common Stock; (ii) the number of shares of IDT Common Stock subject to each Company Option shall be equal to the number of shares of Company Common Stock subject to each such Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share; (iii) the per share exercise price under each such Company Option shall be adjusted by dividing the per share exercise price under each such Company Option by the Exchange Ratio and rounding up to the nearest cent; and (iv) any restriction on the exercise of any such Company Option shall continue in full force and effect, and the term, exercisability, vesting schedule and other provisions of such Company Option shall otherwise remain unchanged. IDT agrees that, as soon as reasonably practicable after the Effective Time, it will cause to be filed with the SEC one or more registration statements on Form S-8 under the Securities Act, or amendments to existing registration statements on Form S-8 or amendments to the Registration Statement, in order to register the shares of IDT Common Stock issuable upon exercise of the aforesaid converted Company Options.

     (b) As of the Effective Time, all warrants to purchase Company Common Stock, which are outstanding and not expired as of the Effective Time, shall be assumed by IDT and converted into warrants to purchase such shares of IDT Common Stock as the holder thereof would have received in the Merger had such warrant been exercised prior to the Effective Time, at an aggregate purchase price equal to the aggregate purchase price applicable prior to such conversion. Except as provided above, the converted stock warrants shall be subject to the same terms and conditions (including, without limitation, expiration date, vesting and exercise provisions) as were applicable to the warrants, as the case may be, immediately prior to the Effective Time.

     (c) No such warrant shall be converted into a warrant to purchase a partial share of IDT Common Stock.

     (d) The consummation of the Merger shall not be treated as a termination of employment for purposes of such stock options or warrants.

     (e) IDT shall take all corporate action necessary to reserve for issuance a sufficient number of shares of IDT Common Stock for delivery upon exercise of Company Options and warrants assumed in accordance with this Section 8.7.

     (f) The Company shall terminate any Company Benefit Arrangement immediately prior to the Effective Time upon the request of IDT. The 1993 Purchase Plan shall be terminated as of the Effective Time. In lieu of the assumption of options under the 1993 Purchase Plan or substitution of an equivalent option by IDT, the Company's Board of Directors shall shorten the offering period then in progress under the 1993 Purchase Plan by setting a New Exercise Date (as defined in Section 18 of the 1993 Purchase Plan) and by notifying each participant under the 1993 Purchase Plan in writing at least ten (10) days prior to the New Exercise Date. The New Exercise Date shall be the business day prior to the Effective Time.

     (g) Provided that the Company terminates any Company Benefit Arrangement at IDT's request as provided in Section 8.7(f), IDT shall provide, as of the Effective Time, the same or a comparable benefit or plan to each employee of Company as is provided to IDT's employees who are similarly situated (it being understood that this Section shall not obligate IDT to grant options to purchase, or sell, any particular number of shares of IDT Common Stock or other equity securities to any employee of the Company). The IDT benefit plans shall give full credit for each participant's period of service with the Company prior to the Effective Time for all purposes for which such service was recognized under IDT's benefit plans prior to the Effective Time.

     8.8  Expenses.

     All costs and expenses incurred in connection with this Agreement and the Transactional Agreements and the transactions contemplated hereby and thereby (whether or not the Merger is consummated) shall be paid by the party incurring such expenses, except as otherwise provided herein or in the Transactional Agreements.

     8.9  Additional Agreements.

     (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the Transactions, including using all reasonable efforts to obtain all necessary waivers, consents and approvals, and to effect all necessary registrations and filings. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and/or directors of IDT and the Company (or of the Surviving Corporation on behalf of the Company) shall take all such necessary action.

     (b) IDT and the Company each will cooperate with one another and use all reasonable efforts to prepare all necessary documentation to effect promptly all necessary filings and to obtain all necessary permits, consents, approvals, orders and authorizations of or any exemptions by, all third parties and governmental bodies necessary to consummate the transactions contemplated by this Agreement. Each party will keep the other party apprised of the status of any inquiries made of such party by the Department of Justice, the SEC, or any other governmental agency or authority or members of their respective staffs with respect to this Agreement or the transactions contemplated herein.

     8.10  Public Announcements.

     The parties have agreed upon the form and substance of a joint press release announcing the execution and delivery of this Agreement and the terms of the Merger. Other than such joint press release and the other publicly documents contemplated to be filed pursuant to this Agreement, the parties shall make no public announcement concerning this Agreement, their discussions or any other memoranda, letters or agreements between the parties relating to the Merger; provided, however, that the Company shall be permitted to make such disclosure regarding this Agreement and the Merger as shall be reasonably necessary in connection with the solicitation of its shareholders and the consent of necessary third parties to the proposed transaction; and, provided, further, that the parties, after reasonable prior consultation with the other, may make disclosure if required under applicable law or by the rules of the Nasdaq National Market.

     8.11  Tax-Free Reorganization.

     Neither IDT nor the Company shall take any action, or refrain from taking any action, that could reasonably be expected to prevent the Merger from constituting a reorganization within the meaning of Section 368 of the Code.

                                   ARTICLE 9

                    CONDITIONS TO CONSUMMATION OF THE MERGER

     9.1  Conditions to Each Party's Obligation to Effect the Merger.

     The respective obligations of each party to consummate the Merger and to take the other actions required to be taken by it at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived to the extent permitted by applicable law by both the Company and IDT, in whole or in part):

          (a) Any waiting period applicable to the consummation of the Merger under the HSR Act shall have expired or been terminated.

          (b) The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall be effective at the Effective Time, no stop order suspending effectiveness of the Registration Statement shall have been issued, and no action, suit, proceeding or investigation by the SEC to suspend the effectiveness thereof shall have been initiated and be continuing.

          (c) All necessary approvals under federal and state securities laws and other authorizations relating to the issuance or trading of the IDT Common Stock to be issued to Company shareholders in connection with the Merger shall have been received.

          (d) The shares of IDT Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq National Market.

          (e) This Agreement and the Merger shall have been approved and adopted by the favorable vote of a majority of the shares of the outstanding capital stock of the Company entitled to vote thereon at a shareholders meeting at which a quorum is present in accordance with Legal Requirements.

          (f) No preliminary or permanent injunction or other order by any federal, state or foreign court of competent jurisdiction which prohibits the consummation of the Merger shall have been issued and remain in effect. No statute, rule, regulation, executive order, stay, decree, or judgment shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority which prohibits or restricts the consummation of the Merger. Other than the filing of the Agreement of Merger with the Secretary of State of California, all authorizations, consents, orders or approvals of, or declarations or filings with, and all expirations of waiting periods imposed by, any Governmental Body which are necessary for the consummation of the Merger, other than those the failure to obtain which would not materially adversely affect the consummation of the Merger or in the aggregate have a material adverse effect on the Surviving Corporation and its subsidiaries, taken as a whole, shall have been filed, occurred or been obtained (all such permits, approvals, filings and consents and the lapse of all such waiting periods being referred to as the "Requisite Regulatory Approvals") and all such Requisite Regulatory Approvals shall be in full force and effect.

          (g) There shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, by any federal or state Governmental Body which, in connection with the grant of a Requisite Regulatory Approval, imposes any condition or restriction upon the Surviving Corporation or its subsidiaries (or, in the case of any disposition of assets required in connection with such Requisite Regulatory Approval, upon IDT or its subsidiaries or the Company or its subsidiaries), including, without limitation, requirements relating to the disposition of assets, which in any such case would so materially adversely impact the economic or business benefits of the Transactions as to render inadvisable the consummation of the Merger.

     9.2 Additional Conditions to IDT's and Merger Sub's Obligation to Consummate the Merger.

     IDT's and Merger Sub's obligations to consummate the Merger and to take the other actions required to be taken by IDT and Merger Sub at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by IDT, in whole or in part):

          (a) All of the representations and warranties made by the Company and each of the Company Affiliates in this Agreement and the other Transactional Agreements (considered collectively) shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the Closing Time (without giving effect to any Disclosure Schedule Update) (except for those representations and warranties that address matters only as of a particular date, which shall remain true as of such particular date, and other than any such inaccuracies resulting from actions taken at the written request of or with the written consent of IDT and such inaccuracies that result from or arise out of changes that occur during the Pre-Closing Period that do not have a Material Adverse Effect on the Company).

          (b) The Company or the Company Affiliates, as the case may be, shall have executed and delivered each of the agreements, instruments and documents required to be executed and delivered, and performed all actions required by the Company or any of the Company Affiliates, as the case may be, except as IDT has otherwise consented in writing.

          (c) Each of the other covenants and obligations that the Company is required to comply with or to perform pursuant to this Agreement or any other Transactional Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          (d) Each of the Consents identified or required to have been identified in Section 4.22 of the Disclosure Schedule shall have been obtained and shall be in full force and effect, other than those Consents the absence of which shall not have a material adverse effect on the Company.

          (e) There shall not have been any change in the Company's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement that would have a Material Adverse Effect on the Company.

          (f) In addition to the documents required to be received under this
     Section 9.2, IDT shall also have received the following documents:

             (i) the opinion letter from Venture Law Group, counsel to the Company, dated the Closing Date, in the form attached as Exhibit E-1;

             (ii) a certificate (the "Company Closing Certificate"), dated the Closing Date, duly executed by the Company, certifying that (A) the conditions set forth in Section 9.2(a) have been satisfied, (B) each of the covenants and obligations that the Company is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 9.2 has been satisfied in all respects;

             (iii) duly executed Company Affiliate Agreements from each Company Affiliate;

             (iv) copies of resolutions of the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions, and copies of resolutions of the meeting of shareholders of the Company, certified by a Secretary, Assistant Secretary or other appropriate officer of the Company, authorizing the execution, delivery and performance of the Transactional Agreements and the Transactions;

             (v) good standing certificates for the State of California and for the United Kingdom and Australia;

             (vi) the updated capitalization information for the Company required by Section 4.3(a), certified as true and correct by an executive officer of the Company;

             (vii) a letter from Ernst & Young LLP, independent auditors for the Company, dated within two (2) business days prior to the Effective Time (which may contain customary qualifications and assumptions), to the effect that Ernst & Young LLP concurs with the Company's management conclusion that no conditions exist related to the Company that would preclude IDT from accounting for the Merger as a pooling of interests; and the letter is to be in a form reasonably satisfactory to IDT and customary in scope and substance for letters delivered by independent public accountants in connection with pooling transactions such as the Merger;

             (viii) a letter from PricewaterhouseCoopers LLP, independent auditors for IDT, dated the Closing Date (which may contain customary qualifications and assumptions and which may be based in part on the letter referred to above from Ernst & Young LLP to the Company) to the effect that PricewaterhouseCoopers LLP concurs with IDT's management conclusions that as of that date, no conditions exist that would preclude IDT from accounting for the Merger as a pooling of interests;

             (ix) the audit opinion of Ernst & Young LLP, independent auditors for the Company, on the Financial Statements, which shall have been delivered to IDT by no later than November 30, 1998, and which audit opinion shall be issued with respect to the Financial Statements delivered by the Company to IDT on the date of this Agreement, as such Financial Statements may be modified after the date of this Agreement with the consent of IDT; and

             (x) a letter from Ernst & Young LLP, independent auditors for the Company, stating that Ernst & Young LLP, in conducting its audit on the Financial Statements, is not aware of any material weaknesses with respect to the Company in connection with the Financial Statements.

          (g) Since the date of this Agreement, there shall not have been commenced or threatened in writing against IDT, or against any Person affiliated with IDT, any Proceeding (i) involving any challenge to, or seeking Damages or other relief in connection with, any of the Transactions, (ii) that may have the effect of preventing, delaying, making illegal or otherwise interfering with any of the Transactions or any of the Transactional Agreements, or (iii) that could reasonably be expected to have a Material Adverse Effect on IDT or the Company.

          (h) No Person shall have made or threatened in writing any material claim asserting that such Person (i) may be the holder or the beneficial owner of, or may have the right to acquire or to obtain beneficial ownership of, any capital stock or other securities of the Company, or (ii) may be entitled to all or any portion of the consideration to be issued in connection with the Merger pursuant to Section 3.1.

          (i) Neither the consummation nor the performance of any of the Transactions or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of, or cause IDT or any Person affiliated with IDT to suffer any material adverse consequence under (i) any applicable Legal Requirement or Order or (ii) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

          (j) Each Person (other than IDT and Merger Sub) shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

          (k) IDT shall have received an opinion of Fenwick & West LLP in the form of Exhibit F hereto, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of IDT, Merger Sub and the Company will be a party to the reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Fenwick & West LLP shall be entitled to rely upon representations of officers of IDT and the Company substantially in the form of Exhibits G and H hereto and in the Transactional Agreements.

          (l) The holders of no more than ten percent (10%) of the outstanding shares of Company Common Stock shall have demanded and not lost or withdrawn, or shall be eligible to demand, dissenters' rights.

          (m) Each of the Company's employees and consultants shall have entered into a Proprietary Information and Inventions Agreement substantially in the form of Exhibit C hereto or such other form as shall have been provided to and approved by IDT.

          (n) The Company shall have received consents from the following parties to the Merger including any assignment by operation of law or otherwise of the following contracts: (i) Kanematsu USA Inc., Equipment Finance Agreement (Limited) dated March 28, 1996; and (ii) Siemens Credit Corporation, Master Equipment Lease Agreement dated March 5, 1998.

          (o) The Acknowledgment and Agreement by and between Soft Mixed Signal Corporation and the Company dated October 26, 1998 shall continue to have full force and effect, shall not have been withdrawn or modified in any way and no other agreement or understanding shall have been entered into between the parties without IDT's consent.

          (p) Each of the Persons identified in Section 4.22(h) of the Disclosure Schedule shall have certified and agreed in writing that his or her rights and benefits set forth therein are accurate in all respects and are the sole remedies available to him or her as a result of the change in control of the Company or any of its subsidiaries or otherwise resulting from the Transactions, including any rights or benefits to be received by a Person upon his or her termination of employment.

          (q) The Company shall have terminated the 1993 Purchase Plan and all "options" outstanding thereunder as of the Effective Time.

          (r) SPEL shall have certified and agreed in writing that the Company's representations and warranties set forth in Sections 4.6(h) and 4.10(k) are accurate in all respects.

          (s) The registration requirements with respect to the shares of Company Common Stock issued pursuant to the Company's May 28, 1997 private placement shall have been terminated as of the Effective Time.

     9.3 Additional Conditions to the Company's Obligation to Consummate the Merger.

     The Company's obligation to consummate the Merger and to take the other actions required to be taken by the Company at the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by the Company, in whole or in part):

          (a) All of the representations and warranties made by IDT and Merger Sub in this Agreement (considered collectively) shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the Closing Time (except for those representations and warranties that address matters only as of a particular date, which shall remain true as of such particular date, and other than any inaccuracies that result from or arise out of changes that occur during the Pre-Closing Period that do not have a Material Adverse Effect on IDT).

          (b) The Company shall have received a certificate (the "IDT Closing Certificate"), dated the Closing Date, duly executed by IDT, certifying that (A) each of the representations and warranties made by IDT and the Merger Sub in this Agreement and in the other Transactional Agreements was accurate in all material respects as of the date of the applicable Agreement and is accurate in all material respects as of the Closing Date as if made on the Closing Date, (B) each of the covenants and obligations that IDT or the Merger Sub is required to have complied with or performed pursuant to this Agreement or any of the other Transactional Agreements at or prior to the Closing has been duly complied with and performed in all material respects, and (C) each of the conditions set forth in Section 9.3 has been satisfied in all respects.

          (c) Each of the covenants and obligations that either IDT or Merger Sub is required to comply with or to perform pursuant to this Agreement at or prior to the Closing shall have been duly complied with and performed in all material respects.

          (d) Subject to the terms and conditions of this Agreement, IDT and Merger Sub shall have executed and delivered prior to or on the Closing Date all Transactional Agreements to which it is to be a party.

          (e) Neither the consummation nor the performance of any of the Transactions or any of the Transactional Agreements will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of (a) any applicable Legal

     Requirement or Order or (b) any Legal Requirement or Order that has been proposed by or before any Governmental Body.

          (f) There shall not have been any change in IDT's business, condition, assets, liabilities, operations or financial performance since the date of this Agreement that would have a Material Adverse Effect on IDT; provided, however, that a decrease in the trading price of IDT Common Stock shall not of itself be considered to have a Material Adverse Effect on IDT.

          (g) The Company shall have received an opinion of Venture Law Group, in substantially the form of Exhibit I hereto, on the basis of certain facts, representations and assumptions set forth in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368 of the Code and that each of IDT, Merger Sub and the Company will be a party to the reorganization within the meaning of
     Section 368(b) of the Code. In rendering such opinion, Venture Law Group shall be entitled to rely upon representations of officers of IDT and the Company substantially in the form of Exhibits G and H hereto and in the Transactional Agreements.

          (h) The Company shall have received the opinion letter from Fenwick & West LLP, counsel to IDT, dated the Closing Date, in the form attached as Exhibit E-2;

                                   ARTICLE 10

                                  TERMINATION

     10.1  Termination.

     This Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval by the shareholders of the Company:

          (a) by mutual written consent of IDT and the Company;

          (b) by IDT if (i) there is a material Breach of any covenant or obligation of the Company set forth in this Agreement or any of the other Transactional Agreements, or (ii) IDT reasonably determines that the timely satisfaction of any condition set forth in Section 9.1 or 9.2 has become impossible or impractical (other than as a result of any failure on the part of IDT to comply with or perform its covenants and obligations under this Agreement or any of the other Transactional Agreements); provided, however, that, if such Breach or failure of condition shall be curable by the Company through the exercise of commercially reasonable efforts, then IDT may not terminate this Agreement under this subsection (b) for a period of at least 10 business days after notice from the Company or IDT of such Breach or failure of condition, provided that during such 10-business day period, the Company continues to exercise such commercially reasonable efforts to cure such Breach;

          (c) by the Company if (i) there is a material Breach of any covenant or obligation of IDT or Merger Sub set forth in this Agreement or any of the other Transactional Agreements, or (ii) the Company reasonably determines that the timely satisfaction of any condition set forth in
     Section 9.1 or 9.3 has become impossible or impractical (other than as a result of any failure on the part of the Company to comply with or perform any covenant or obligation set forth in this Agreement or any of the other Transactional Agreements); provided, however, that, if such Breach or failure of condition shall be curable by IDT or Merger Sub through the exercise of commercially reasonable efforts, then the Company may not terminate this Agreement under this subsection (c) for a period of at least 10 business days after notice from the Company or IDT of such Breach or failure of condition, provided that during such 10-business day period, IDT or Merger Sub, as the case may be, continues to exercise such commercially reasonable efforts to cure such Breach;

          (d) by IDT if the Closing has not taken place on or before May 31, 1999 (other than as a result of any failure on the part of IDT or Merger Sub to comply with or perform its covenants and obligations under this Agreement or in any other Transactional Agreement);

          (e) by the Company if the Closing has not taken place on or before May 31, 1999 (other than as a result of the failure on the part of the Company to comply with or perform its covenants or obligations set forth in this Agreement or in any other Transactional Agreement);

          (f) by either IDT or the Company if any Governmental Body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or any other action shall have become final and non-appealable; provided, however, that the party seeking to terminate this Agreement pursuant to this clause (f) shall have used all reasonable efforts to remove such order, decree or ruling;

          (g) by the Company or IDT, upon written notice to the other party, if any approval of the shareholders of the Company required for the consummation of the Merger submitted for approval shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of shareholders or at any adjournment thereof;

          (h) by IDT, if at any time prior to the approval of the Merger by the shareholders of the Company, the Board of Directors of the Company accepts, publicly endorses, recommends or executes a letter of intent or similar document with respect to a Superior Proposal or resolves to do any of the foregoing;

     (i) by IDT, if any of the following shall occur:

             (i) The Company shall have failed to include in the Proxy Statement and Prospectus the unanimous recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger, or the Board of Directors of the Company shall have amended or modified in a manner adverse to IDT such Board of Directors' unanimous recommendation in favor of the Merger or approval or adoption of this Agreement;

             (ii) the Board of Directors of the Company shall have approved, publicly endorsed, recommended or executed a letter of intent or similar document with respect to any Acquisition Proposal other than the Merger;

             (iii) a tender or exchange offer relating to securities of the Company shall have been commenced and the Company shall not have sent to its security holders, within ten (10) business days after the commencement of such tender or exchange offer, a statement that the Company recommends rejection of such tender or exchange offer; or

             (iv) an Acquisition Proposal (other than a tender or exchange offer relating to the securities of the Company) is publicly announced, and, upon IDT's request, the Company fails to issue a press release announcing its opposition to such Acquisition Proposal within five (5) business days after such request; or

          (j) by either IDT or the Company, in the event of a tender or an exchange offer relating to the securities of the Company which is accepted by more than fifty percent (50%) of the outstanding shares of the Company Common Stock.

     10.2  Termination Procedures.

     If IDT wishes to terminate this Agreement pursuant to Section 10.1, IDT shall deliver to the Company a written notice stating that IDT is terminating this Agreement and setting forth a brief description of the basis on which IDT is terminating this Agreement. If the Company wishes to terminate this Agreement pursuant to Section 10.1, the Company shall deliver to IDT a written notice stating that the Company is terminating this Agreement and setting forth a brief description of the basis on which the Company is terminating this Agreement.

     10.3  Effect of Termination.

     If this Agreement is terminated pursuant to Section 10.1, all further obligations of the parties under this Agreement shall terminate; provided, however, that:

          (a) the parties shall, in all events, remain bound by and continue to be subject to the applicable provisions set forth in Sections 8.8 and 8.10 and Article 11;

          (b) if this Agreement is terminated by IDT or the Company pursuant to
     Section 10.1(j), or by IDT pursuant to Section 10.1(b)(i), (h) or (i), then the Company shall pay to IDT, in cash, a non-refundable fee in the amount of $1,500,000 (the "Termination Fee"). If this Agreement is terminated by IDT or the Company pursuant to Section 10.1(g), and on the date of the Company Shareholders' Meeting the Meeting Date Stock Price shall have been greater than or equal to $4.00 per share (as appropriately adjusted for any reclassification, stock split (including a reverse stock split), stock dividend or distribution, recapitalization, subdivision or other similar transaction), then the Company shall pay to IDT, in cash, a non-refundable fee in the amount of $500,000 (the "Expense Reimbursement"). In the case of termination of this Agreement by the Company pursuant to Section 10.1(g) or
     (j), the Termination Fee or Expense Reimbursement, as applicable, shall be paid by the Company prior to or contemporaneous with notice of such termination being provided to IDT and as a condition to the Company's right to terminate under such provisions, and in the case of termination of this Agreement by IDT pursuant to Section 10.1(b)(i), (g), (h), (i) or (j), the Termination Fee or Expense Reimbursement, as applicable, shall be paid by the Company within three (3) business days after such notice of such termination;

          (c) the parties shall, in all events, remain bound by the terms and provisions of the Nondisclosure Agreement;

          (d) there shall be no liability under this Agreement on the part of IDT, Merger Sub or the Company or any of their respective officers and directors, and all rights and obligations of any party hereto shall cease (other than pursuant to Section 10.3(b)); provided, however, that, except as contemplated by Section 10.4 below, nothing herein shall relieve any party from liability for the willful breach of any of its representations, warranties, covenants or agreements set forth in this Agreement;

          (e) notwithstanding the above, both IDT and the Company shall be entitled to announce the termination of this Agreement; and

          (f) in the event the Company is not obligated to pay the Termination Fee, IDT shall reimburse the Company for one-half of the expenses the Company has incurred through the date of termination pursuant to Section 6.2(y).

     10.4  Exclusivity of Termination Rights.

     The termination rights and obligations provided in this Article 10 shall be deemed to be exclusive. Consistent with the foregoing, the payment of any Termination Fee or the Expense Reimbursement under Section 10.3(b) above by the Company shall constitute the sole and exclusive remedy of IDT for termination of this Agreement in the circumstances contemplated by such Section 10.3(b), and, upon receipt of such Termination Fee or Expense Reimbursement, IDT shall have no further recourse in law or equity against the Company as a result of this Agreement or any breach hereof.

                                   ARTICLE 11

                            MISCELLANEOUS PROVISIONS

     11.1  Further Assurances.

     Each party hereto shall execute and cause to be delivered to each other party hereto such instruments and other documents, and shall take such other actions, as such other party may reasonably request (prior to, at or after the Closing) for the purpose of carrying out or evidencing any of the Transactions.

     11.2  Fees and Expenses.

     (a) Subject to the provisions of Article 3, the Company shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of the Company.

     (b) Subject to the provisions of Article 3, IDT shall bear and pay all fees, costs and expenses that have been incurred or that are in the future incurred by or on behalf of IDT.

     11.3  Attorneys' Fees.

     If any legal action or other legal proceeding relating to this Agreement, or the other Transactional Agreements in connection herewith, or the enforcement of any provision of such items is brought against any party hereto, each party shall bear its own attorneys' fees, costs and disbursements.

     11.4  Notices.

     Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by telecopier during business hours) to the address or telecopier number set forth beneath the name of such party below (or to such other address or telecopier number as such party shall have specified in a written notice given to the other parties hereto):

     if to the Company:

        Quality Semiconductor, Inc.
        851 Martin Avenue
        Santa Clara, CA 95050
        Attention: Paul Gupta
        Facsimile: (408) 450-4909
     with a copy to:

        Venture Law Group
        2800 Sand Hill Road
        Menlo Park, CA 94025
        Attention: Steven J. Tonsfeldt, Esq.
        Facsimile: (650) 233-8386

     if to IDT or Merger Sub:

        INTEGRATED DEVICE TECHNOLOGY, Inc.
        2975 Stender Way
        Santa Clara, CA 95054
        Attention: Jack Menache, Esq.
        Facsimile: (408) 492-8454
        Attention: Brian Boisseree
        Facsimile: (408) 654-6742

     with a copy to:

        Fenwick & West LLP
        Two Palo Alto Square
        Palo Alto, CA 94306
        Attention: Dennis R. DeBroeck, Esq.
        Facsimile: (650) 494-1417

     11.5  Time of the Essence.

     Time is of the essence in the performance of each of the terms hereof with respect to the obligations and rights of each party hereto.

     11.6  Headings.

     The headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     11.7  Counterparts.

     This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     11.8  Governing Law; Venue.

     (a) This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of California (without giving effect to principles of conflicts of laws).

     (b) Any legal action or other legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement may be brought or otherwise commenced in any state or federal court located in Santa Clara County, California. Each party to this Agreement:

          (i) expressly and irrevocably consents and submits to the jurisdiction of each state and federal court located in Santa Clara County, California (including each appellate court located in the State of California) in connection with any such legal proceeding;

          (ii) agrees that each state and federal court located in Santa Clara County, California shall be deemed to be a convenient forum; and

          (iii) agrees not to assert (by way of motion, as a defense or otherwise), in any such legal proceeding commenced in any state or federal court located in Santa Clara County, California, any claim that such party is not subject personally to the jurisdiction of such court, that such legal proceeding has been brought in an inconvenient forum, that the venue of such proceeding is improper or that this Agreement or the subject matter of this Agreement may not be enforced in or by such court.

     (c) The parties agree that if any Proceeding is commenced against the Company, IDT or Merger Sub or any of their respective Representatives by any Person in or before any court or other tribunal anywhere in the world, then such party may proceed against the applicable party in such court or tribunal with respect to any indemnification claim or other claim arising directly or indirectly from or relating directly or indirectly to such Proceeding or any matters alleged therein or any of the circumstances giving rise thereto.

     (d) Nothing contained in Section 11.8(b) or (c) shall be deemed to limit or otherwise affect the right of any party hereto to commence any legal proceeding or otherwise proceed against any other party hereto in any other forum or jurisdiction.

     (e) Each of the parties irrevocably waives the right to a jury trial in connection with any legal proceeding relating to this Agreement or the enforcement of any provision of this Agreement.

     11.9  Successors and Assigns.

     This Agreement shall be binding upon the parties and their respective successors and assigns. This Agreement shall inure to the benefit of the Company, Merger Sub, IDT, and the respective successors and assigns (if any) of the foregoing.

     11.10  Remedies Cumulative; Specific Performance.

     Except as otherwise provided herein, and not in limitation of any remedies available under applicable law, the rights and remedies of the parties hereto shall be cumulative (and not alternative). Each of the parties agrees that:

          (a) in the event of any Breach or threatened Breach by a party of any covenant, obligation or other provision set forth in this Agreement, the other party or parties shall be entitled (in addition to any other remedy that may be available to it under the Agreement) to (i) a decree or order of specific performance or mandamus to enforce the observance and performance of such covenant, obligation or other provision, and (ii) an injunction restraining such Breach or threatened Breach; and

          (b) neither IDT, on the one hand, nor the Company, on the other, shall be required to provide any bond or other security in connection with any such decree, order or injunction or in connection with any related action or Proceeding.

     11.11  Waiver.

     (a) No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise or waiver of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

     (b) No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     11.12  Amendments.

     This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of IDT and the Company.

     11.13  Severability.

     In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law. The parties agree to replace such invalid, unlawful, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business or other purpose of the unenforceable provision.

     11.14  Parties in Interest.

     Except as otherwise expressly stated, none of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns (if any).

     11.15  Entire Agreement.

     The Transactional Agreements (including Schedules and Exhibits thereto), together with the Non-Disclosure Agreement, set forth the entire understanding of the parties relating to the subject matter thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter thereof.

     11.16  No Survival.

     The representations and warranties contained herein shall terminate and be of no further force and effect from and after the Closing. Notwithstanding anything herein to the contrary, the agreements contained in Article 2, Article 3, Sections 8.8, and 8.9(a) and Article 11 shall survive the Effective Time.

     11.17  Investigation.

     The respective representations and warranties of the parties hereto contained herein or in the certificates or other reports delivered prior to the Closing shall not be deemed waived or otherwise affected by any investigation made by any party hereto.

     11.18  Construction.

     (a) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

     (b) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

     (c) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (d) Except as otherwise indicated, all references in this Agreement to "Sections," "Exhibits" and "Schedules" are intended to refer to Sections of this Agreement and Exhibits and Schedules to this Agreement.

     IN WITNESS WHEREOF, each of IDT, Merger Sub and the Company has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                          INTEGRATED DEVICE TECHNOLOGY, INC.


                                          By:      /s/ JERRY G. TAYLOR

                                             -----------------------------------

                                              Name: Jerry G. Taylor


                                              Title: Executive Vice President


                                          PENGUIN ACQUISITION, INC.


                                          By:       /s/ B.C BOISSEREE

                                             -----------------------------------

                                              Name: B.C Boisseree


                                              Title: President


                                          QUALITY SEMICONDUCTOR, INC.


                                          By:       /s/ R. PAUL GUPTA

                                             -----------------------------------

                                              Name: R. Paul Gupta


                                              Title: President and Chief
                                              Executive Officer

                               INDEX OF EXHIBITS

EXHIBITS:
---------
   A.        Certain Definitions

                                   EXHIBIT A

                              CERTAIN DEFINITIONS

     For purposes of the Agreement (including this Exhibit A):

     ACCOUNTING COMFORT LETTER. "Accounting Comfort Letter" shall have the meaning specified in Section 6.8 of the Agreement.

     ACQUISITION PROPOSAL. "Acquisition Proposal" shall have the meaning specified in Section 6.5(a) of the Agreement.

     AGREEMENT. "Agreement" shall mean the Agreement and Plan of Merger to which this Exhibit A is attached (including the Disclosure Schedule and all Exhibits), as it may be amended from time to time.

     AGREEMENT OF MERGER. "Agreement of Merger" shall have the meaning specified in Section 1.2 of the Agreement.

     BEST EFFORTS. "Best Efforts" shall mean the efforts that a prudent Person desiring to achieve a particular result would use in order to ensure that such result is achieved as expeditiously as possible. An obligation to use "Best Efforts" under this Agreement does not require the Person subject to that obligation to take actions that would result in a materially adverse change in the benefits to such Person under the agreement or arrangement in question or under this Agreement, the other Transactional Agreements and the Transactions.

     BREACH. There shall be deemed to be a "Breach" of a representation, warranty, covenant, obligation or other provision if there is or has been any inaccuracy in or breach of, or any failure to comply with or perform, such representation, warranty, covenant, obligation or other provision, and the term "Breach" shall be deemed to refer to any such inaccuracy, breach, failure, claim or circumstance.

     CERTIFICATE. "Certificate" shall have the meaning specified in Section 3.1(a) of the Agreement.

     CGCL. "CGCL" shall have the meaning specified in Section 1.1 of the Agreement.

     CLOSING. "Closing" shall have the meaning specified in Section 3.7 of the Agreement.

     CLOSING DATE. "Closing Date" shall have the meaning specified in Section
3.7 of the Agreement.

     COBRA. "COBRA" shall have the meaning specified in Section 4.15(f) of the Agreement.

     CODE. "Code" shall have the meaning specified in the Recitals of the Agreement.

     COMPANY. The "Company" shall have the meaning specified in the first paragraph of the Agreement and shall include, unless the context clearly indicates otherwise, all subsidiaries of the Company.

     COMPANY AFFILIATE. "Company Affiliate" shall have the meaning specified in
Section 6.9(a) of the Agreement.

     COMPANY AFFILIATE AGREEMENT. "Company Affiliate Agreement" shall have the meaning specified in Section 6.9(a) of the Agreement.

     COMPANY AUDITORS. "Company Auditors" shall have the meaning specified in
Section 6.10 of the Agreement.

     COMPANY BENEFIT ARRANGEMENTS. "Company Benefit Arrangements" shall have the meaning specified in Section 4.15(d) of the Agreement.

     COMPANY CLOSING CERTIFICATE. "Company Closing Certificate" shall have the meaning specified in Section 9.2 of the Agreement.

     COMPANY COMMON STOCK. "Company Common Stock" shall have the meaning specified in Section 3.1(a) of the Agreement.

     COMPANY CONTRACT. "Company Contract" shall mean any Contract:

          (a) to which the Company is a party;

          (b) by which the Company or any of its assets is or may become bound or under which the Company has, or may become subject to, any obligation; or

          (c) under which the Company has or may acquire any right or interest.

     COMPANY OPTIONS. "Company Options" shall have the meaning specified in
Section 4.3 of the Agreement.

     COMPANY SEC FILINGS. "Company SEC Filings" shall have the meaning specified in Section 4.4(a) of the Agreement.

     COMPANY SHAREHOLDERS' MEETING. "Company Shareholders' Meeting" shall have the meaning specified in Section 8.2 of the Agreement.

     CONSENT. "Consent" shall mean any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

     CONTRACT. "Contract" shall mean, with respect to any Person, any written, oral, implied or other agreement, contract, understanding, arrangement, instrument, note, guaranty, indemnity, representation, warranty, deed, assignment, power of attorney, certificate, purchase order, work order, insurance policy, benefit plan, commitment, covenant, assurance, obligation, promise or undertaking of any nature to which such Person is a party or by which its properties or assets maybe bound or affected or under which it or its business, properties or assets receive benefits.

     DAMAGES. "Damages" shall mean the amount of any loss, damage, injury, Liability, claim, fee (including any legal fee, expert fee, accounting fee or advisory fee), demand, settlement, judgment, award, fine, penalty, Tax, charge or cost (including any cost of investigation).

     DISCLOSURE SCHEDULE. "Disclosure Schedule" shall have the meaning specified in Section 4 of the Agreement.

     DISCLOSURE SCHEDULE UPDATE. "Disclosure Schedule Update" shall have the meaning specified in Section 6.4(b) of the Agreement.

     DISSENTING SHARES. "Dissenting Shares" shall have the meaning specified in
Section 3.9 of the Agreement.

     EFFECTIVE TIME. "Effective Time" shall have the meaning specified in
Section 1.2 of the Agreement.

     ENCUMBRANCE. "Encumbrance" shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance, equity, trust, equitable interest, claim, preference, right of possession, lease, tenancy, license, encroachment, covenant, infringement, interference, Order, proxy, option, right of first refusal, preemptive right, community property interest, legend, defect, impediment, exception, reservation, limitation, impairment, imperfection of title, condition or restriction of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

     ENTITY. "Entity" shall mean any corporation (including any non profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, cooperative, foundation, society, political party, union, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

     ENVIRONMENTAL LAW. "Environmental Law" shall mean any federal, state, local or foreign Legal Requirement relating to pollution or protection of human health or the environment.

     ERISA. "ERISA" shall mean the Employee Retirement Income Security Act of 1974.

     ERISA AFFILIATE. "ERISA Affiliate" shall mean any Person that is, was or would be treated as a single employer with the Company under Section 414 of the Code.

     EXCHANGE ACT. "Exchange Act" means the Securities Exchange Act of 1934, as amended.

     EXCHANGE AGENT. "Exchange Agent" shall have the meaning specified in
Section 3.3(a) of the Agreement.

     EXCHANGE RATIO. "Exchange Ratio" shall have the meaning specified in
Section 3.1 of the Agreement.

     EXPENSE REIMBURSEMENT. "Expense Reimbursement" shall have the meaning specified in Section 10.3 of the Agreement.

     FINANCIAL STATEMENTS. "Financial Statements" shall have the meaning specified in Section 4.4 of the Agreement.

     GAAP. "GAAP" shall mean Generally Accepted Accounting Principles, applied on a basis consistent with the basis on which the Financial Statements were prepared.

     GOVERNMENTAL AUTHORIZATION. "Governmental Authorization" shall mean any:

          (a) permit, license, certificate, franchise, concession, approval, consent, ratification, permission, clearance, confirmation, endorsement, waiver, certification, designation, rating, registration, qualification or authorization that is issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement; or

          (b) right under any Contract with any Governmental Body.

     GOVERNMENTAL BODY. "Governmental Body" shall mean any:

          (a) nation, principality, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature;

          (b) federal, state, local, municipal, foreign or other government;

          (c) governmental or quasi-governmental authority of any nature (including any governmental division, subdivision, department, agency, bureau, branch, office, commission, council, board, instrumentality, officer, official, representative, organization, unit, body or Entity and any court or other tribunal);

          (d) multinational organization or body; or

          (e) individual, Entity or body exercising, or entitled to exercise, any executive, legislative, judicial, administrative, regulatory, police, military or taxing authority or power of any nature.

     HAZARDOUS MATERIAL. "Hazardous Material" shall mean any substance, chemical, waste or other material which is listed, defined or otherwise identified as hazardous, toxic or dangerous under any applicable law; as well as any petroleum, petroleum product or by-product, crude oil, natural gas, natural gas liquids, liquefied natural gas, or synthetic gas useable for fuel, and "source," "special nuclear," and "by-product" material as defined in the Atomic Energy Act of 1954, 42 U.S.C. sec.sec. 2011 et seq.

     HSR ACT. "HSR Act" shall mean the Hart-Scott-Rodino Anti-Trust Improvements Act of 1976, as amended.

     IDT. "IDT" shall have the meaning specified in the first paragraph of the Agreement.

     IDT AFFILIATE AGREEMENT. "IDT Affiliate Agreement" shall have the meaning specified in Section 7.7 of the Agreement.

     IDT CLOSING CERTIFICATE. "IDT Closing Certificate" shall have the meaning specified in Section 9.3 of the Agreement.

     IDT COMMON STOCK. "IDT Common Stock" shall have the meaning specified in
Section 3.1 of the Agreement.

     IDT LIAISON. "IDT Liaison" shall have the meaning specified in Section 6.1(c) of the Agreement.

     IDT SEC FILINGS. "IDT SEC Filings" shall have the meaning specified in
Section 5.5 of the Agreement.

     INTERIM FINANCIAL STATEMENTS. "Interim Financial Statements" shall have the meaning specified in Section 6.16 of the Agreement.

     INTERIM REVIEW. "Interim Review" shall have the meaning specified in
Section 6.16 of the Agreement.

     KNOWLEDGE. An individual shall be deemed to have "Knowledge" of a particular fact or other matter if:

          (a) such individual is actually aware of such fact or other matter; or

          (b) a prudent individual could be expected to discover or otherwise become aware of such fact or other matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or other matter.

     A corporation shall be deemed to have "Knowledge" of a particular fact or matter only if a director or officer of such corporation has or had Knowledge of such fact or matter.

     LEGAL REQUIREMENT. "Legal Requirement" shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronounce-ment, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Body, and, where applicable, shall include any rule or requirement of the Nasdaq National Market.

     LIABILITY. "Liability" shall mean any debt, obligation, duty or liability of any nature including any unknown, undisclosed, unmatured, unaccrued, unasserted, contingent, indirect, conditional, implied, vicarious, derivative, joint, several or secondary liability, regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with generally accepted accounting principles and regardless of whether such debt, obligation, duty or liability is immediately due and payable.

     MATERIAL ADVERSE EFFECT. "Material Adverse Effect" shall mean, for purposes of this Agreement, any change, event or effect that is materially adverse to the business, condition, assets, liabilities, operations, financial performance or results of a party to this Agreement and its subsidiaries, taken as a whole; provided, however, that: (i) any occurrences directly attributable to conditions affecting the economy in general or such party's industry in general and not specifically relating to such party or its subsidiaries shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to such party (unless such conditions adversely affect the party in a materially disproportionate manner); (ii) the delay or cancellation of orders for the party's products from customers or distributors (or other resellers) directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to the party; (iii) a decrease in a party's sales revenue as compared to prior periods or as compared to management's financial forecasts for the period following the execution of this Agreement directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to the party; (iv) the loss of one or more of a party's or its subsidiaries' employees (including sales representatives) directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to the party; and (v) the lack of or delay in availability of components or raw materials from the party's or its subsidiaries' suppliers directly attributable to the announcement of this Agreement or the pendency of the Merger shall not be taken into account in determining whether there has been or would be a "Material Adverse Effect" with respect to the party.

     MEETING DATE STOCK PRICE. "Meeting Date Stock Price" shall mean the average per share closing sales price of IDT Common Stock on the Nasdaq National Market for the five (5) consecutive trading days ending on, and including, the trading day immediately prior to the date of the Company Shareholders' Meeting.

     MERGER. "Merger" shall have the meaning specified in Section 1.1 of the Agreement.

     MERGER SUB. "Merger Sub" shall have the meaning specified in the first paragraph of the Agreement.

     NONDISCLOSURE AGREEMENT. "Nondisclosure Agreement" shall have the meaning specified in Section 6.5(c) of the Agreement.

     ORDER. "Order" shall mean any:

          (a) order, judgment, injunction, edict, decree, ruling, pronouncement, determination, decision, opinion, verdict, sentence, subpoena, writ or award that is issued, made, entered, rendered or otherwise put into effect by or under the authority of any court, administrative agency or other Governmental Body or any arbitrator or arbitration panel; or

          (b) Contract with any Governmental Body that is entered into in connection with any Proceeding.

     ORDINARY COURSE OF BUSINESS. An action taken by or on behalf of the Company shall not be deemed to have been taken in the "Ordinary Course of Business" unless:

          (a) such action is recurring in nature, consistent with the Company's past practices and taken in the ordinary course of the Company's normal day to day operations;

          (b) such action is taken in accordance with such party's customary business practices;

          (c) such action is not required to be authorized by the Company's shareholders, the Company's board of directors or any committee of the Company's board of directors and does not require any other separate or special authorization of any nature; and

          (d) such action is similar in nature and magnitude to actions customarily taken, without any special or separate authorization, in the ordinary course of the normal day to day operations of other Entities that are employed in businesses similar to Company's business.

     PERSON. "Person" shall mean any individual, Entity or Governmental Body.

     PRE-CLOSING PERIOD. "Pre-Closing Period" shall mean the period commencing as of the date of the Agreement and ending on the Closing Date.

     PREMISES. "Premises" shall have the meaning specified in Section 4.6(d) of the Agreement.

     PROCEEDING. "Proceeding" shall mean any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding and any informal proceeding), prosecution, contest, hearing, inquiry, inquest, audit, examination or investigation, commenced, brought, conducted or heard by or before, or otherwise has involved, any Governmental Body or any arbitrator or arbitration panel.

     PROPRIETARY ASSET. "Proprietary Asset" shall mean any patent, patent application, trademark (whether registered or unregistered and whether or not relating to a published work), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know how, franchise, system, computer software, invention, design, blueprint, proprietary product, technology, proprietary right or other intellectual property right.

     PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT. "Proprietary Information and Inventions Agreement" shall mean an agreement substantially in the form of Exhibit C to the Agreement.

     PROXY STATEMENT AND PROSPECTUS. "Proxy Statement and Prospectus" shall have the meaning specified in Section 8.1(a) of the Agreement.

     REGISTRATION STATEMENT. "Registration Statement" shall have the meaning specified in Section 8.1 of the Agreement.

     RELATED PARTY. Each of the following shall be deemed to be a "Related
Party":

          (a) each individual who is, or who has at any time been, an officer of the Company;

          (b) each member of the family of each of the individuals referred to in clause "(a)" above;

          (c) any Entity (other than the Company) in which any one of the Persons referred to in clauses "(a)" or "(b)" above holds (or in which more than one of such individuals collectively hold), beneficially or otherwise, a material voting, proprietary or equity interest.

     REPRESENTATIVES. "Representatives" of a specified party shall mean officers, directors, employees, attorneys, accountants, advisors, investment bankers and representatives of such party, including, without limitation, in the case of Company, all subsidiaries of Company and all such Persons with respect to such subsidiaries. The Related Parties shall be deemed to be "Representatives" of Company.

     REQUISITE REGULATORY APPROVALS. "Requisite Regulatory Approvals" shall have the meaning specified in Section 9.1 of the Agreement.

     RIGHTS. "Rights" shall have the meaning specified in Section 3.1 of the Agreement.

     RIGHTS AGREEMENT. "Rights Agreement" shall have the meaning specified in
Section 3.1 of the Agreement.

     SEC. "SEC" shall have mean the United States Securities and Exchange Commission.

     SECURITIES ACT. "Securities Act" shall mean the Securities Act of 1933, as amended.

     SHAREHOLDER. "Shareholder" shall mean a holder of shares of the Company's capital stock.

     SPEL. "SPEL" shall have the meaning specified in Section 4.6 of the Agreement.

     SPEL AGREEMENT. "SPEL Agreement" shall have the meaning specified in
Section 4.10 of the Agreement.

     SUPERIOR PROPOSAL. "Superior Proposal" shall have the meaning specified in
Section 6.5(b) of the Agreement.

     SURVIVING CORPORATION. "Surviving Corporation" shall have the meaning specified in Section 1.1 of the Agreement.

     TAKEOVER STATUTE. "Takeover Statute" shall mean any fair price, moratorium, control share acquisition or other similar anti-takeover statute.

     TAX. "Tax" shall mean any tax (including any income tax, franchise tax, capital gains tax, estimated tax, gross receipts tax, value added tax, surtax, excise tax, ad valorem tax, transfer tax, stamp tax, sales tax, use tax, property tax, business tax, occupation tax, inventory tax, occupancy tax, withholding tax or payroll tax), levy, assessment, tariff, impost, imposition, toll, duty (including any customs duty), deficiency or fee, and any related charge or amount (including any fine, penalty or interest), (a) imposed, assessed or collected by or under the authority of any Governmental Body, or (b) payable pursuant to any tax sharing agreement or similar Contract.

     TAX RETURN. "Tax Return" shall mean any return (including any information return), report, statement, declaration, estimate, schedule, notice, notification, form, election, certificate or other document or information that is, has been or may in the future be filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

     TRANSACTIONAL AGREEMENTS. 'Transactional Agreements" shall mean:

          (a) the Agreement;

          (b) the Company Affiliate Agreements and the IDT Affiliate Agreements; and

          (c) the Agreement of Merger.

     TRANSACTIONS. "Transactions" shall mean (a) the execution and delivery of the respective Transactional Agreements, and (b) all of the transactions contemplated by the respective Transactional Agreements, including, without limitation, the Merger, and the performance by Company, IDT, and the other parties to the Transactional Agreements of their respective obligations under the Transactional Agreements.

     UNAUDITED BALANCE SHEET. "Unaudited Balance Sheet" shall have the meaning specified in Section 4.4 of the Agreement.

                                   APPENDIX B

                                November 1, 1998

The Board of Directors
Quality Semiconductor, Inc.
851 Martin Avenue
Santa Clara, CA 95050

Members of the Board:

     We understand that Integrated Device Technology, Inc. ("IDT"), Quality Semiconductor, Inc. ("QSI") and a wholly-owned subsidiary of IDT ("Acquisition Sub"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") whereby Acquisition Sub will be merged with and into QSI and QSI will become a wholly-owned subsidiary of IDT (the "Merger"). The terms of the Merger will be set forth more fully in the Merger Agreement.

     Pursuant to the proposed Merger Agreement, we understand that at the Effective Time (as defined in the Merger Agreement), each share of common stock, $0.001 par value per share, of QSI ("QSI Common Stock") will be converted into the right to receive 0.6875 fully paid and nonassessable shares (the "Exchange Ratio") of common stock, $0.001 par value per share, of IDT ("IDT Common Stock").

     You have asked us to advise you as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of QSI Common Stock. Needham & Company, Inc., as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of securities, private placements and other purposes. We have acted as financial advisor to QSI in connection with the Merger and will receive a fee for our services, none of which is contingent on the consummation of the Merger. In addition, QSI has agreed to indemnify us for certain liabilities arising from our role as financial advisor and out of the rendering of this opinion.

     For purposes of this opinion we have, among other things: (i) reviewed a draft of the Merger Agreement dated October 29, 1998 (and a letter from IDT to QSI dated October 30, 1998 proposing the Exchange Ratio); (ii) reviewed certain publicly available information concerning QSI and IDT and certain other relevant financial and operating data of QSI and IDT made available from the internal records of QSI and IDT; (iii) reviewed the historical stock prices and trading volumes of QSI Common Stock and IDT Common Stock; (iv) held discussions with members of senior management of QSI and IDT concerning their current and future business prospects; (v) reviewed certain financial forecasts and projections prepared by the respective management's of QSI and IDT; (vi) compared certain publicly available financial data of companies whose securities are traded in the public markets and that we deemed relevant to similar data for QSI; (vii) reviewed the financial terms of certain other business combinations that we deemed generally relevant; and (viii) performed and/or considered such other studies, analyses, inquiries and investigations as we deemed appropriate.

     In connection with our review and in arriving at our opinion, we have assumed and relied on the accuracy and completeness of all of the financial and other information publicly available or furnished to or otherwise reviewed by or discussed with us for purposes of rendering this opinion and have neither attempted to verify independently nor assumed; responsibility for verifying any of such information. In addition, we have assumed, with your consent, that (i) the Merger will be accounted for under the pooling-of-interests method of accounting, (ii) the Merger will constitute a tax-free reorganization, and (iii) the terms set forth in the executed Merger Agreement will not differ materially from the proposed terms provided to us in the draft Merger Agreement dated October 29,

1998 (and the aforementioned October 30, 1998 letter proposing the Exchange Ratio). With respect to QSI's and IDT's financial forecasts provided to us by their respective managements, we have assumed for purposes of our opinion that such forecasts have been reasonably prepared on bases reflecting the best currently available estimates and judgments of such managements, at the time of preparation, of the future operating and financial performance of QSI and IDT. We express no opinion with respect to such forecasts or the assumptions on which they were based. We have not assumed any responsibility for or made or obtained any in dependent evaluation, appraisal or physical inspection of the assets or liabilities of QSI and IDT. Further, our opinion is based on economic, monetary and market conditions as they exist and can be evaluated as of the date hereof. Our opinion as expressed herein is limited to the fairness, from a financial point of view, to the holders of QSI Common Stock of the Exchange Ratio and does not address QSI's underlying business decision to engage in the Merger. Our opinion does not constitute a recommendation to any shareholder of QSI as to how such shareholder should vote on the proposed Merger.

     We are not expressing any opinion as to what the value of IDT Common Stock will be when issued to the shareholders of QSI pursuant to the Merger or the prices at which IDT Common Stock will actually trade at any time.

     In the ordinary course of our business, we may actively trade the equity securities of QSI and IDT for our own account or for the accounts of customers and, accordingly, may at any time hold a long or short position in such securities.

     This letter and the opinion expressed herein are provided at the request and for the information of the Board of Directors of QSI and may not be quoted or referred to or used for any purpose without our prior written consent, except that this letter may be disclosed in connection with any registration statement or proxy statement used in connection with the Merger so long as this letter is quoted in full in such registration statement or proxy statement.

     Based upon and subject to the foregoing, it is our opinion that as of the date hereof the Exchange Ratio is fair to the holders of QSI Common Stock from a financial point of view.

                                          Very truly yours,


                                          /s/ Needham & Company, Inc.


                                          NEEDHAM & COMPANY, INC.

                                   APPENDIX C

                       CALIFORNIA GENERAL CORPORATION LAW
                         CHAPTER 13 DISSENTERS' RIGHTS

SEC. 1300 RIGHT TO REQUIRE PURCHASE -- "DISSENTING SHARES" AND "DISSENTING SHAREHOLDER" DEFINED

     a. If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision
(e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation is a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day before the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed action, but adjusted for any stock split, reverse stock split, or share dividend which becomes effective thereafter.

     b. As used in this chapter, "dissenting shares" means shares which come within all of the following descriptions:

          (1) Which were not immediately prior to the reorganization or short-form merger either (A) listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of
     Section 25100 or (B) listed on the list of OTC margin stocks issued by the Board of Governors of the Federal Reserve System, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any class of shares described in subparagraph (A) or (B) if demands for payment are filed with respect to 5 percent or more of the outstanding shares of that class.

          (2) Which were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in subparagraph (A) or
     (B) of paragraph (1) (without regard to the provisos in that paragraph), were voted against the reorganization, or which were held of record on the effective date of a short-form merger; provided, however, that subparagraph
     (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

          (3) Which the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

          (4) Which the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

     a. As used in this chapter, "dissenting shareholder" means the record holder of dissenting shares and includes a transferee of record.

SEC. 1301  DEMAND FOR PURCHASE

     a. If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and
(4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, such corporation shall mail to each such shareholder a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of such approval, accompanied by a copy of Sections 1300, 1302, 1303, 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder's right under such sections. The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

     b. Any shareholder who has a right to require the corporation to purchase the shareholder's shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase such shares shall make written demand upon the corporation for the purchase of such shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in clause (i) or (ii) of paragraph (1) of subdivision (b) of Section 1300 (without regard to the provisos in that paragraph), not later than the date of the shareholders' meeting to vote upon the reorganization, or (2) in any other case within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder.

     c. The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what such shareholder claims to be the fair market value of those shares as of the day before the announcement of the proposed reorganization or short-form merger. The statement of fair market value constitutes an offer by the shareholder to sell the shares at such price.

SEC. 1302  ENDORSEMENT OF SHARES

     Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder's certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

SEC. 1303  AGREED PRICE -- TIME FOR PAYMENT

     a. If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

     b. Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

SEC. 1304  DISSENTER'S ACTION TO ENFORCE PAYMENT

     a. If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (i) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

     b. Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

     c. On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

SEC. 1305  APPRAISER'S REPORT -- PAYMENT -- COSTS

     a. If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

     b. If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

     c. Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

     d. Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

     e. The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys' fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

SEC. 1306  DISSENTING SHAREHOLDER'S STATUS AS CREDITOR

     To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

SEC. 1307  DIVIDENDS PAID AS CREDIT AGAINST PAYMENT

     Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

SEC. 1308  CONTINUING RIGHTS AND PRIVILEGES OF DISSENTING SHAREHOLDERS

     Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

SEC. 1309  TERMINATION OF DISSENTING SHAREHOLDER STATUS

     a. Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

     b. The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys' fees.

     c. The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

     d. The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (i) of
Section 1110 was mailed to the shareholder.

     e. The dissenting shareholder, with the consent of the corporation, withdraws the shareholder's demand for purchase of the dissenting shares.

SEC. 1310  SUSPENSION OF PROCEEDINGS FOR PAYMENT PENDING LITIGATION

     If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

SEC. 1311  EXEMPT SHARES

     This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

SEC. 1312  ATTACKING VALIDITY OF REORGANIZATION OR MERGER

     a. No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

     b. If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder's shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder's shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days' prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

     c. If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the organization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.